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As Filed with the Securities and Exchange Commission on June 26, 2002.

Registration No. 333-87540

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAWAIIAN HOLDINGS, INC.
(Exact name of registrant as specified in its Charter)

DELAWARE	4512	71-0879698
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350
Honolulu, Hawaii 96819
(808) 835-3700
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Lyn F. Anzai, Esq.
Secretary
Hawaiian Holdings, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, Hawaii 96819
(808) 835-3700
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Judith R. Thoyer, Esq.	David J. Reber, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison	Goodsill Anderson Quinn & Stifel LLP
1285 Avenue of the Americas	1099 Alakea Street, Suite 1800
New York, NY 10019-6064	Honolulu, HI 96813
(212) 373-3000	(808) 547-5600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[Hawaiian Logo]

PROXY STATEMENT/PROSPECTUS
REORGANIZATION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholder:

        On behalf of the board of directors, we are pleased to invite you to the 2002 annual meeting of shareholders of Hawaiian Airlines, Inc. The meeting will be held on August 23, 2002 at 10:00 a.m., Hawaii standard time, in the Regency Room at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue, Honolulu, Hawaii. Parking in the adjoining Sheraton Waikiki facility will be validated.

        At the annual meeting, in addition to electing 11 directors, you will be asked to consider and vote on a proposal to reorganize our company into a holding company structure under which our present company will become a subsidiary of a new Delaware corporation named Hawaiian Holdings, Inc. and you will become a shareholder of this new Delaware holding company. We refer to this proposal in the proxy statement/prospectus as the "reorganization proposal." You will also be asked to approve a proposal to grant our management the discretionary authority to adjourn the annual meeting in accordance with our amended by-laws to a later date so that additional proxies in favor of the reorganization proposal may be solicited. We refer to this proposal in the proxy statement/prospectus as the "adjournment proposal."

        Upon completion of the reorganization, our present company will remain a Hawaii corporation, and our current business, operations and management will remain the same. Implementing the holding company structure, however, will provide us with strategic, operational and financing flexibility, and incorporating the new holding company in Delaware will allow us to take advantage of the flexibility, predictability and responsiveness that Delaware corporate law provides.

        The reorganization proposal involves the merger of Hawaiian Airlines, Inc., a Hawaii corporation, which we refer to in this proxy statement/prospectus as "Hawaiian," with another Hawaii corporation and a wholly owned subsidiary of Hawaiian Holdings, Inc., a Delaware corporation, which we refer to in this proxy statement/prospectus as "Hawaiian Holdings." In the reorganization, your existing shares of Hawaiian stock will be converted automatically into shares of Hawaiian Holdings stock. You will own the same number of shares of Hawaiian Holdings common stock as you now own of Hawaiian common stock, and your shares will represent the same ownership percentage of Hawaiian Holdings as you have of Hawaiian. In addition, the reorganization will generally be tax-free for Hawaiian shareholders. As a shareholder of a public Delaware corporation, however, you will have different rights than as a shareholder of a Hawaii corporation. These differences are summarized in this proxy statement/prospectus.

        We expect the shares of Hawaiian Holdings common stock to trade under the ticker symbol "HA" on the American Stock Exchange (AMEX) and the Pacific Exchange (PSE). Shares of Hawaiian common stock are currently traded under the "HA" symbol on these exchanges. On •, 2002, the closing price per Hawaiian share was $•. On May 2, 2002, the last trading day before the announcement of the reorganization proposal, the closing price per Hawaiian share was $3.15.

        In order to implement the reorganization proposal, we need shareholders to adopt and approve the related merger agreement. Our board of directors has carefully considered the reorganization proposal and the related transactions described in this proxy statement/prospectus and believes that they are advisable, fair to and in the best interest of our shareholders, and recommends that you vote FOR the reorganization proposal. Whether or not you plan to attend your annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us (if you are a record holder) or the appropriate financial institution (if you hold your shares through a broker or other institution) or by voting by telephone.

        If you need special assistance at the annual meeting because of a disability, please contact Ms. Audrey Yuh, Investor Relations, Hawaiian Airlines, Inc., P.O. Box 30008, Honolulu, Hawaii 96820.

        Your board of directors and management look forward to greeting those of you who are able to attend the annual meeting. For additional information about Hawaiian, please see the enclosed 2001 annual report. The accompanying notice of meeting and proxy statement/prospectus provide specific information about the annual meeting and explain the reorganization proposal and the election of our directors. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 8 before voting on the reorganization proposal.

        Thank you for your continued support and interest in Hawaiian.

[John W. Adams' signature]

John W. Adams Chairman of the Board of Directors, Chief Executive Officer and President

        Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated July     , 2002 and is being first mailed to Hawaiian shareholders on or about July     , 2002.

HAWAIIAN AIRLINES, INC.
3375 Koapaka Street, Suite G-350
Honolulu, Hawaii 96819

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on August 23, 2002

To the Shareholders of Hawaiian Airlines, Inc.:

        On August 23, 2002, Hawaiian Airlines, Inc. will hold the annual meeting of its shareholders at 10:00 a.m., Hawaii standard time, in the Regency Room at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue, Honolulu, Hawaii. Parking in the adjoining Sheraton Waikiki facility will be validated.

        We fixed the close of business on July 9, 2002 as the record date for shareholders entitled to vote at the annual meeting or any adjournment of the meeting. In order to be admitted to the meeting, shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership on the record date.

        At the annual meeting, we will do the following:

  1.
  Elect 11 directors;

  2.
  Consider and vote upon a proposal, which we refer to as the "reorganization proposal," to approve the Agreement and Plan of Merger, dated as of May 2, 2002, by and among Hawaiian Holdings, Inc., HA Sub Inc. and Hawaiian Airlines, Inc., which agreement is included in the accompanying proxy statement/prospectus as Annex I;

  3.
  Consider and vote upon a proposal, which we refer to as the "adjournment proposal," to grant our management the discretionary authority to adjourn the annual meeting in accordance with our amended by-laws to a later date so that additional proxies in favor of the reorganization proposal may be solicited; and

  4.
  Conduct any other business which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

        The election of the 11 director nominees requires a plurality of the votes cast by the holders of shares of our common and special preferred stock entitled to vote in the election at the meeting, voting as a single voting group.

        The approval of the reorganization proposal requires the affirmative vote of:

  •
  75% of the outstanding shares of our common and special preferred stock, voting as a single voting group; and

  •
  a majority of the outstanding shares of our special preferred stock represented at the meeting, voting as a separate voting group.

        The approval of the adjournment proposal requires the affirmative vote by the holders of a majority of the shares of our common and special preferred stock entitled to vote at the meeting and present in person or by proxy, voting as a single voting group.

        Airline Investors Partnership, L.P., our controlling shareholder (which we refer to as "AIP"), owned approximately [          ]% of the outstanding shares of our common and special preferred stock and a majority of the outstanding shares of our special preferred stock on the record date. AIP has informed us that it intends to vote its shares in favor of the 11 director nominees, the reorganization proposal and the adjournment proposal. Therefore, the election of the 11 director nominees and the approval of the adjournment proposal are ensured. The voting of all of AIP's shares of special preferred stock in favor of the reorganization proposal will assure the necessary vote for the approval of the separate voting group comprised of the holders of special preferred stock. The voting of AIP's shares of common stock in favor of the reorganization proposal is insufficient to ensure that the 75% voting requirement will be satisfied.

        It is important that you vote your shares on the reorganization proposal. If you do not return the proxy or vote at the meeting, the effect will be the same as a vote against the reorganization proposal. Whether or not you plan on attending the annual meeting, please read carefully the proxy statement/prospectus appearing on the following pages and then complete, sign and date the proxy card and return it in the enclosed prepaid envelope or follow the instructions contained on the proxy card for voting by telephone.

        Shareholders as of the record date are entitled to assert dissenters' rights under Part XIV of Chapter 414 of the Hawaii Revised Statutes with respect to the reorganization proposal. A copy of Part XIV is attached as Appendix XI to the accompanying proxy statement/prospectus. A summary of the dissenters' rights of shareholders, and of the procedural steps that must be strictly followed by shareholders wishing to perfect and pursue their dissenters' rights, is set forth in the proxy statement/prospectus under "Proposal Two: The Reorganization—Rights of Dissenting Shareholders."

                      By Order of the Board of Directors,

                      [Lyn Flanigan Anzai's signature]

                      Lyn Flanigan Anzai
                       Vice President, General Counsel
                          and Corporate Secretary

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Hawaiian from the annual report to shareholders for the year ended December 31, 2001 and the quarterly report on Form 10-Q for the quarter ended March 31, 2002 that are being delivered with this proxy statement/prospectus and other documents that are not included in or being delivered with this proxy statement/prospectus. The incorporated information that is not included in or being delivered with this proxy statement/prospectus is available to you without charge upon your written or oral request. You can obtain any document that is incorporated by reference in this proxy statement/prospectus, excluding all exhibits that have not been specifically incorporated by reference, by requesting it in writing or by telephone from us at the following address or telephone number:

Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G-350
Attn: Corporate Secretary
Honolulu, Hawaii 96819-1869
Telephone: (808) 835-3700

        If you would like to request any documents, please do so by August 15, 2002 in order to receive them before the annual meeting. See "Where You Can Find More Information."

        In addition, if you have any questions about the reorganization proposal, you may contact:

Mellon Investor Services LLC
44 Wall Street, 7th Floor
New York, New York 10005
Telephone: (917) 320-6283
    (9 a.m. to 6 p.m. E.S.T.)
Toll free: (800) 549-9249
    (9 a.m. to 7 p.m. E.S.T.)

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the reorganization proposal. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

        This proxy statement/prospectus is dated July     , 2002. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Hawaiian Holdings common stock in the reorganization shall imply information is accurate as of any other date.

(i)

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
SUMMARY OF THE REORGANIZATION PROPOSAL	6
The Principal Parties	6
What You Will Receive in the Reorganization	6
Conditions to Completion of the Reorganization	6
Regulatory Requirements	7
Termination of the Merger Agreement	7
Related Transactions	7
Markets and Market Prices	7
Certain Financial Information	7
RISK FACTORS	8
We may not obtain the expected benefits of our reorganization into a holding company structure.	8
As a holding company, Hawaiian Holdings will be totally dependent on dividends from its operating subsidiaries to pay dividends and other obligations.	8
As with Hawaiian, anti-takeover provisions in Hawaiian Holdings' restated certificate of incorporation and amended by-laws and in the existing stockholders agreement to which Hawaiian Holdings and AIP LLC will become parties may delay or prevent a third party acquisition of Hawaiian Holdings, which could decrease the value of its common stock.	8
As a shareholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Hawaii corporation.	9
Because AIP LLC will initially control a majority of the outstanding Hawaiian Holdings stock and six of the 11 Hawaiian Holdings board seats as AIP did with Hawaiian, the significance of the voting rights of the minority shareholders in Hawaiian Holdings will be limited in a manner similar to Hawaiian.	10
As with Hawaiian, shares eligible for future sale could impact the price of Hawaiian Holdings common stock.	10
The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.	11
The exercise of dissenters' rights in respect of a significant number of shares of Hawaiian stock would increase the cash requirements of the reorganization and could harm our financial condition.	11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
ANNUAL MEETING OF HAWAIIAN SHAREHOLDERS	13
PROPOSAL ONE: ELECTION OF DIRECTORS	17
PROPOSAL TWO: THE REORGANIZATION	20
Reasons for the Reorganization; Recommendation of our Board	20
Reorganization Procedure	22
What Hawaiian Shareholders Will Receive in the Reorganization	23
Hawaiian Stock Options and Other Rights to Receive Hawaiian Stock	23
Exchange of Stock Certificates	23
Conditions to Reorganization	23
Effectiveness of Reorganization	24
Termination of Merger Agreement	24
Amendment of Merger Agreement	24
Related Transactions	24

Material U.S. Federal Income Tax Consequences	25
Anticipated Accounting Treatment	26
Regulatory Requirements	26
Listings of Hawaiian Holdings Common Stock on the American Stock Exchange and the Pacific Exchange; De-listing and De-registration of Hawaiian Common Stock	26
Restrictions on the Sale of Hawaiian Holdings Shares	27
Rights of Dissenting Shareholders	27
DESCRIPTION OF HAWAIIAN HOLDINGS CAPITAL STOCK	31
DESCRIPTION OF HAWAIIAN CAPITAL STOCK	39
COMPARATIVE RIGHTS OF HOLDERS OF HAWAIIAN HOLDINGS CAPITAL STOCK AND HAWAIIAN CAPITAL STOCK	47
INFORMATION ABOUT HAWAIIAN	64
MANAGEMENT, EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACTIONS	66
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80
LEGAL OPINIONS	83
EXPERTS	83
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS	83
DEADLINE FOR SUBMITTING FUTURE SHAREHOLDER PROPOSALS	83
WHERE YOU CAN FIND MORE INFORMATION	83
ANNEX I: AGREEMENT AND PLAN OF MERGER	I-1
ANNEX II: FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HAWAIIAN HOLDINGS, INC.	II-1
ANNEX III: FORM OF AMENDED BY-LAWS OF HAWAIIAN HOLDINGS, INC.	III-1
ANNEX IV: DISSENTERS' RIGHTS SECTIONS UNDER THE HAWAII BUSINESS CORPORATION ACT	IV-1

QUESTIONS AND ANSWERS

        In this proxy statement/prospectus, the terms "we," "us" or "our" refer to Hawaiian Holdings, Inc., the new Delaware corporation, and Hawaiian Airlines, Inc., the current Hawaii corporation (which will become a subsidiary of Hawaiian Holdings, Inc. upon completion of the proposed reorganization), when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term "Hawaiian Holdings" to refer to Hawaiian Holdings, Inc. and "Hawaiian" to refer to Hawaiian Airlines, Inc.

Q:
When is the annual meeting? What are the matters being considered?

A:
Our annual meeting will be held on August 23, 2002 at 10:00 a.m., Hawaii standard time, in the Regency Room at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue, Honolulu, Hawaii. At the meeting, shareholders will be asked to elect eleven directors, approve the merger agreement relating to the reorganization proposal, approve the adjournment proposal and act on any other business that may properly come before the meeting. These matters are independent of each other. We do not know of any matters other than those discussed in this proxy statement/prospectus that may come before the meeting. Our management will also report on our performance during the past year and respond to appropriate questions from shareholders.

Q:
What is the reorganization proposal?

A:
We are asking you to approve a merger agreement that would result in our reorganization into a Delaware holding company structure. Under the merger agreement, Hawaiian, a Hawaii corporation, will become a wholly-owned subsidiary of Hawaiian Holdings, Inc., a Delaware corporation, and the current shareholders of Hawaiian will become shareholders of Hawaiian Holdings with the same number and percentage of shares. The merger agreement, which sets forth the plan of merger and is the primary legal document that governs the merger, is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully.

Q:
Why are you forming a Delaware holding company?

A:
We are forming a holding company:

•
to take advantage of the benefits of Delaware corporate law;

•
to provide us with greater strategic, business and administrative flexibility, which may allow us to acquire or form other businesses, if and when appropriate and feasible, that may be owned and operated by us, but which could be separate from our airline business; and

•
to enable us, if and when appropriate, to issue debt and equity at different corporate levels.

  To review the reasons for our reorganization in greater detail, see "Proposal Two: The Reorganization—Reasons for the Reorganization; Recommendation of Our Board."

Q:
What will happen to my stock?

A:
In the reorganization, your shares of common and special preferred stock will automatically convert into the same number of shares of common stock of Hawaiian Holdings. As a result, you will become a shareholder of Hawaiian Holdings and will own the same number and percentage of shares of Hawaiian Holdings common stock that you now own of Hawaiian common and special preferred stock. We expect the Hawaiian Holdings common stock will be listed on the AMEX and the PSE under the symbol "HA."

  As part of the reorganization, Hawaiian Holdings will issue the same number of shares of its special preferred stock with substantially the same rights as the Hawaiian special preferred stock to the current holders.

Q:
How will being a Hawaiian Holdings shareholder be different from being a Hawaiian shareholder?

A:
After the reorganization, you will own the same number and percentage of shares of Hawaiian Holdings common stock that you now own of Hawaiian common and special preferred stock. However, you will own shares of a holding company that owns our airline business, instead of owning our airline business directly. In addition, as a shareholder of Hawaiian Holdings, your rights will be governed by Delaware corporate law and the charter documents of the Delaware corporation. These rights are different from, and may be more or less favorable to you depending on the circumstances than, the rights that you currently have as a shareholder of a Hawaii corporation. For more information, see "Description of Hawaiian Holdings Capital Stock," "Description of Hawaiian Capital Stock" and "Comparative Rights of Holders of Hawaiian Holdings Capital Stock and Hawaiian Capital Stock."

Q:
Will the management or the business of the company change as a result of the reorganization?

A:
No. The management and business of our company will remain the same after the reorganization.

Q:
Will I have to turn in my stock certificates?

A:
No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your Hawaiian common and special preferred stock certificates will represent the same number of shares of Hawaiian Holdings common stock.

Q:
Does formation of a holding company affect my federal income taxes?

A:
The proposed reorganization will be a tax-free transaction under federal income tax laws. We expect that you will not recognize any gain or loss for federal income tax purposes upon your receipt of Hawaiian Holdings stock in exchange for your shares of Hawaiian stock in the reorganization. The tax consequences to you will depend on your own situation. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see "Proposal Two: The Reorganization—Material U.S. Federal Income Tax Consequences."

Q:
How will the reorganization be treated for accounting purposes?

A:
For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former "pooling of interests method." Accordingly, the financial position and results of operations of Hawaiian will be included in the consolidated financial statements of Hawaiian Holdings on the same basis as currently presented.

Q:
Who are the 11 director nominees?

A
The nominating committee of our board of directors has recommended John W. Adams, Gregory S. Anderson, Todd G. Cole, Robert G. Coo, Joseph P. Hoar, Reno F. Morella, Samson Poomaihealani, Edward Z. Safady, Sharon L. Soper, Thomas J. Trzanowski and William M. Weisfield for election to our board of directors. These nominees have a broad range of relevant experience and are the current members of your board of directors. If they are elected, these directors will also serve as the initial directors of Hawaiian Holdings after the completion of the reorganization.

Q:
What is the adjournment proposal?

A:
In this proposal, we are asking you to authorize our management, if necessary, to adjourn the annual meeting, and any later adjournments, in accordance with our amended by-laws to a later date so that additional proxies in favor of the reorganization proposal may be solicited. Under our amended by-laws, the presiding officer at the annual meeting may adjourn the meeting to a later date if we have not received a sufficient number of proxies to either approve or disapprove the reorganization proposal by the time of the scheduled annual meeting. Approval of the adjournment proposal would permit the presiding officer under these circumstances to adjourn the annual meeting to a later date so that additional proxies in favor of the reorganization proposal may be solicited during the additional period. Prior to any such adjournment, we will ask our shareholders to vote upon the election of the 11 director nominees and the adjournment proposal at the annual meeting, but not the reorganization proposal. We will also allow our management to present their report on our performance in 2001 and to answer appropriate questions from our shareholders.

Q:
Who is entitled to attend and vote at the meeting?

A:
Any holder of record of Hawaiian common or special preferred stock at the close of business on July 9, 2002, the record date, is entitled to attend and vote at the meeting. On the record date, we had [                        ] shares of common stock and seven shares of special preferred stock outstanding.

  On the election of directors and the adjournment proposal, the holders of our common and special preferred stock will vote together as a single voting group.

  On the reorganization proposal, the holders of our common and special preferred stock will vote together as a single voting group. The holders of our special preferred stock will also vote as a separate voting group for the approval of the reorganization proposal.

Q:
What will constitute a quorum at the meeting?

A:
Holders of a majority of our common and special preferred stock issued, outstanding and entitled to vote on the record date must be present at the meeting, either in person or by proxy, to establish a quorum. Proxies that we receive that are marked "withhold" or "abstain" will be considered present at the meeting for purposes of establishing a quorum.

Q:
How do I vote?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, you should vote your shares by following the instructions contained in this proxy statement/prospectus and the proxy card included with it, so that your shares may be represented at the annual meeting. If you do not vote or if you abstain on the reorganization proposal, the effect will be a vote against the reorganization proposal.

  The board of directors recommends that you vote FOR the 11 director nominees identified in this proxy statement/prospectus, the reorganization proposal (including approval of the merger agreement) and the adjournment proposal.

Q:
Do I need to attend the annual meeting in person?

A:
No. It is not necessary for you to attend the meeting to vote your shares, although we invite you to attend.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
You may change your vote at any time before your shares are voted at the annual meeting. This proxy statement/prospectus contains instructions on how to change your vote. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
On the election of directors, your broker may vote your shares even if you do not provide your broker with instructions on how to vote.

  On the reorganization and adjournment proposals, however, your broker will vote your shares only if you provide your broker with instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. If you fail to instruct your broker on either of these proposals, your shares will not be voted and will have the same effect as voting against the proposal.

Q:
If I tender my shares in the current tender offer, will I be able to vote any of those shares?

A:
You will be able to vote only those shares that you own on the record date. You will continue to own shares that you tendered which we have not accepted for payment under the tender offer. Shares that we purchase in the tender offer will be considered authorized but unissued shares and therefore will not be entitled to vote at the annual meeting. We expect that the record date will be approximately two weeks after the expiration of the tender offer, which is set to be at 12:00 midnight, New York City time, on June 27, 2002, unless we decide to extend the tender offer.

Q:
What vote is required to approve each proposal?

A:
For the election of directors, the nominees who receive the most votes will be elected no matter how many votes are cast. Therefore, if you do not vote for a particular nominee, or if you withhold authority for one or all of the nominees, your vote will not count either for or against the nominee.

  For the proposal to approve the merger agreement, the required vote is:

  •
  the affirmative vote of holders of 75% of all issued and outstanding shares of our common and special preferred stock, voting together as a single voting group; and

  •
  the affirmative vote of holders of a majority of the shares of our special preferred stock represented at the meeting, voting separately.

  Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against the proposal.

  For the adjournment proposal, the required vote is the affirmative vote by the holders of a majority of the shares of our common and special preferred stock entitled to vote at the meeting and present in person or by proxy, voting as a single voting group. Therefore, if you abstain or otherwise do not vote on this proposal, it will have the effect of a vote against this proposal.

Q:
What percentage of the outstanding shares do directors and executive officers hold?

A:
On July 9, 2002, directors, executive officers and their affiliates owned:

•
[          ]% of the outstanding shares of our common stock; and

•
57.14% of our special preferred stock.

  Airline Investors Partnership, L.P., our majority shareholder (which we refer to as "AIP"), and an affiliate of John W. Adams, the chairman of our board of directors and our chief executive officer and president, has informed us that it intends to vote its [                ] shares of our common stock and the four shares of our Series B special preferred stock in favor of the 11 director nominees, the reorganization proposal and the adjournment proposal. Therefore, the election of the 11 director nominees and the approval of the adjournment proposal are ensured. In addition, the approval of the reorganization proposal by the holders of our special preferred stock, voting separately, is guaranteed. AIP's share holdings, however, are insufficient to ensure that the 75% voting requirement will be satisfied.

Q:
If the shareholders approve the reorganization, when will it occur?

A:
We would like to complete the reorganization as soon as possible after the annual meeting. In order to complete the reorganization, we must first obtain the approval of specified regulatory agencies, including the FCC. We plan to complete the reorganization immediately after obtaining shareholder approval, unless these approvals have not been obtained at that time.

Q:
Do I have dissenters' (or appraisal) rights?

A:
Yes. Holders of Hawaiian common stock have dissenters' rights under Hawaii law as a result of the reorganization if they do not vote in favor of the reorganization proposal and if they comply with other requirements of Hawaii law. You should read carefully the explanation of these rights under "Proposal Two: The Reorganization—Rights of Dissenting Shareholders.

Q:
Whom do I contact if I have questions about the annual meeting or the reorganization proposal?

A:
You may contact:

  Hawaiian Airlines, Inc.
  3375 Koapaka Street, Suite G350
  Attn: Keoni Wagner
  Honolulu, Hawaii 96819-1869
  Telephone: (808) 835-3700

  or our proxy solicitor:

  Mellon Investor Services, LLC
  44 Wall Street, 7th Floor
  New York, New York 10005
  Telephone: (917) 320-6283
      (9 a.m. to 6 p.m. E.S.T.)
  Toll free: (800) 549-9249
      (9 a.m. to 7 p.m. E.S.T.)

SUMMARY OF THE REORGANIZATION PROPOSAL

        This summary highlights key aspects of the reorganization proposal, including the merger agreement and related transactions, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the reorganization proposal, and for a more complete description of the legal terms of the merger agreement and the related transactions, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in "Where You Can Find More Information."

 The Principal Parties
(Page 64)

  Hawaiian Airlines, Inc.
  3375 Koapaka Street, Suite G350
  Honolulu, Hawaii 96819-1869
  Telephone: (808) 835-3700

        Founded in 1929 as Inter-Island Airways, Hawaiian Airlines, Inc. or Hawaiian, is the first and largest Hawaii-based airline. From Honolulu, Hawaiian provides scheduled and charter air transportation of passengers, cargo and mail among the islands of Hawaii and between Hawaii and seven Western U.S. gateway cities and two destinations in the South Pacific. The nation's 12th-largest carrier, it is also the second-largest provider of transpacific air service between the U.S. mainland and Hawaii. Hawaiian had revenue of approximately $607 million in 2000 and $612 million in 2001, had net losses of approximately $18.6 million in 2000 and net income of approximately $5.1 million in 2001 and had approximately 3,069 employees as of December 31, 2001.

  Hawaiian Holdings, Inc.
  3375 Koapaka Street, Suite G350
  Honolulu, Hawaii 96819-1869
  Telephone: (808) 835-3700

        Hawaiian Holdings, Inc. or "Hawaiian Holdings," was formed as a wholly owned subsidiary of Hawaiian in order to effect the reorganization. Prior to the reorganization, Hawaiian Holdings will have no assets or operations other than incident to its formation. After the reorganization, Hawaiian will be a wholly owned subsidiary of Hawaiian Holdings, and the shareholders of Hawaiian will be the shareholders of Hawaiian Holdings.

What You Will Receive in the Reorganization
(Page 23)

        In the reorganization, each outstanding whole share of common and special preferred stock of Hawaiian, other than shares owned by AIP, Inc., will convert automatically into one share of common stock of Hawaiian Holdings.

        In addition, each of the outstanding options to purchase shares of Hawaiian common stock, if not exercised before the completion of the reorganization, will become options to acquire, at the same exercise price, an identical number of shares of Hawaiian Holdings common stock. Each pilot employee of Hawaiian eligible to receive an allocation under the Hawaiian pilots' 401(k) plan of shares of Hawaiian common stock will become eligible to receive an allocation under the Hawaiian pilots' 401(k) plan of an identical number of shares of Hawaiian Holdings common stock. On the record date, there were outstanding options to purchase approximately [        ] million shares of Hawaiian common stock and up to 652,436 shares of Hawaiian common stock eligible to be issued to our pilot employees under the Hawaiian pilots' 401(k) plan in accordance with the 2001 pilots' stock agreement.

Conditions to Completion of the Reorganization
(Page 23)

        The completion of the reorganization depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

  •
  approval of the merger agreement by Hawaiian's shareholders;

  •
  the completion of the related transactions relating to the restructuring of AIP;

  •
  receipt by Hawaiian of a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 351 of the Internal Revenue Code;

  •
  absence of any law or order that has a material adverse effect on Hawaiian or any legal prohibition or restraint that would prevent completion of the reorganization or any pending legal proceeding that seeks one of these results;

  •
  absence of any stop order suspending the effectiveness of the registration statement relating to the shares of Hawaiian Holdings to be issued in the reorganization;

  •
  receipt of necessary regulatory approvals and licenses and third party consents; and

  •
  receipt of approval for listing on the AMEX and the PSE of the shares of Hawaiian Holdings common stock to be issued in the reorganization.

Regulatory Requirements
(Page 26)

        The completion of the reorganization is subject to obtaining regulatory reviews, licenses and approvals. We will promptly make the necessary filings with the FCC in order to obtain the required licenses and their consent before we complete the reorganization.

Termination of the Merger Agreement
(Page 24)

        We may terminate the merger agreement, even after adoption by our shareholders, if our board of directors determines to do so.

Related Transactions
(Page 24)

        In connection with the reorganization, AIP will be restructured into a newly formed entity called AIP LLC. As part of the reorganization, Hawaiian Holdings will enter into several agreements with AIP LLC to replicate Hawaiian's existing arrangements with AIP. Hawaiian Holdings and AIP LLC will enter into a registration rights agreement granting AIP LLC substantially the same rights to have its shares of Hawaiian Holdings common stock registered for resale that AIP has with its shares of Hawaiian common stock. In addition, Hawaiian Holdings and AIP LLC will become parties to the existing stockholders agreement among Hawaiian, AIP and the three labor unions with board nomination rights, obligating AIP LLC to the same governance arrangements with respect to Hawaiian Holdings as AIP has Hawaiian.

Markets and Market Prices

        Hawaiian Holdings common stock is not currently traded on any stock exchange. Hawaiian common stock is traded under the symbol "HA" on the AMEX and the PSE, and we expect Hawaiian Holdings common stock to trade on these exchanges under the same symbol. On May 2, 2002, the last trading day before the public announcement of the proposed reorganization, the closing price per share of Hawaiian common stock was $3.15. On •, 2002, the most recent trading day for which prices were available prior to the printing of this proxy statement/prospectus, the closing price per share of Hawaiian common stock was $•.

Certain Financial Information

        We have not included complete pro forma financial comparative per share information concerning Hawaiian that gives effect to the reorganization because, immediately after the completion of the reorganization, the consolidated financial statements of Hawaiian Holdings will be substantially the same as Hawaiian's financial statements immediately prior to the reorganization, and the reorganization will result in the conversion of each share of Hawaiian common and special preferred stock into the right to receive one share of Hawaiian Holdings common stock. In addition, we have not provided financial statements of Hawaiian Holdings because, prior to the reorganization, it will have no assets, liabilities or operations other than incident to its formation.

RISK FACTORS

        In considering whether to vote in favor or the reorganization proposal, you should consider all of the information we have included in this proxy statement/prospectus, including its annexes, and all of the information included in the documents we have incorporated by reference, including the 2001 annual report to shareholders and the quarterly report on Form 10-Q for the quarter ended March 31, 2002. In addition, you should pay particular attention to the risks described below.

We may not obtain the expected benefits of our reorganization into a holding company structure.

        We believe our reorganization into a holding company structure will provide us with benefits in the future. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. As a result, we will incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from Hawaiian Holdings. We or our future subsidiaries may be liable for the liabilities of one another, particularly if we do not observe corporate formalities or adequately capitalize ourselves or our future subsidiaries.

As a holding company, Hawaiian Holdings will be totally dependent on dividends from its operating subsidiaries to pay dividends and other obligations.

        After the completion of the reorganization, Hawaiian Holdings will be a holding company with no business operations of its own. Its only significant asset will be the outstanding capital stock of its subsidiaries, which will initially be Hawaiian only. As a result, it will rely on payments from Hawaiian or any subsidiaries that it may form in the future to meet its obligations. We currently expect that a significant portion of the earnings and cash flow of Hawaiian, which will become Hawaiian Holdings' wholly owned subsidiary, will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Additionally, subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to Hawaiian Holdings, which may limit the payment of cash dividends or other distributions to the holders of Hawaiian Holdings common stock. Future credit facilities and other future debt obligations of Hawaiian Holdings, as well as statutory provisions, may limit the ability of Hawaiian Holdings and its subsidiaries to pay dividends.

As with Hawaiian, anti-takeover provisions in Hawaiian Holdings' restated certificate of incorporation and amended by-laws and in the existing stockholders agreement to which Hawaiian Holdings and AIP LLC will become parties may delay or prevent a third party acquisition of Hawaiian Holdings, which could decrease the value of its common stock.

        The restated certificate of incorporation and amended by-laws of Hawaiian Holdings and the existing stockholders agreement to which Hawaiian Holdings and AIP LLC will become parties upon completion of the reorganization contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors and principal shareholder. Many of these provisions are based on similar provisions that currently are contained in Hawaiian's articles of incorporation and by-laws. These provisions will:

  •
  limit the business at special meetings to the purpose stated in the notice of the meeting;

  •
  establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at a meeting, except that the amount of advance notice required will be extended to 90 days, as opposed to 30 days;

  •
  authorize the issuance of "blank check" preferred stock, which is preferred stock with voting or other rights or preferences that could impede a takeover attempt and that the board of directors can create and issue without prior stockholder approval;

  •
  fix the number of directors on the board of directors at 11;

  •
  give AIP LLC and the three unions represented on Hawaiian's board effective control over who occupies each of the 11 board seats; and

  •
  require holders of at least two-thirds of the combined voting power of the outstanding shares of our voting stock to amend specified provisions of our restated certificate of incorporation including those that may have anti-takeover effects.

        In addition, the Transportation Act prohibits non-U.S. citizens from owning more than 25% of the voting interest of a U.S. air carrier or having control of a U.S. air carrier, and the certificate of incorporation of Hawaiian Holdings will contain provisions substantially the same as those currently in Hawaiian's articles of incorporation and by-laws that prohibit non-U.S. citizens from owning more than 25% of the voting stock. We believe that, upon completion of the reorganization, non-U.S. citizens will hold less than 1% of Hawaiian Holdings' voting stock. This foreign ownership restriction will limit the ability of a non-U.S. citizen to acquire a controlling block of Hawaiian Holdings common stock.

        The restated certificate of incorporation and amended by-laws of Hawaiian Holdings will contain additional provisions not contained in the articles of incorporation and by-laws of Hawaiian that may delay or prevent third party takeovers. These provisions will:

  •
  permit only Hawaiian Holdings' board of directors and chairman to call special meetings of shareholders; and

  •
  prohibit shareholder action by written consent, as permitted by Delaware law.

        Although we believe all of these provisions will make a higher third-party bid more likely by requiring potential acquirors to negotiate with the board of directors, these provisions will apply even if an initial offer may be considered beneficial to some shareholders.

As a shareholder of a Delaware corporation, your rights after the reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Hawaii corporation.

        After the completion of the reorganization, you will become a shareholder of a public company incorporated in the State Delaware instead of the State of Hawaii. As a result, your rights as a shareholder will be governed by Delaware corporate law as opposed to Hawaii corporate law. Because they are separate bodies of law, Delaware corporate law will be different from Hawaii corporate law. Although many of these differences will not have a significant impact on the rights of shareholders, some of these differences may be more or less favorable to shareholders. Some of the differences between Delaware and Hawaii corporate law that may be less favorable to shareholders after the completion of the reorganization include the following:

  •
  under Delaware corporate law, fewer corporate transactions give rise to dissenters' rights than under Hawaii corporate law;

  •
  as permitted by Delaware corporate law, shareholders of Hawaiian Holdings will not have the right to call a special meeting of shareholders, as opposed to Hawaii corporate law, which gives holders of 10% of the voting shares the right to call a special meeting;

  •
  as permitted by Delaware corporate law, shareholders will not have the right to act by written consent, as permitted by Hawaii corporate law; and

  •
  under Delaware corporate law, a merger, sale of all or substantially all of our assets or other extraordinary transaction requires the affirmative vote of a majority of the outstanding shares, as opposed to the required vote of 75% of Hawaiian's outstanding shares under Hawaii law.

        These differences may limit the significance of your rights as a shareholder in these contexts. For a discussion of these and other differences between Delaware and Hawaii corporate law, see

"Description of Hawaiian Holdings Capital Stock," "Description of Hawaiian Capital Stock" and Comparative Rights of Holders of Hawaiian Holdings Capital Stock and Hawaiian Capital Stock."

Because AIP LLC will initially control a majority of the outstanding Hawaiian Holdings stock and six of the 11 Hawaiian Holdings board seats as AIP did with Hawaiian, the significance of the voting rights of the minority shareholders in Hawaiian Holdings will be limited in a similar manner as in Hawaiian.

        AIP is the beneficial owner of approximately [          ]% of Hawaiian common stock and four of the seven shares of Hawaiian special preferred stock. John W. Adams, currently the chairman of Hawaiian's board of directors and the chief executive officer and president of Hawaiian, is the sole shareholder of the general partner of AIP and controls the voting of AIP's shares of Hawaiian stock. Hawaiian's amended by-laws give AIP the right to nominate six of our 11 directors until AIP ceases to own at least 35% of our common stock. In addition, through its share ownership, AIP has the power to prevent any shareholder action from being approved if it does not vote in favor of the proposed action. After the reorganization, AIP LLC will own the same number of shares of Hawaiian Holdings stock as AIP currently owns of Hawaiian stock with the same ownership percentage of Hawaiian Holdings as AIP has of Hawaiian, and Mr. Adams will be the sole managing member of AIP LLC. AIP LLC and Mr. Adams will therefore continue to have a controlling role in the outcome of all matters to be decided by our shareholders, including the election of directors and significant corporate transactions. These control rights, as well as other provisions in the organizational documents of Hawaiian Holdings, will minimize the significance of the voting rights of other holders of Hawaiian Holdings stock. See "Description of Hawaiian Holdings Capital Stock," "Description of Hawaiian Capital Stock" and "Comparative Rights of Holders of Hawaiian Holdings Capital Stock and Hawaiian Capital Stock."

As with Hawaiian, shares eligible for future sale could impact the price of Hawaiian Holdings common stock.

        The price of our common stock may be subject to significant fluctuation in the future, including as a result of the availability of shares for future sale. Substantially all of the outstanding shares of our common stock, other than shares held by our officers, directors and other affiliates, are freely tradable. Shares of our common stock held by our affiliates are subject to limitations on the number of shares that may be sold unless the sale of the shares is registered or is exempt from registration under the Securities Act.

        Under a registration rights agreement that will be entered into at the time the reorganization is completed, AIP LLC will have registration rights for the shares of Hawaiian Holdings common stock it holds that are substantially the same as the current registration rights of AIP. AIP LLC will have the right, on up to two occasions, to require us to register all or any portion of its shares under the Securities Act, at our expense. In addition, if we register any other shares of our common stock for public sale under the Securities Act at any time prior to the tenth anniversary of the reorganization, AIP LLC will have the right to include its shares in the registration.

        In addition, as of July 9, 2002, there were up to [                  ] shares of Hawaiian common stock reserved for issuance pursuant to the options granted under our 1994 Stock Option Plan, the 1996 Stock Incentive Plan and the 1996 Non-Employee Director Stock Option Plan. We were also obligated to issue, as of July 9, 2002, up to 652,436 shares of Hawaiian common stock to our pilots under Hawaiian's pilots' 401(k) plan in accordance with the Stock Allocation Agreement, dated May 2001, between Hawaiian and its pilots represented by ALPA (which we refer to as the 2001 pilots' stock agreement). As of July 9, 2002, our various 401(k) plans held an aggregate of approximately [    ]% of the outstanding shares of our common stock. Under the merger agreement, Hawaiian Holdings will assume the three existing Hawaiian stock option plans and the 2001 pilots' stock agreement. As a result, the outstanding options to acquire Hawaiian common stock will become options to acquire the same number of shares of Hawaiian Holdings common stock, and Hawaiian Holdings will issue the same number of shares of its common stock in the aggregate to the pilots under the 2001 pilots' stock agreement in each case, on substantially the same terms as currently in existence. Sales of these shares, depending on the volume, could adversely affect the trading prices of our common stock and, after the completion of the reorganization.

The proposed reorganization into a holding company structure may result in substantial direct and indirect costs whether or not completed.

        The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorneys' fees, accountants' fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Hawaiian Holdings and our subsidiaries.

The exercise of dissenters' rights in respect of a significant number of shares of Hawaiian stock would increase the cash requirements of the reorganization and could harm our financial condition.

        Under Hawaii law, shareholders of Hawaiian who oppose the reorganization may exercise dissenters' rights to require us to purchase their shares at their "fair value" if the reorganization is completed. If shareholders exercise these dissenters' rights in respect of a significant number of shares and comply with all the applicable requirements of Hawaii law, we may be required to expend a significant amount of funds to purchase these shares, which would reduce our liquidity and may harm our financial condition. Those shareholders who exercise dissenters' rights may not receive consideration until some period of time after the reorganization is completed, and they may have to incur out-of-pocket costs in connection with appraisal proceedings. See "Proposal Two: The Reorganization—Rights of Dissenting Shareholders" and Annex IV.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements with respect to the reorganization and the related transactions and our financial condition, results of operations, objectives, future performance and business, which we believe are covered by the Private Securities Litigation Reform Act of 1995. In addition, oral statements made from time to time by our representatives may also be covered by this Act. Statements in this proxy statement/prospectus and the oral statements referred to above that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include:

  •
  statements regarding the potential benefits and effects of the reorganization and related transactions;

  •
  statements regarding our objectives and expectations of our board of directors with respect to future operations;

  •
  statements regarding future economic performance;

  •
  statements relating to the assumptions underlying performance; and

  •
  statements relating to the estimated size of relevant markets.

        When used in this proxy statement/prospectus, the words "anticipates," "believes," "expects," "intends," "estimates," "plans," and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws or as set forth in the registration statement on Form S-4 that contains this proxy statement/prospectus.

        In making any of these statements, the expectations are believed to be based on reasonable assumptions. However, there are numerous risks, uncertainties and important factors, most of which are difficult to predict and are generally beyond our control that could cause actual results to differ materially from those in forward-looking statements. These include:

  •
  those discussed or identified in this proxy statement/prospectus or from time to time in our public filings with the SEC;

  •
  specific risks or uncertainties associated with our expectations with respect to:

    —the timing, completion or tax status of the reorganization;

    —strategic decisions of management;

    —the successful completion and integration of acquisitions that complement and expand our business capabilities; and

    —the availability of future sources of financing.

        Further discussion of many of these factors is presented under "Risk Factors" and in the documents we have incorporated by reference, including the 2001 annual report to shareholders and the quarterly report on Form 10-Q for the quarter ended March 31, 2002 being delivered with this proxy statement/prospectus. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot assure that any of the events anticipated by forward-looking statements will occur, or if they do, what impact they will have on our results of operations and our financial condition.

ANNUAL MEETING OF HAWAIIAN SHAREHOLDERS

        Our board of directors is soliciting proxies from the holders of our common and special preferred stock for use at the annual meeting of our shareholders and at any adjournments or postponements of the meeting. This proxy statement/prospectus, together with the form of proxy, is expected to be first mailed to holders of our common and special preferred stock on or about July     , 2002.

Date, Time and Place of the Annual Meeting

        The date, time and place of the annual meeting of our shareholders is as follows:

Date of the Meeting	August 23, 2002
Time of the Meeting	10:00 a.m., Hawaii standard time
Place of the Meeting	Regency Room at the Royal Hawaiian Hotel, 2259 Kalakaua Avenue Honolulu, Hawaii

        Attendance at the annual meeting will be limited to:

  •
  shareholders of record;

  •
  beneficial owners of our common stock entitled to vote at the meeting having evidence of ownership;

  •
  authorized representatives of absent shareholders; and

  •
  invited guests of management.

        If you own shares of our common stock in the name of a bank, brokerage firm or other holder of record, you must show proof of ownership. This may be in the form of a letter from the holder of record or a recent statement from the bank or broker showing your ownership of our common stock on the record date. Any person claiming to be an authorized representative of a shareholder must produce written evidence of the authorization.

Shareholder Votes to be Held at the Annual Meeting

        The annual meeting of our shareholders will be held to:

  1.
  Elect 11 directors;

  2.
  Consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 2, 2002, by and among Hawaiian Holdings, Inc., HA Sub Inc. and Hawaiian Airlines, Inc., which agreement is included in this proxy statement/prospectus as Annex I;

  3.
  Consider and vote upon a proposal to grant our management the discretionary authority to adjourn the annual meeting in accordance with our amended by-laws to a later date so that additional proxies in favor of the reorganization proposal may be solicited; and

  4.
  Conduct any other business which may properly come before the annual meeting or any adjournment or adjournments of the annual meeting.

        We do not expect that any matters other than the reorganization proposal and the election of 11 directors will be raised at the annual meeting. Under our amended by-laws, a shareholder may not present any proposed business at an annual meeting unless the shareholder gives written notice of the proposed business not more than 60 nor less than 30 days before the meeting, which in the case of the annual meeting scheduled for August 23, 2002, would be after June 24, 2002 but before July 24, 2002. As of the date of this proxy statement/prospectus, we have not received notice of any proposed business from any stockholder. If, however, other matters are properly raised at the meeting, giving due effect to any requirements of law or our restated articles of incorporation or amended by-laws with respect to notice, the persons named as proxies will vote in their discretion.

Record Date; Outstanding Shares

        We fixed the close of business on July 9, 2002 as the record date for the annual meeting. Only holders of record of shares of our common and special preferred stock on the record date are entitled to notice of and to vote at the annual meeting. On the record date (taking into account the shares that we purchased pursuant to our tender offer and stock repurchase program), there were [                        ] shares of our common stock outstanding and entitled to vote at the annual meeting, held by approximately [            ] shareholders of record. Additionally, there were seven shares of our special preferred stock outstanding and entitled to vote at the annual meeting, held by four shareholders of record. Of those shares of our common and special preferred stock, [                  ], or approximately [        ]%, were held by our directors and officers and their affiliates.

Vote and Quorum Requirements; Voting Commitment of AIP

        Holders of our common and special preferred stock are entitled to one vote per share. Votes cast by these holders will be counted to determine whether the reorganization proposal has been approved by the affirmative votes of:

  •
  holders of 75% of all issued and outstanding shares of our common and special preferred stock, voting together as a single voting group; and

  •
  holders of a majority of the shares of our special preferred stock represented at the meeting, voting as a separate voting group.

        The election of the director nominees requires a plurality of the votes cast by the shares of our common and special voting stock entitled to vote in the election at the meeting, voting as a single voting group.

        The approval of the adjournment proposal requires the affirmative vote by the holders of a majority of the shares of our common and special preferred stock entitled to vote at the meeting and present in person or by proxy, voting as a single voting group.

        AIP, our majority shareholder and an affiliate of John W. Adams, the chairman of our board of directors and our chief executive officer and president, has informed us that it intends to vote the shares of our common and special preferred stock beneficially owned by it in favor of the 11 director nominees, the reorganization proposal and the adjournment proposal. As of the record date, AIP beneficially owned approximately [        ]% of the issued and outstanding shares of our common stock and four of the seven shares of our special preferred stock. Therefore, the election of the 11 director nominees and the approval of the adjournment proposal are ensured. The voting of all of AIP's shares in favor of the reorganization proposal will assure the necessary vote for the approval of the separate voting group comprised of the holders of special preferred stock. The voting of AIP's shares of Hawaiian common stock in favor of the reorganization proposal, however, is insufficient to ensure that the 75% voting requirement will be satisfied.

        In the adjournment proposal, we are asking you to authorize our management, if necessary, to adjourn the annual meeting, and any later adjourned session of the annual meeting, in accordance with our amended by-laws, to a later date so that additional proxies in favor of the reorganization proposal may be solicited. Under our amended by-laws, the presiding officer at the annual meeting may, subject to applicable law, adjourn the meeting, even though a quorum is present, if the number of shares voted in favor or against the reorganization proposal by the time of the scheduled meeting is insufficient to either approve or disapprove it. Approval of the adjournment proposal would permit the presiding officer under these circumstances to adjourn the annual meeting, and any adjourned session of the annual meeting, to a later date so that the additional time could be used to solicit additional proxies in favor of the reorganization proposal, including the solicitation of proxies from shareholders that have previously voted against the reorganization proposal. Prior to any such adjournment, we will ask our shareholders to vote upon the election of the 11 director nominees and the adjournment proposal at the annual meeting, but not the reorganization proposal. We will also allow our management to present their report on our performance in 2001 and to answer appropriate questions from our shareholders.

        Under our amended by-laws, a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at the annual meeting. In addition, holders of a majority of the shares of special preferred stock, represented in person or by proxy, constitutes a quorum for purposes of the vote required of the separate voting group.

        Abstentions and broker non-votes will be considered present at the annual meeting for the purpose of all quorum calculations. However, because approval of the reorganization proposal requires approval by holders of 75% of all issued and outstanding shares of our common and special preferred stock and approval of the adjournment proposal requires the affirmative vote by the holders of a majority of the shares of our common and special preferred stock present in person or by proxy at the meeting, abstentions and broker non-votes will have the same effect as a negative vote on these proposals. Shares that we purchased pursuant to our tender offer and stock repurchase program will be neither entitled to vote at the annual meeting nor considered present at the annual meeting for the purpose of quorum calculations.

Voting Procedures

        If you hold shares in your own name as a shareholder of record on the record date, you may vote the shares so held by:

  •
  signing, dating and mailing (in the envelope provided) the enclosed proxy card, or by granting a written proxy to another person authorizing that person to attend the meeting and vote your shares;

  •
  following the instructions contained in the enclosed proxy card for voting by telephone; or

  •
  attending the annual meeting and voting in person.

        If you are the beneficial owner of shares held of record in street name, such as in a stock brokerage account or by a bank or other nominee, you have the right to instruct the holder of record how to vote your shares.

Proxies

  •
  Completed Proxies. If you sign, complete and return your proxy card or you vote by telephone by following the instructions on the proxy card and we receive the proxy card or your vote prior to or at the annual meeting, your proxy will be voted as you instructed.

  •
  Proxies Without Instructions. If you sign and return a proxy card but do not provide instructions as to your vote, your proxy will be voted FOR the reorganization proposal, the adjournment proposal and the election of the directors nominated by our board of directors or in the discretion of our board of directors on other matters that properly come before the meeting.

  •
  Broker Instructions. Under applicable stock exchange rules, brokers who hold our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the reorganization proposal or the adjournment proposal without specific instructions from those customers. If you do not instruct your broker on how to vote your shares on either of these proposals, a proxy submitted by your broker will be a non-vote as to your shares, which will have the same effect as a vote against the applicable proposal.

  •
  Revocability of Proxies. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to our corporate secretary prior to the meeting a signed notice of revocation or a later dated proxy changing your vote, or you may follow the instructions on the enclosed proxy card for revoking or changing your vote by telephone. Alternatively, you may choose to attend the annual meeting and vote in person. However, simply attending the meeting will not in itself constitute the revocation of your proxy if you do not cast a vote at that time.

  •
  Costs of Solicitation. We will pay the expense of printing and mailing this proxy statement/prospectus. Proxies will be solicited through the mail and by telephone and directly by our officers, directors and regular employees not specifically employed for this purpose, without additional compensation. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. We have engaged Mellon Investor Services LLC to represent us in connection with the solicitations of proxies and will pay Mellon a customary fee for its services and reimburse its expenses.

        Please do not send your stock certificates with your proxy card.    We will not require you to exchange your certificates of Hawaiian common or special preferred stock for Hawaiian Holdings common stock as a result of the reorganization. After the reorganization, your Hawaiian stock certificates will represent the same number of shares of Hawaiian Holdings stock. Hawaiian Holdings stock certificates will be issued upon any future transfer of your shares after the reorganization.

PROPOSAL ONE: ELECTION OF DIRECTORS

        At the annual meeting, 11 directors are to be elected with each director to serve until the next annual meeting or until his or her successor is elected and qualified. Shareholders do not have the right to cumulate their votes in the election of directors. Each director nominee has consented to being named in this proxy statement/prospectus and to serve if elected, and we have no reason to believe that any of those persons nominated will not be available to serve as a director. However, if such a situation should arise, the accompanying proxy will be voted for the election of such other person as our board of directors may recommend.

        The nominating committee of our board of directors has nominated and our board of directors has recommended the following 11 nominees for election as our directors:

        John W. Adams, Gregory S. Anderson, Todd G. Cole, Robert G. Coo, Joseph P. Hoar, Reno F. Morella, Samson Poomaihealani, Edward Z. Safady, Sharon L. Soper, Thomas J. Trzanowski and William M. Weisfield.

        The nominees have been identified as nominees in accordance with the provisions of our amended by-laws described under "Management, Executive Compensation and Certain Related Party Transactions—Directors and Executive Officers" as follows:

AIP Identified Directors:	Messrs. Anderson, Coo, Hoar, Safady, Trzanowski and Weisfield
IAM Identified Director:	Mr. Poomaihealani
AFA Identified Director:	Ms. Soper
ALPA Identified Director:	Mr. Morella
Nominated Senior Management Director:	Mr. Adams
Nominated Outside Director:	Mr. Cole

        The nominees have a wide and valuable range of judgment and experience from such diverse fields as air transportation, banking, real property development, investment banking, international strategic planning and business development and law. Certain information about the nominees follows:

        John W. Adams.    Mr. Adams has been the chairman of our board of directors and of our executive committee since February 1996. Mr. Adams assumed the additional positions of chief executive officer and president on May 17, 2002. He has been president of Smith Management LLC, a private investment firm, since 1984. In February 2002, he became a member of the board of directors of Sun Healthcare Group, Inc., a health care company, and he serves as chairman of its executive committee. He was a member of the board of directors of Harvard Industries, Inc. from October 1994 until November 1998, and was chairman of the board and chief executive officer of Harvard Industries from February 1997 until November 1998. Harvard Industries filed for protection under Chapter 11 under the Bankruptcy Code in May 1997 and emerged from Chapter 11 protection in November 1998. He served on the board of directors of Servico, Inc., a lodging ownership and management company, from April 1994 until August 1997, being chairman of the board from December 1995 until he resigned from the board. Mr. Adams was chairman of the board of directors of Regency Health Services, Inc., a health care services company, from July 1994 until October 1997. Mr. Adams is 58 years old.

        Gregory S. Anderson.    Mr. Anderson is nominated for election as a director in 2002. Since 1998, Mr. Anderson has been president and chief executive officer of Quality Care Solutions Inc. (QCSI), an Arizona corporation that is a leading provider of healthcare payer software solutions. From 1985 to 1998, Mr. Anderson was general manager of El Dorado Investment Company, Arizona's largest venture capital company. From 1993 to 1998, he was also a partner in Sundance Venture Partners, an affiliate of El Dorado. Prior to El Dorado, he was a vice president of First Interstate Bank. Mr. Anderson has served on numerous boards of both public and private companies. Currently, Mr. Anderson is a director of Sun Healthcare, Inc., Glendora Hospital, Valley Commerce Bank, a commercial bank located in Phoenix, Arizona and several civic boards. Mr. Anderson has a B.S. in Finance from Arizona State University (1979) and has been certified by the Center for Executive Development at Stanford University School of Business. Mr. Anderson is 45 years old.

        Todd G. Cole.    Mr. Cole has been a member of our board of directors since 1994. He spent 29 years in the airline industry, holding executive positions with Delta Air Lines, Inc. and with Eastern Airlines, Inc. before joining CIT Financial Corporation in 1969. At his retirement from CIT in 1986, he held the position of chairman and chief executive officer. He served as managing director of SH&E, Inc., a consulting firm specializing in aviation matters, from 1992 until 1995. He is president of Cole & Wilds Associates, Inc. and a director of Kaiser Ventures, Inc. and of several private companies. Mr. Cole is chairman of our audit committee. Mr. Cole is 81 years old.

        Robert G. Coo.    Mr. Coo has been a member of our board of directors since 1996. He has been an independent consultant since 1995. From 1998 to 1999, he was chief financial officer and secretary of Camstar Systems, a developer of manufacturing execution system (MES) software. He was vice president and chief financial officer of Pengo Industries, Inc., from 1990 until 1995, a director of Regency Health Services, Inc., from 1991 to 1997 and of First National Bank, San Diego from 1995 to 1997. Mr. Coo is married to the sister of Mr. Adams. Mr. Coo is 60 years old.

        Joseph P. Hoar.    Mr. Hoar has been a member of our board of directors since 1999, served in the Marine Corps for 37 years, retiring as a four-star general in 1994. His last active-duty assignment was Commander-in-Chief, U.S. Central Command. In 1994, he established a consulting firm, J.P. Hoar & Associates, that engages in international strategic planning and business development in the Middle East and Africa. He is a director of several nonprofit and privately owned corporations. Mr. Hoar is 67 years old.

        Reno F. Morella.    Mr. Morella has been a member of our board of directors since 1996. He has been a pilot for Hawaiian since 1978. He is currently a captain flying DC-10 and Boeing 767 aircraft. He was chairman of the Hawaiian Master Executive Council of Air Line Pilots Association, International (ALPA) from 1994 until 1998. Mr. Morella was the First Officer Category Representative for Council 102 of Air Line Pilots Association, International from 1993 until 1994. Mr. Morella is 53 years old.

        Samson Poomaihealani.    Mr. Poomaihealani has been a member of our board of directors since 1990. He has been the assistant general chairman of the Airline Machinists District 141 of the International Association of Machinists and Aerospace Workers (AFL-CIO) (IAM) since 1987. Mr. Poomaihealani is a ramp serviceman for United Airlines, Inc. Mr. Poomaihealani is 60 years old.

        Edward Z. Safady.    Mr. Safady has been a member of our board of directors since 1996. He was president and chief executive officer of Liberty National Bank in Austin, Texas from March 1988 to October 1995. He then joined Smith Management LLC as vice president, where he served until the acquisition by Smith Management of Life Savings Bank (now known as Liberty Bank, SSB) in Austin, Texas in May 1997. He is currently chairman of the board, president and chief executive officer of Liberty Bank, SSB, a privately owned bank in Austin, Texas. Mr. Safady is 44 years old.

        Sharon L. Soper.    Ms. Soper has been a member of our board of directors since 1998. She has been a flight attendant for Hawaiian since 1965. She has worked in both the interisland and international operations. Ms. Soper has been president of the Association of Flight Attendants Master Executive Council (AFA) since 1987. Ms. Soper is 56 years old.

        Thomas J. Trzanowski.    Mr. Trzanowski has been a member of our board of directors since 1998. He served as president and director of Spire Realty Group, Inc., Houston, Texas, a private property management company, since July 1989. He has also served as president and director of Pengo Realty Group, Inc., New York, New York, a private real estate holding company engaged in real estate investments, since June 1994. Mr. Trzanowski also served as treasurer of Smith Management LLC from November 1983 through December 1994 and, from September of 1996 until September of 1999 as a director of Inland Resources, Inc., in Denver, Colorado, a publicly traded oil and gas company. He currently serves as a director of Liberty Bank, SSB. Mr. Trzanowski is 63 years old.

        William M. Weisfield.    Mr. Weisfield has been a member of our board of directors since 2001. He has been a director of UTILX Corporation since January 1995, chairman of the board since January 1996 and president and chief executive officer since November 1998. He was senior vice president of Benaroya Capital Company, a privately held investment company specializing in development of Pacific Northwest real estate and other investments, from January 1994 to December 1998. Mr. Weisfield is a director of Lindal Cedar Homes, Inc., Lifespan Biosciences, Inc. and the Downtown Seattle Association. Mr. Weisfield is 60 years old.

        The board of directors unanimously recommends that shareholders vote "FOR" the slate of director nominees identified above.

PROPOSAL TWO: THE REORGANIZATION

        This section of the proxy statement/prospectus describes the reorganization proposal. Although we believe that the description in this section covers the material terms of the reorganization proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the merger agreement provided below is qualified in its entirety by reference to the merger agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the merger agreement for a more complete understanding of the reorganization proposal. Your approval of the reorganization proposal will constitute approval of the merger agreement, the reorganization, the restated certificate of incorporation of Hawaiian Holdings and the amended by-laws of Hawaiian Holdings.

Reasons for the Reorganization; Recommendation of our Board

        At the April 26, 2002 meeting of the board of directors, the Hawaiian board unanimously concluded that the reorganization is advisable, determined that the terms of the merger agreement are fair to and in the best interest of Hawaiian and its shareholders and adopted and approved the merger agreement.

        During the course of its deliberations, our board consulted with management and outside legal counsel and considered a number of positive factors, including the following:

  •
  Predictability, Flexibility and Responsiveness of Delaware Law to Corporate Needs. For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws, which are updated regularly to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major public corporations have chosen Delaware for their domicile. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues relating to public companies. Thus, a substantial body of case law has developed construing Delaware corporate law and establishing legal principles and policies regarding publicly-held Delaware corporations. We believe that, for these reasons, Delaware law will provide greater legal predictability with respect to our corporate legal matters than we have under Hawaii law. We will, however, continue to operate the airline business as a Hawaii corporation and a subsidiary of Hawaiian Holdings. Hawaiian Holdings will be the public company. We believe that Delaware law will provide greater efficiency, predictability and flexibility in our public company's legal affairs than is presently available under Hawaii law.

  •
  Attractiveness of Delaware Law to Directors and Officers. We believe that organizing our company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware, including its extensive body of case law, offers directors and officers of public companies more certainty and stability. Under Delaware law the parameters of director and officer liability are more clearly defined and better understood than under Hawaii law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, we believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. At the same time, we believe that Delaware law regarding corporate fiduciary duties provides appropriate protection for our shareholders from possible abuses by directors and officers. In addition, under Delaware law, directors' personal liability cannot be eliminated for:

  •
  any breach of the director's duty of loyalty to the corporation or its shareholders,

    •
    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    •
    unlawful payment of dividends or unlawful repurchases or redemptions of stock, or

    •
    any transactions from which the director derived an improper personal benefit.

  •
  Additional Benefits of Using a Holding Company Structure. We believe that reincorporating in Delaware is more appropriately accomplished by creating a holding company in Delaware. A direct reincorporation in Delaware without the creation of a holding company structure would have required Hawaiian to merge into a new Delaware corporation, as a result of which Hawaiian could not continue as a Hawaii corporation. In addition, the direct incorporation method had the disadvantage of requiring a substantially greater number of consents from third parties because it would have required the new Delaware corporation to assume all the rights and obligations of Hawaiian. By preserving the corporate existence of Hawaiian after the reorganization, we would avoid the potentially costly and burdensome process of obtaining these consents.

  •
  Possible Future Strategic and Business Flexibility of a Holding Company Structure. We believe the holding company structure could facilitate future expansion of our business by providing a more flexible structure for acquiring other businesses or entering into joint ventures while continuing to keep the operations and risks of the airline business separate. While we have no current plans to make any acquisitions or enter into any joint ventures, we may do so in the future. In addition, if the cash generated over time by our airline business were determined by our board to be greater than the amount necessary for the operation or capital needs of the airline, this cash could be transferred to a separate corporate entity owned by the holding company and invested as our board believes to be appropriate. The risk that the liabilities of the airline business and the businesses, if any, that may be operated in the future by separate subsidiaries would be attributed to each other may be reduced by implementing the holding company structure. In addition, this opportunity to separate businesses, if and when appropriate, could allow us to segregate the airline business from other businesses that are not subject to the same regulations applicable to airlines.

  •
  Possible Future Financing Flexibility of a Holding Company Structure. We believe that a holding company structure may be beneficial to shareholders in the future because it would permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. For example: Hawaiian Holdings, in addition to receiving dividends, as and when permitted, from Hawaiian and other future subsidiaries, if any, would be able to obtain funds through its own debt or equity financings; Hawaiian would be able to obtain funds through its own financings, which may include the issuance of debt or equity securities, and other entities within the holding company organization may obtain funds from Hawaiian Holdings, other affiliates or their own outside financings. However, we have no current plans to seek additional financing that would utilize this flexibility at this time.

        In addition to the positive factors described above, our board also considered the following potential negative factors associated with the reorganization proposal.

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  Increased Costs and Expenses Associated with Implementing the Reorganization Proposal and Administering a Holding Company Structure. The reorganization may result in substantial direct costs. These costs and expenses are expected to consist primarily of attorney's fees, accountants' fees, filing fees and financial printing expenses and will be substantially incurred prior to the vote of our shareholders. The reorganization may also result in certain indirect costs by diverting the attention of our management and employees from our business and resulting in increased administrative costs and expenses. These administrative costs and expenses will include keeping separate records and in some cases making separate regulatory filings for each of Hawaiian Holdings and our subsidiaries.

  •
  Local Reaction to Incorporating the Holding Company in Delaware. Because the reorganization proposal contemplates incorporating the public holding company outside of the State of Hawaii, our board considered whether local politicians and residents would react unfavorably to the reorganization. However, as the airline operating company would remain a Hawaii corporation under the reorganization proposal, we believe that any negative reaction in the State of Hawaii to the reorganization proposal would not be substantial.

        After careful consideration, our board of directors has unanimously determined that the terms of the merger agreement and the reorganization are advisable and in the best interest of our shareholders and has adopted the merger agreement and approved the reorganization proposal. Our board of directors unanimously recommends that our shareholders vote "FOR" adoption of the merger agreement.

Reorganization Procedure

        Hawaiian currently owns all of Hawaiian Holdings' issued and outstanding common stock, and Hawaiian Holdings currently owns all of the common stock of the two subsidiaries that it formed for purposes of completing the proposed reorganization. Following the approval of the merger agreement by the Hawaiian shareholders and the satisfaction or waiver of the other conditions specified in the merger agreement (which are described below), the following steps in the reorganization will occur.

        In connection with the reorganization, AIP is being restructured into a limited liability company called AIP LLC. John W. Adams, the chairman of our board of directors and our chief executive officer and president, will control AIP LLC just as he does AIP. As part of the AIP restructuring, Hawaiian Holdings will acquire and own, indirectly through a subsidiary, all of the shares of Hawaiian common stock that were previously held by AIP through a merger of this subsidiary and an affiliate of AIP (which we refer to as the "AIP merger"). In exchange, AIP LLC will receive the same number of shares of Hawaiian Holdings common stock that AIP owns of Hawaiian common stock.

        After the completion of the AIP restructuring, a subsidiary of Hawaiian Holdings will merge with and into Hawaiian. As a result of this merger:

  •
  Hawaiian will be the surviving corporation, and the separate corporate existence of this subsidiary will cease.

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  Each outstanding share of Hawaiian common and special preferred stock (together with the preferred stock purchase rights attached to those shares), other than shares owned by Hawaiian Holdings' subsidiary (which will remain outstanding), will automatically convert into one share of Hawaiian Holdings common stock, as described below, and the current shareholders of Hawaiian (other than AIP) will become, along with AIP LLC, the shareholders of Hawaiian Holdings.

  •
  Hawaiian Holdings will own all of Hawaiian's common stock, either directly through this merger or indirectly through the AIP restructuring, and each share of Hawaiian Holdings common stock now held by Hawaiian will be cancelled.

        In addition, in order to replicate the existing board nomination rights, Hawaiian Holdings will issue four shares of its Series A special preferred stock to AIP LLC, one share of its Series B special preferred stock to IAM, one share of its Series C special preferred stock to AFA and one share of its Series D special preferred stock to ALPA.

        The result of the reorganization will be that your current company, Hawaiian, will become a subsidiary of Hawaiian Holdings, and you will own Hawaiian Holdings common stock, instead of Hawaiian common or special preferred stock. The certificate of incorporation and by-laws of Hawaiian

Holdings will be amended and restated upon completion of this merger, and Hawaiian's restated articles of incorporation and amended by-laws will be replaced by the merged subsidiary's articles of incorporation and by-laws. A copy of the form of the Hawaiian Holdings restated certificate of incorporation is included as Annex II to this proxy statement/prospectus and a copy of the form of the Hawaiian Holdings amended by-laws is included as Annex III to this proxy statement/prospectus. For more information regarding your rights as a shareholder before and after the reorganization, see "Description of Hawaiian Holdings Capital Stock," "Description of Hawaiian Capital Stock" and "Comparative Rights of Hawaiian Holdings Capital Stock and Hawaiian Capital Stock."

        In all other respects, the company will remain the same. The current directors and officers of Hawaiian will continue as directors and officers of Hawaiian Holdings and Hawaiian. In addition, our airline business and operations will remain the same.

What Hawaiian Shareholders Will Receive in the Reorganization

        Each share of Hawaiian common and special preferred stock (together with the preferred stock purchase rights attached to those shares), other than those held by dissenting holders or by Hawaiian Holdings' subsidiary as a result of the AIP restructuring, will convert into one share of Hawaiian Holdings common stock. After the completion of the reorganization, you will own the same number and percentage of shares of Hawaiian Holdings common stock as you currently own of Hawaiian common and special preferred stock.

Hawaiian Stock Options and Other Rights to Receive Hawaiian Stock

        Each of the outstanding options to acquire shares of Hawaiian common stock in the aggregate will become options to acquire, on the same terms and conditions as before the reorganization, an identical number of shares of Hawaiian Holdings common stock. There were outstanding options to acquire [            ] shares of Hawaiian common stock on the record date.

        Each employee of Hawaiian eligible to receive an allocation of shares of Hawaiian common stock not yet issued under the Hawaiian pilots' 401(k) plan in accordance with the 2001 pilots' stock agreement will become eligible over the time period specified in the 2001 pilots' stock agreement to receive, on the same terms and conditions as before the reorganization, an allocation of an identical number of shares of Hawaiian Holdings common stock. On the record date, there were up to 652,436 shares of Hawaiian common stock eligible for issuance under the agreement.

Exchange of Stock Certificates

        In the reorganization, your shares of Hawaiian common and special preferred stock (together with the preferred stock rights attaching to the shares of common stock), other than shares held by Hawaiian Holdings' subsidiary as a result of the AIP restructuring will be converted automatically into shares of Hawaiian Holdings common stock. Your certificates of Hawaiian common and special preferred stock will represent, from and after the reorganization, an equal number of shares of Hawaiian Holdings common stock, and no action with regard to stock certificates will be required on your part. We expect to send you a notice after the reorganization is completed specifying this and other relevant information.

Conditions to Reorganization

        We will complete the reorganization only if each of the following conditions is satisfied or waived:

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  the merger agreement has been duly approved by the affirmative votes required of the shareholders of Hawaiian common and special preferred stock;

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  the AIP restructuring has been completed;

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  we have received a legal opinion to the effect that the reorganization will constitute a tax-free transaction under section 351 of the Internal Revenue Code;

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  the absence of any law, temporary restraining order, preliminary or permanent injunction, writ or other order that has a material adverse effect on us or has the effect of making the reorganization illegal or otherwise prohibiting completion of the reorganization or any judicial or administrative proceeding that continues to be pending seeking any such result;

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  no stop order suspending the effectiveness of the registration statement relating to the shares of Hawaiian Holdings to be issued in the reorganization is in existence;

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  all required regulatory and private third party consents and notifications have been obtained or made; and

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  the Hawaiian Holdings common stock has been authorized for listing on the AMEX and the PSE.

Effectiveness of Reorganization

        The reorganization will become effective on the date we file articles of merger with the State of Hawaii. We will file the articles when the conditions to the reorganization described above have been satisfied or waived. We expect that we will file the articles as soon as practicable following the annual meeting.

Termination of Merger Agreement

        The merger agreement may be terminated at any time prior to the completion of the reorganization (even after adoption by our shareholders) by the affirmative vote of two-thirds of the directors then serving on the board of directors of each of Hawaiian Holdings and Hawaiian.

Amendment of Merger Agreement

        The merger agreement may be amended at any time prior to the completion of the reorganization (even after adoption by our shareholders) by our board of directors, so long as any amendment does not change the amount or kind of shares of Hawaiian Holdings common stock that you will receive or otherwise change any terms of the reorganization proposal to the detriment of our shareholders.

Related Transactions

        Registration Rights Agreement.    At the time the reorganization is completed, Hawaiian Holdings and AIP LLC will enter into a registration rights agreement containing terms and conditions that are substantially the same as the existing registration rights agreement between Hawaiian and AIP. The registration rights agreement will require Hawaiian Holdings at its expense to register all or a portion of the shares of Hawaiian Holdings common stock held by AIP LLC. Under the registration rights agreement, AIP LLC will have the right, at its request, to require Hawaiian Holdings to register these shares for resale on up to two occasions, subject to specified limitations. In addition, AIP LLC will have the right to have these shares registered for resale at any time Hawaiian Holdings seeks to register any of its shares of common stock prior to February 1, 2006, subject to specified limitations. For more information about the new registration rights agreement, see "Where You Can Find More Information."

        Stockholders Agreement.    At the time the reorganization is completed, Hawaiian Holdings and AIP LLC will become parties to the existing stockholders agreement among Hawaiian, AIP and the three unions with board nomination rights. As parties, Hawaiian Holdings will assume all the rights and obligations of Hawaiian under the existing stockholders agreement, and AIP LLC will assume all the rights and obligations of AIP under the existing stockholders agreement. The existing stockholders agreement and the consequences of Hawaiian Holdings and AIP LLC becoming parties to it are summarized under "Description of Hawaiian Holdings Capital Stock—Special Preferred Stock and Related Provisions—Nomination of Members of the Board." For more information about the new stockholders agreement, see "Where You Can Find More Information."

Material U.S. Federal Income Tax Consequences

        The following discussion, which is based on the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Hawaiian, summarizes the material United States federal income tax consequences of the reorganization to you. However, this discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to persons that are subject to special treatment under the federal income tax laws. In particular, this discussion deals only with shareholders that hold Hawaiian common stock or Hawaiian special preferred stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding Hawaiian stock as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, foreign corporations, foreign partnerships, foreign estates or trusts and persons who are not citizens or residents of the United States. This discussion may not be applicable to holders who acquired Hawaiian stock pursuant to the exercise of options or warrants or otherwise as compensation. Furthermore, this discussion does not address any state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the reorganization, including the applicable federal, state, local and foreign tax consequences to you of the reorganization.

        This discussion is based on the Internal Revenue Code, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement/prospectus, as well as representations as to factual matters made by, among others, Hawaiian Holdings and Hawaiian. Future legislative, judicial, or administrative changes or interpretations, or the failure of any such factual representation to be true, correct and complete in all material respects, may adversely affect the accuracy of the statements and conclusions described in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the reorganization to you. Neither Hawaiian Holdings nor Hawaiian is currently aware of any facts or circumstances that would cause any representations made by it to Paul, Weiss, Rifkind, Wharton & Garrison to be untrue or incorrect in any material respect.

        The material federal income tax consequences of the AIP merger and the merger, which we refer to in this section as the "reorganization," will be as follows:

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  The reorganization will constitute a tax-free transaction under section 351 of the Internal Revenue Code;

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  No gain or loss will be recognized by Hawaiian Holdings or either of its subsidiaries or Hawaiian as a result of the reorganization;

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  No gain or loss will be recognized by you upon your receipt of Hawaiian Holdings common stock solely in exchange for your Hawaiian stock;

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  The aggregate tax basis of the shares of Hawaiian Holdings common stock that you receive in exchange for your Hawaiian stock in the reorganization will be the same as the aggregate tax basis of your Hawaiian stock exchanged;

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  The holding period for shares of Hawaiian Holdings common stock that you receive in the reorganization will include the holding period of your Hawaiian stock exchanged; and

  •
  If you exercise dissenters' rights, you generally will recognize taxable capital gain or loss measured by the difference between the amount of cash you received and your tax basis in the shares of Hawaiian stock you exchanged.

        The obligation of Hawaiian to complete the reorganization is conditioned upon, among other things, Hawaiian's receipt of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison that the reorganization will constitute a tax-free transaction under section 351 of the Internal Revenue Code. The opinion of counsel will be based in part upon representations, made as of the effective time of the reorganization, by Hawaiian Holdings and Hawaiian, which counsel will assume to be true, correct and complete. If the representations are inaccurate, the opinion of counsel could be adversely affected. Neither Hawaiian Holdings nor Hawaiian has requested or will request a private letter ruling from the Internal Revenue Service as to whether the reorganization qualifies as a tax-free transaction under section 351 of the Internal Revenue Code. The opinion of counsel will not be binding upon the Internal Revenue Service or any court.

        You may be required to attach a statement to your tax returns for the taxable year in which the reorganization is completed that contains information such as your tax basis in the Hawaiian stock surrendered and a description of the Hawaiian Holdings common stock received in the reorganization.

Anticipated Accounting Treatment

        For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. The accounting treatment for such events is similar to the former "pooling of interests method." Accordingly, the financial position and results of operations of Hawaiian will be included in the consolidated financial statements of Hawaiian Holdings on the same basis as currently presented.

Regulatory Requirements

        The Federal Communications Commission (FCC) has the authority, under the Communications Act of 1934, as amended, to issue, modify and renew and revoke radio licenses; to regulate the equipment used; to promulgate or modify rules for the operation of radio facilities; and to impose penalties for violations. Hawaiian is authorized to operate under Parts 87 and 90 of the FCC's rules and holds Industrial/Business Radio, Aviation Auxiliary Group and Aircraft (or Fleet) Licenses from the FCC for radio facilities that it operates and requires for the conduct of its business. Prior to completion of the reorganization, we will need to obtain a new Aircraft (or Fleet) License from the FCC and obtain FCC consent for transfer of control of our other FCC licenses to reflect control through Hawaiian Holdings. We anticipate that these applications will be granted within 30 days after they are filed.

Listings of Hawaiian Holdings Common Stock on the American Stock Exchange and the Pacific Exchange; De-listing and De-registration of Hawaiian Common Stock

        The completion of the reorganization is conditioned on the listing of the shares of Hawaiian Holdings common stock issuable in the reorganization (and any other shares to be reserved for issuance in connection with the reorganization) on the American Stock Exchange and Pacific Exchange, subject only to official notice of issuance. We expect that the Hawaiian Holdings common stock will trade under the ticker symbol "HA."

        Following the reorganization, Hawaiian's common stock will no longer be listed on the AMEX and the PSE and will no longer be registered under the Securities Exchange Act. In addition, Hawaiian will cease to be a reporting company under the Securities Exchange Act.

Restrictions on the Sale of Hawaiian Holdings Shares

        The shares of Hawaiian Holdings common stock to be issued in the reorganization will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for Hawaiian Holdings common stock issued to any person who is deemed to be an "affiliate" of Hawaiian or Hawaiian Holdings after the reorganization.

        Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our officers and directors. Our affiliates may not sell their Hawaiian Holdings common stock acquired in the reorganization except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;
  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or
  •
  any other applicable exemption under the Securities Act.

        The proposed registration rights agreement with AIP LLC requires us, if requested, to maintain an effective resale registration statement that covers the shares held from time to time by AIP LLC. Furthermore, the proposed registration rights agreement requires us generally to bear registration expenses incurred for the benefit of the holders.

Rights of Dissenting Shareholders

        Hawaiian shareholders who do not vote in favor of the reorganization proposal submitted to them for approval and who comply with all applicable statutory requirements will be entitled to exercise dissenters' rights under Part XIV (Sections 414-341 through 414-372) of the Hawaii Business Corporation Act (also known as the HBCA).

        The following discussion is a summary of dissenters' rights under the HBCA and is qualified in its entirety by the full text of Part XIV of the HBCA, a copy of which is attached to this proxy statement/prospectus as Annex IV. Any Hawaiian shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so should review the following discussion and Annex IV carefully because failure to timely and properly comply with the procedures specified in Part XIV of the HBCA will result in the forfeiture of dissenters' rights.

        Under the HBCA, where a merger is submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders, in the notice of the meeting, that dissenters' rights are available and include in the notice a copy of the dissenters' rights provisions of the HBCA. The notice of the annual meeting that accompanies this proxy statement/prospectus includes the notifications required by the HBCA, and the applicable statutory provisions are attached to this proxy statement/prospectus as Annex IV.

        Under Section 414-352 of the HBCA, a Hawaiian shareholder wishing to exercise dissenters' rights must:

  •
  deliver to Hawaiian, before the vote on the reorganization proposal at the annual meeting, a written notice of the shareholder's intention to demand payment for the shareholder's shares of Hawaiian capital stock; and
  •
  must not vote in favor of the reorganization proposal.

        A shareholder who votes by proxy and who wishes to exercise dissenters' rights must either vote against the reorganization proposal or expressly abstain from voting on the reorganization proposal. However, a vote against the reorganization proposal, or an express abstention from voting on the reorganization proposal, will NOT, in and of itself, constitute a written notice of intention to demand payment satisfying the requirements of Section 414-352 of the HBCA. If a shareholder fails to comply with the foregoing requirements and the reorganization is completed, the shareholder will forfeit all dissenters' rights and will be entitled to receive, in exchange for its shares, the reorganization consideration provided for in the merger agreement.

        A shareholder who wishes to exercise dissenters' rights must hold its shares of record on the record date or, if the shareholder is the beneficial holder of shares, the beneficial shareholder must arrange for the record shareholder of the shares on the record date to provide his or her consent to the beneficial shareholder's dissent to Hawaiian not later than the time that the beneficial shareholder asserts dissenters' rights.

        A notice of intent to demand payment (or a consent to a beneficial shareholder's exercise of dissenters' rights) should be executed by or on behalf of the record shareholder as the shareholder's name appears on the stock certificate. The notice must state that the shareholder intends thereby to demand payment for its shares in the reorganization. If the shares of capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the notification should be signed in that capacity, and if the shares of capital stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the notification should be signed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may sign a notification on behalf of a record shareholder; however, the agent must identify the record shareholder(s) and should expressly disclose and provide written evidence of the fact that, in signing the notification, it is agent for such record shareholder(s). A record shareholder, such as a broker who holds shares of capital stock as nominee for several beneficial owners, may exercise dissenters' rights with respect to the shares of capital stock held for one or more beneficial shareholders while not exercising dissenters' rights with respect to the shares of capital stock held for other beneficial shareholders. In this case, however, the written notice of intention to demand payment should set forth the number of shares of capital stock as to which dissenters' rights are being asserted. Where no number of shares is expressly mentioned, the notification will be presumed to cover all shares held in the name of the record shareholder. A shareholder who holds shares in a brokerage account or other nominee form and who wishes to exercise dissenters' rights may either:

  •
  consult with the broker or other nominee to determine the appropriate procedures to insure that proper notification is provided by the broker or nominee; or
  •
  provide notification directly to Hawaiian, along with the consent of the record shareholder to the dissent.

        A shareholder's notification of an intention to demand payment should be sent or delivered as follows:

Hawaiian Airlines, Inc. 3375 Koapaka Street, Suite G-350 Honolulu, Hawaii 96819-1869 Attention: General Counsel Telecopier No.: (808) 835-3690

        Within 10 days after the completion of the reorganization, we must provide a Dissenters' Notice to each holder of Hawaiian capital stock who has not voted in favor of the reorganization proposal and who has provided notice of its intention to demand payment in compliance with Section 414-352 of the HBCA. The Dissenters' Notice must:

  •
  state the place where the shareholder's payment demand must be sent and where and when the shareholder's certificates formerly representing shares of Hawaiian capital stock must be deposited;
  •
  inform holders of uncertificated shares to what extent transfer of shares will be restricted after payment demand is received;

  •
  supply a form for demanding payment that includes the date of the first announcement to news media of the terms of the proposed reorganization (which was May 2, 2002) and require that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of his or her shares before that date;
  •
  set a date by which we must receive the shareholder's payment demand, which date may not be fewer than 30 days nor more than 60 days after the Dissenters' Notice is delivered to shareholders; and
  •
  be accompanied by a copy of Part XIV of the HBCA.

        Each shareholder to whom a Dissenters' Notice is sent must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date of first announcement and deposit the shareholder's certificates in accordance with the terms of the Dissenters' Notice. A shareholder who does not demand payment or deposit the shareholder's certificates by the date specified in the Dissenters' Notice forfeits its dissenters' rights and will no longer be entitled to receive any payment under Part XIV of the HBCA.

        Upon receipt of a dissenting shareholder's payment demand and share certificates, we must pay to each dissenter who has complied with the provisions of Part XIV of the HBCA the amount that we estimate to be the fair value of the dissenters' shares, plus accrued interest, except that we may elect to withhold payment to a dissenter who was not the beneficial shareholder before the date of first announcement unless the dissenter agrees to accept an offer to pay the estimated amount in full satisfaction of the dissenters' demand. Payment (or, in the case of dissenters who became beneficial shareholders after the date of first announcement, the offer to make payment) of the amount estimated by us to be the fair value of the dissenters' shares must be accompanied by:

  •
  Hawaiian's balance sheet as of December 31, 2001, income statement for the year then ended, statement of changes in shareholder's equity for that year and the latest available interim financial statements;
  •
  a statement of our estimate of the fair value of the shares of Hawaiian capital stock;
  •
  an explanation of how the accrued interest was calculated;
  •
  a statement of the dissenters' right to demand payment under Section 414-359 of the HBCA; and
  •
  a copy of Part XIV of the HBCA.

        Under Section 414-359, a dissenter may notify Hawaiian in writing of the dissenters' own estimate of the fair value of the dissenters' shares and the amount of interest due, and demand payment of the dissenters' estimate, or reject our offer and demand payment of the fair value of the dissenters' shares, if:

  •
  the dissenter believes that the amount that we paid or offered is less than the fair value of the dissenters' shares or that the interest due is incorrectly calculated;
  •
  we fail to make payment of the estimated amount due within 60 days after the date set in the Dissenters' Notice for demanding payment; or
  •
  we fail to take the proposed action, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        A dissenter waives the right to demand payment under Section 414-359 if the dissenter does not notify us of the demand in writing within 30 days after we made or offered payment for the dissenters' shares.

        If a demand for payment under Section 414-359 remains unsettled, we are required to commence a proceeding in the First Circuit Court within 60 days after receiving the dissenters' payment demand and request the First Circuit Court to determine the fair value of the shares and the amount of accrued interest. If we do not begin a proceeding within the 60-day period, we are required to pay the amount demanded by each dissenter whose payment demand remains unsettled. We are required to make all dissenters whose payment demands remain unsettled parties to the proceeding. Dissenters who are nonresidents of Hawaii may be served with a copy of the petition instituting the proceeding by registered or certified mail or by publication as provided by law.

        In the proceeding that we commence, the First Circuit Court is permitted to appoint one or more persons as appraisers to receive evidence and recommend a decision on fair value, and the appraisers have the powers described in the order appointing them. Each dissenter is entitled to normal discovery rights and ultimately to a judgment in the amount by which the fair value of the dissenters' shares and accrued interest, as determined by the First Circuit Court, exceeds the amount previously paid by us.

        Shareholders considering seeking dissenters' rights should be aware that the fair value of their shares of capital stock, as determined in an appraisal proceeding under Section 414-371 of the HBCA, could be more than, the same as or less than the market price of the Hawaiian Holdings shares that they would receive for their shares under the terms of the merger agreement if they did not seek appraisal of their shares.

        The First Circuit Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by dissenters for the period between the completion of the reorganization and the date of payment. The interest rate is the average rate "currently" paid by the applicable corporation on its principal bank loans or, if none, at a rate that the First Circuit Court determines to be fair and equitable under all the circumstances. If the rates of interest were to be determined based on the average rates that we paid on our principal bank loans as of the date of this proxy statement/prospectus, the rate of interest would be approximately 8% per annum.

        The First Circuit Court is required to determine all costs of an appraisal proceeding, including the reasonable compensation and expenses of any appraisers it appoints, and to assess those costs against us, except that costs may be assessed against some or all dissenters, in amounts the court finds to be equitable, if the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in making their demand for payment under Section 414-359 of the HBCA. The First Circuit Court may also assess the fees and expenses of counsel and experts for the parties to the appraisal proceeding, in amounts the court finds equitable:

  •
  against us, if the court finds that we did not substantially comply with the requirements of Sections 414-351 to 414-359 of the HBCA; or
  •
  against either us or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Part XIV of the HBCA.

        In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters, and that the fees for those services should not be assessed against us, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who benefited from such services.

        Shares of Hawaiian capital stock held by a shareholder who has properly exercised dissenters' rights under Part XIV of the HBCA and who has not effectively withdrawn or lost dissenters' rights at the time the reorganization is completed will not be converted into or represent the right to receive the shares of Hawaiian Holdings common stock issuable in the reorganization, but shall represent only the rights to which the shareholder is entitled under Part XIV of the HBCA. However, in the event any shareholder who exercises dissenters' rights effectively withdraws or loses dissenters' rights, then its shares of Hawaiian capital stock will automatically be converted into and represent only the right to receive the shares of Hawaiian Holdings common stock issuable in the reorganization to which the shareholder is entitled under the merger agreement.

DESCRIPTION OF HAWAIIAN HOLDINGS CAPITAL STOCK

        Hawaiian Holdings is incorporated in the State of Delaware. The rights of shareholders of Hawaiian Holdings will be generally governed by Delaware law and Hawaiian Holdings' certificate of incorporation and by-laws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law (DGCL) and the common and constitutional law of the State of Delaware, and the full texts of Hawaiian Holdings' amended and restated certificate of incorporation and by-laws, which may be found as Annexes II and III to this proxy statement/prospectus.

General

        Upon the completion of the reorganization, the authorized capital of Hawaiian Holdings will be 62 million shares, consisting of 2 million of preferred stock, par value $.01 per share, and 60 million shares of common stock, par value $.01 per share. All of the shares issued and outstanding upon completion of the reorganization will be fully paid and nonassessable.

        Upon completion of the reorganization, the number of shares of Hawaiian Holdings common stock that will be outstanding will be equal to the number of shares of Hawaiian common and special preferred stock outstanding immediately prior to the reorganization. In addition, seven shares of special preferred stock of Hawaiian Holdings will also be outstanding. These shares will be issued in four series to AIP LLC and each of the three unions currently represented on the Hawaiian board.

Common Stock

        Dividends and Distributions.    Subject to preferences applicable to outstanding Hawaiian Holdings preferred stock, the holders of outstanding shares of Hawaiian Holdings common stock will be entitled to receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Hawaiian Holdings may determine from time to time. All shares of Hawaiian Holdings common stock are entitled to participate ratably with respect to dividends or other distributions.

        Liquidation Rights.    If Hawaiian Holdings is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Hawaiian Holdings' common stock are entitled to share ratably in all assets of the Hawaiian Holdings available for distribution to the Hawaiian Holdings' shareholders after the payment in full of any preferential amounts to which holders of any Hawaiian Holdings preferred stock may be entitled.

        Voting Rights.    Holders of Hawaiian Holdings common stock are entitled to one vote per share on all matters to be voted upon by shareholders. There are no cumulative voting rights. Shareholders may vote by proxy.

        Other.    There are no preemption, redemption, sinking fund or conversion rights applicable to the Hawaiian Holdings common stock.

Preferred Stock

        The board of directors of Hawaiian Holdings may, without further shareholder approval, issue up to two million shares of preferred stock in one or more series and fix the number of shares constituting, the designation, voting powers (if any), preferences and other rights, as well as the qualifications, limitations and restrictions, of the series. The powers, preferences and rights, and the qualifications, limitations or restrictions, if any, of each series of preferred stock may be different from those of any and all other series. The issuance of Hawaiian Holdings preferred stock may have the effect of delaying, deferring or preventing a change of control of Hawaiian Holdings without further action by the shareholders, may discourage bids for Hawaiian Holdings common stock at a premium over the market price of Hawaiian Holdings common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Hawaiian Holdings common stock.

Special Preferred Stock and Related Provisions

        Upon completion of the merger, Hawaiian Holdings will have designated the following four series of special preferred stock:

  •
  four shares of Series A special preferred stock, par value $.01 per share;

  •
  one share of Series B special preferred stock, par value $.01 per share;

  •
  one share of Series C special preferred stock, par value $.01 per share; and

  •
  one share of Series D special preferred stock, par value $.01 per share.

        Under the merger agreement, Hawaiian Holdings will issue these seven shares of special preferred stock upon completion of the reorganization as follows:

  •
  four shares of Series A special preferred stock to AIP LLC;

  •
  one share of Series B special preferred stock to IAM in accordance with the existing collective bargaining agreement with Hawaiian;

  •
  one share of Series C special preferred stock to AFA in accordance with the existing collective bargaining agreement with Hawaiian; and

  •
  one share of Series D special preferred stock to ALPA in accordance with the existing collective bargaining agreement with Hawaiian.

        Dividend Rights and Limitations.    At any time that a dividend or distribution is declared and paid with respect to Hawaiian Holdings' common stock, holders of each series of Hawaiian Holdings' special preferred stock will have the right to receive a dividend per share equal to twice the dividend per share paid on Hawaiian Holdings' common stock.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of Hawaiian Holdings, whether voluntary or involuntary, holders of Hawaiian Holdings' special preferred stock have the right to receive, out of the assets of Hawaiian Holdings, $.01 per share before any payment is made or any assets distributed to the holders of Hawaiian Holdings' common stock or to the holders of any other class of Hawaiian Holdings' stock.

        Voting Rights.    Holders of Hawaiian Holdings' special preferred stock will have the right to one vote per share, together with Hawaiian Holdings common stock, voting as a single class, with respect to any matters submitted for a vote to the holders of Hawaiian Holdings common stock.

        Nomination of Members of the Board.    Hawaiian Holdings' board of directors will be fixed at 11 and holders of record of Hawaiian Holdings special preferred stock will have the right to identify individuals for nomination by the board of directors of Hawaiian Holdings to serve as directors as follows:

  •
  A holder of Series A special preferred stock of Hawaiian Holdings will have the following rights:

  •
  If the holder, together with specified affiliates, owns at least 35% of the shares of the outstanding Hawaiian Holdings common stock (on a fully diluted basis), then the holder will be entitled to identify six directors to the Hawaiian Holdings board for nomination.

  •
  If the holder, together with specified affiliates, owns at least 25% of the shares of the outstanding Hawaiian Holdings common stock (on a fully diluted basis), but does not satisfy the requirement for identifying six directors specified above, then the holder will be entitled to identify five directors to the Hawaiian Holdings board for nomination.

    •
    If the holder, together with specified affiliates, owns at least 10% of the shares of the outstanding Hawaiian Holdings common stock (on a fully diluted basis), but does not satisfy the requirement for identifying five directors specified above, then the holder will be entitled to identify four directors to the Hawaiian Holdings board for nomination.

    •
    If the holder, together with specified affiliates, owns at least 5% of the shares of the outstanding Hawaiian Holdings common stock (on a fully diluted basis), but does not satisfy the requirement for identifying four directors specified above, then the holder will be entitled to identify three directors to the Hawaiian Holdings board for nomination.

    •
    If the holder, together with specified affiliates, owns less than 5% of the shares of the outstanding Hawaiian Holdings common stock (on a fully diluted basis), then the holder will not be entitled to identify any directors to the Hawaiian Holdings board for nomination.

    •
    If the holder only has the right to identify less than six directors to the Hawaiian Holdings board for nomination, the remaining directors will be comprised of outside directors that are not affiliated with either the holder or any of the unions with board representation.

  •
  Each labor union holding the Series B, Series C and Series D special preferred stock of Hawaiian Holdings will have the right to identify one director to Hawaiian Holdings' board for nomination so long as the collective bargaining agreement between the union and Hawaiian Holdings entitles the union to nominate a director.

  •
  The parties to the existing stockholders agreement to which Hawaiian Holdings and AIP LLC will become parties to after the reorganization have also agreed to take all action within their respective power, including the voting of capital stock of Hawaiian Holdings, to cause:

  •
  the election to the board of directors of the persons identified for nomination by the holders of the special preferred stock;

  •
  AIP LLC not to sell or otherwise dispose of its shares of our capital stock to any person or any affiliate of any person who has been denied a Part 121 certificate by the DOT;

  •
  AIP LLC to vote its shares of our capital stock against any proposed amendment to our organizational documents that would be inconsistent with specified provisions of our organizational documents regarding the governance of Hawaiian and to not do anything inconsistent with those governance provisions; and

  •
  to make reasonable efforts to ensure that at least one employee director serves on each significant committee of the board of directors other than the audit committee.

        Upon completion of the reorganization, the board of directors of Hawaiian Holdings will be comprised of the same individuals who comprised the board of directors of Hawaiian prior to the reorganization and will be deemed to have been nominated by holders of the special preferred stock for purposes of the provisions described below relating to the appointment and removal of directors after the completion of the reorganization.

        Filling Vacancies on the Board of Directors.    Newly created directorships and vacancies may be filled by the affirmative vote of a majority of the Hawaiian Holdings board or by a plurality of the votes cast by shareholders at a meeting. However, if the vacancy is of a director nominated by a holder of special preferred stock, Hawaiian Holdings may fill the vacancy only with a person nominated by this holder. Furthermore, if such vacancy is not filled within 30 days, the vacancy may be filled by the affirmative vote of the holders of a majority of the applicable series of special preferred stock.

        Restrictions on Transfers and Conversion Provisions.    The rights and preferences of shares of Hawaiian Holdings special preferred stock cease to exist once the outstanding shares are converted into Hawaiian Holdings common stock. This conversion will occur at a 1:1 ratio. Conversion occurs automatically in the following circumstances:

  •
  The Series A special preferred stock of Hawaiian Holdings will convert:

  •
  upon transfer to any person other than an affiliate of the original holder; or

  •
  if the holder, together with its affiliates, becomes the holder of less than 5% of the then outstanding shares of Hawaiian Holdings common stock (on a fully diluted basis) for a period of 365 consecutive days.

  •
  The Series B special preferred stock, Series C special preferred stock and Series D special preferred stock of Hawaiian Holdings will convert:

  •
  upon transfer to any third party or

  •
  if the collective bargaining agreement between the holder and Hawaiian Holdings is amended so that it no longer entitles the holder to nominate a representative on the board of directors.

        Merger and Similar Transactions.    In the event Hawaiian Holdings enters into any consolidation, merger or other transaction in which shares of Hawaiian Holdings common stock are exchanged for or changed into other stock, securities, cash or other property, then all shares of Hawaiian Holdings special preferred stock will at the same time be exchanged for or changed into an amount per share equal to the aggregate amount of stock, securities, cash and other property received in exchange for each share of Hawaiian Holdings common stock.

        Other.    None of the shares of Hawaiian Holdings special preferred stock are subject to redemption, but Hawaiian Holdings may acquire shares of Hawaiian Holdings special preferred stock in any other manner permitted by law. There is no provision for anti-dilution adjustments for Hawaiian Holdings special preferred stock, including with respect to the number of shares of Hawaiian Holdings common stock issuable upon conversion of shares of Hawaiian Holdings special preferred stock.

        Directors. A quorum for the transaction of business at a meeting of the Hawaiian Holdings board is the presence in person of a majority of the Hawaiian Holdings board. However, a quorum must include at least three directors, if any, nominated by the holder of the Series A special preferred stock.

        Amendment of Hawaiian Holdings' Restated Certificate of Incorporation.    Most provisions in Hawaiian Holdings' restated certificate of incorporation, including those relating to the special preferred stock but excluding the authorized capital provision, may be amended only by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of voting stock of Hawaiian Holdings voting together as a single class.

        Amendment of Hawaiian Holdings' By-Laws.    Hawaiian Holdings' board may amend the by-laws of Hawaiian Holdings by the vote of a majority of the entire board of directors, subject to the power of shareholders to alter or repeal any by-law provision. However, amendment of the following provisions will require a majority of the board that includes at least one of the directors, if any, nominated by the Series A special preferred stock and two of the three directors nominated by the Series B, C and D special preferred stock:

  •
  amendment of the by-laws;

  •
  the number, qualification or term of office of directors;

  •
  newly created directorships or vacancies;

  •
  removal of directors;

  •
  special meetings of the board; and

  •
  quorum of directors.

Anti-Takeover Effects of Hawaiian Holdings' Certificate of Incorporation and By-Laws

        Some provisions of Hawaiian Holdings' amended and restated certificate of incorporation and amended by-laws could make the following more difficult:

  •
  acquisition of Hawaiian Holdings by means of a tender offer; or

  •
  acquisition of Hawaiian Holdings by means of a proxy contest or otherwise.

        These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Hawaiian Holdings to first negotiate with the board of directors of Hawaiian Holdings. Hawaiian Holdings believes that the benefits of increased protection give Hawaiian Holdings the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company and outweigh the disadvantages of discouraging the proposals because negotiation of the proposals could result in an improvement of their terms.

        Special Meetings.    Under the restated certificate of incorporation of Hawaiian Holdings, special meetings of Hawaiian Holdings shareholders may be called only by the chairman of the board of directors or by a resolution approved by a majority of the board of directors. Business at the meetings is limited to the purpose stated in the notice for the meeting.

        Requirements for Advance Notification of Shareholder Nominations and Proposals.    Hawaiian Holdings' amended by-laws will require that shareholders provide advance notice of nomination of directors and shareholder proposals for consideration of an annual meeting. Notice for an annual meeting must be received by Hawaiian Holdings:

  •
  not earlier than 120 days prior to the anniversary of last year's annual meeting; and

  •
  not later than 90 days prior to such anniversary date.

        If the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, then notice must be received by Hawaiian Holdings.

  •
  not earlier than 120 days prior to the date of the annual meeting; and

  •
  not later than 90 days prior to the date of the annual meeting, or 10 days after public announcement of such date, if later.

        The notice must include specified information regarding the nominee or the proposal and the shareholder making the nomination or proposal that would be required by the proxy rules of the SEC.

        Only business identified in the notice of special meeting may be conducted at the special meeting. If a special meeting is called to elect directors, a shareholder may submit nominations provided that the shareholder's notice is received by Hawaiian Holdings:

  •
  not earlier than 120 days prior to the date of the special meeting; and

  •
  not later than 90 days prior to the date of the special meeting, or 10 days after public announcement of such date, if later.

        Elimination of Shareholder Action by Written Consent.    Under the restated certificate of incorporation of Hawaiian Holdings, any action required or permitted to be taken by shareholders must be effected at an annual or special meeting of shareholders, subject to the rights of holders of any series of Hawaiian Holdings preferred stock.

        Undesignated Preferred Stock.    The ability of the board of directors of Hawaiian Holdings to issue preferred stock with voting or other rights or preferences is described above.

        Size of Board.    The board of directors of Hawaiian Holdings will be fixed at 11 members.

        Board Nomination and Vacancy Replacement Rights of Holders of Special Preferred Stock.    The ability of holders of special preferred stock to designate for nomination and replace directors, as described above, will limit in a material manner the ability of holders of common stock to elect and replace members of the board of directors.

        Amendments to Certificate of Incorporation.    The amendment of these and other provisions that are contained in our restated certificate of incorporation would require approval by holders of at least two-thirds of the outstanding shares of Hawaiian Holdings common stock.

Delaware Anti-Takeover Statute

        Under the terms of Hawaiian Holdings' restated certificate of incorporation and as permitted under Delaware law, Hawaiian Holdings will elect not to be subject to Delaware's anti-takeover law. This law provides that an "interested stockholder," defined as a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock, may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the affirmative vote of the holders of two-thirds of the voting power of all then-outstanding shares of Hawaiian Holdings capital stock entitled to vote in the election of directors, voting together as a single class, Hawaiian Holdings may amend its restated certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by its board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of Hawaiian Holdings common stock. In any event, AIP LLC would not be subject to the limitation on business combinations with Hawaiian Holdings under the Delaware anti-takeover law. However, because Hawaiian Holdings will opt out of the Delaware anti-takeover law, any person who owns at least 15% of our outstanding voting stock, including any person to whom AIP LLC transfers its shares of Hawaiian Holdings stock representing 15% or more of our voting stock, could pursue a takeover transaction that was not approved by the board of directors of Hawaiian Holdings.

Other Provisions

        Limitation on Voting by Foreign Shareholders.    The restated certificate of incorporation of Hawaiian Holdings will provide that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States unless the shares are registered on a separate stock record. Under federal law, no more than 25% of the voting stock of a United States airline such as our company may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and the airline itself, as well as its president and at least two-thirds of its directors or other managing officers, must be U.S. citizens. For these purposes, "U.S. citizen" means:

  •
  an individual who is a citizen of the United States;

  •
  a partnership each of whose partners is an individual who is a citizen of the United States; or

  •
  a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

        In addition, the Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier's total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline.

        In order to comply with these rules, Hawaiian Holdings' restated certificate of incorporation will provide that no shares will be registered on the foreign stock record described above if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

        Limitation of Director Liability and Indemnification.    Hawaiian Holdings' restated certificate of incorporation will provide, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our shareholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (governing distributions to shareholders); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The restated certificate of incorporation and amended by-laws of Hawaiian Holdings will further provide that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify other persons as authorized by the DGCL. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

Shareholders

  •
  Shareholder meetings may be at any place designated by resolution of the board of directors.

  •
  Shareholders' meetings must be held annually for the election of directors and the transaction of other business.

  •
  Hawaiian Holdings' board may fix a record date for shareholder meetings that will be not be more than 60 days nor less than 10 days before the meeting. Should Hawaiian Holdings' board fail to do so, the record date will be either the close of business on the day preceding the day on which notice of the shareholder meeting was given, or the close of business on the day on which Hawaiian Holdings' board adopts a resolution for the payment of dividends or distributions.

  •
  Notice of any shareholder meeting must be provided to shareholders not less than 10 nor more than 60 days before the date of the meeting.

  •
  Where notice is required to be given, a waiver of notice has the same effect as notice. Waiver of notice includes attendance by a shareholder at a meeting, unless the shareholder attends the meeting for the express purpose of objecting that the meeting was not lawfully called due to the lack of notice.

  •
  The secretary of Hawaiian Holdings must prepare and make available to any shareholder a list of all shareholders entitled to vote at a meeting at least 10 days before every meeting.

  •
  Shareholders may vote by proxy and may revoke any proxy that is not revocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy.

  •
  At meetings for the election of directors, a plurality of the votes cast is sufficient to elect directors.

  •
  Any director may be removed from office with or without cause by the holders of a majority of the combined voting power of the outstanding shares of voting stock, voting together as a single class.

Transfer Agent

        We expect that the transfer agent for Hawaiian Holdings common stock will be Mellon Investor Services LLC, San Francisco, California.

Stock Exchange Listings

        We expect that Hawaiian Holdings common stock will be accepted for listing, pending notice of issuance, on the AMEX and the PSE under the trading symbol "HA."

DESCRIPTION OF HAWAIIAN CAPITAL STOCK

        Hawaiian is incorporated in the State of Hawaii. The rights of shareholders of Hawaiian are generally governed by Hawaiian's restated articles of incorporation and amended by-laws, by Hawaii statutory and common law and by certain agreements affecting the rights of shareholders. The following is a summary of the material provisions of Hawaiian's restated articles of incorporation, including the existing designations of series of Hawaiian preferred stock, Hawaiian's amended by-laws and the Hawaiian Rights Agreement, dated December 23, 1994, by and between Hawaiian and ChaseMellon Shareholder Services LLC, as successor to Chemical Trust Company of California, which (together with each amendment) is referred to as the Hawaiian rights agreement, under which certain rights have been issued to holders of Hawaiian's common stock. This summary is not complete and is qualified by reference to Hawaii statutory and common law and the full texts of Hawaiian's restated articles of incorporation, amended by-laws and rights agreement. Copies of these documents are exhibits to the registration statement of which this joint proxy statement/ prospectus is a part.

General

        Under Hawaiian's restated articles of incorporation, Hawaiian is authorized to issue 60 million shares of common stock, par value $.01 per share, and two million shares of preferred stock, par value $.01 per share. The two million shares of Hawaiian preferred stock are divided into 1,979,993 shares of preferred stock that are not yet designated, 20,000 shares designated Series A junior participating cumulative preferred stock, four shares designated Series B special preferred stock, one share designated Series C special preferred stock, one share designated Series D special preferred stock and one share designated Series E special preferred stock.

        As of the record date, [                ] shares of Hawaiian common stock, held by approximately [          ] record holders, four shares of Series B special preferred stock, one share of Series C preferred stock, one share of Series D special preferred stock and one share of Series E special preferred stock were issued and outstanding. Hawaiian's common stock trades on the AMEX and the PSE under the symbol "HA."

        The outstanding shares of Hawaiian's stock are fully-paid and non-assessable. Additional shares of Hawaiian stock, when issued, will be fully paid and non-assessable when the consideration for which Hawaiian's board of directors authorizes their issuance has been received. The holders of shares of Hawaiian stock currently outstanding have no preemptive or similar rights to purchase securities of Hawaiian unless such rights are specifically granted by the Hawaiian board and no such rights currently exist.

Common Stock

        Dividends and Distributions.    Stock and cash dividends and other distributions may be paid to the holders of Hawaiian common stock as and when declared by the board of directors of Hawaiian, provided that, after giving effect to the dividend or distribution, Hawaiian is able to pay its debts as they become due in the usual course of its business and Hawaiian's total assets are not less than the sum of its total liabilities plus the maximum amount that would be payable in any liquidation in respect to all outstanding shares having preferential rights in liquidation. All shares of Hawaiian common stock are entitled to participate ratably with respect to dividends or other distributions.

        Liquidation Rights.    If Hawaiian is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Hawaiian's common stock are entitled to share ratably in all assets of Hawaiian available for distribution to Hawaiian's shareholders after the payment in full of any preferential amounts to which holders of any Hawaiian preferred stock may be entitled.

        Voting Rights.    Holders of Hawaiian common stock having voting rights on the matter in question are entitled to one vote per share. At annual and special meetings of Hawaiian shareholders, holders of a majority of the shares of Hawaiian stock entitled to vote will constitute a quorum and a majority of a quorum so present will be sufficient to approve any action, except as otherwise required by law or by Hawaiian's restated articles of incorporation and except that directors are elected by a plurality of the votes cast.

        So long as Hawaiian has a class of equity securities registered with the SEC, which are listed on a national securities exchange or traded over the counter on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, holders of Hawaiian common stock have no cumulative voting rights in the election of directors.

        Rank.    Unless the provisions of a future series of Hawaiian preferred stock provide otherwise, all shares of Hawaiian common stock will rank junior to the outstanding shares of Hawaiian preferred stock in the event of liquidation.

        Other.    There are no redemption, sinking fund or conversion rights applicable to the Hawaiian common stock. Subject to legal restrictions on distributions, Hawaiian may, and has, repurchased shares of its common stock. Shares of common stock repurchased or otherwise reacquired by Hawaiian become authorized and unissued shares of Hawaiian common stock.

Preferred Stock

        The Hawaiian board of directors has authority to issue two million shares of Hawaiian preferred stock in one or more series and to fix the voting powers, designations, preferences and participating, optional, relative or other special rights, and qualifications, limitations or restrictions of the Hawaiian preferred stock, without any further vote or action by Hawaiian's shareholders. The Hawaiian board, to date, has designated the Series A junior participating preferred stock and four series of special preferred stock. The issuance of Hawaiian preferred stock may have the effect of delaying, deferring or preventing a change of control of Hawaiian without further action by the shareholders, may discourage bids for the Hawaiian common stock at a premium over the market price of the Hawaiian common stock and may adversely affect the market price of, and the voting and other rights of the holders of, Hawaiian common stock.

Series A Junior Participating Cumulative Preferred Stock

        The Hawaiian board of directors has authorized a series of Hawaiian preferred stock, denominated Series A junior participating cumulative preferred stock, par value $.01 per share. The 20,000 authorized shares of Hawaiian Series A preferred stock will be issuable in increments of 1/1000th of a share upon the exercise of purchase rights under the Hawaiian shareholder rights plan. Please refer to the section below called "—Shareholder Rights Plan" for a more detailed description of the Hawaiian shareholder rights plan. No shares of Hawaiian Series A preferred stock have been issued or are expected to be issued prior to the time that the reorganization is proposed to be consummated.

        Dividend Rights and Limitations.    The holder of a share of Hawaiian Series A preferred stock would be entitled to receive, in preference to holders of Hawaiian common stock or any junior stock, when, as and if declared, cumulative dividends equal to the greater of:

  •
  cash and non-cash dividends or distributions in an amount equal to 1,000 times the dividends or distributions declared on each share of Hawaiian common stock; or

  •
  a preferential quarterly dividend at an annual rate of $1.00 per share of Hawaiian Series A preferred stock ($.001 per one one-thousandth of a share of Hawaiian Series A preferred stock).

  •
  At any time that dividends or other distributions payable on the Hawaiian Series A preferred stock are in arrears, Hawaiian may not pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, any shares of Hawaiian stock ranking junior to the Hawaiian Series A preferred stock.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of the affairs of Hawaiian, whether voluntary or involuntary, holders of shares of Hawaiian Series A preferred stock would be entitled to receive a liquidation payment in an amount equal to the greater of:

  •
  $1.00 per share of Hawaiian Series A preferred stock ($.001 per one one-thousandth of a Hawaiian Series A share of preferred stock), plus all accrued and unpaid dividends and distributions on the shares of Hawaiian Series A preferred stock; or

  •
  an amount equal to 1,000 times the aggregate amount to be distributed per share of Hawaiian common stock.

        Voting Rights.    Each share of Hawaiian Series A preferred stock would have 1,000 votes, subject to anti-dilution protections. Except as otherwise provided in Hawaiian's restated articles of incorporation or amended by-laws, holders of Hawaiian Series A preferred stock and Hawaiian common stock would vote together as one class on all matters submitted to shareholders. Holders of Hawaiian Series A preferred stock would also have special voting rights to elect an additional director of Hawaiian in the event that dividends on the Hawaiian Series A preferred stock either have not been paid or have not been declared and adequate provision for the payment thereof made in an amount equivalent to six quarterly dividends.

        Merger and Similar Transactions.    In the event of any merger, consolidation or other transaction in which shares of Hawaiian common stock are exchanged or changed, the holder of a share of Hawaiian Series A preferred stock would be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property received per share of Hawaiian common stock.

        Rank.    Unless otherwise provided in connection with the creation of a subsequent series of Hawaiian preferred stock, Hawaiian Series A preferred stock ranks junior to any other series of Hawaiian preferred stock, whether issued before or after the issuance of the Hawaiian Series A preferred stock, and senior to Hawaiian's common stock.

        Other.    The Hawaiian Series A preferred stock may not be issued except upon exercise of rights, and the rights have not become exercisable under the Hawaiian rights agreement. The rights of holders of the Hawaiian Series A preferred stock as to dividends, voting and liquidation preferences are protected by anti-dilution provisions. The shares of Hawaiian Series A preferred stock are nonredeemable, but may be acquired in any other manner permitted by law. Shares of Hawaiian Series A preferred stock that are repurchased or otherwise reacquired by Hawaiian after issuance become authorized but unissued shares of Hawaiian preferred stock without designation as to series. Hawaiian Series A preferred stock may be issued in fractions of a share of one one-thousandths (1/1000) of a share, and integral multiples thereof, which fractional shares entitle the holder, in proportion to the number of the holder's fractional shares, to all the rights of holders of Hawaiian Series A preferred stock. The affirmative vote of the holders of two-thirds of the outstanding shares of Hawaiian Series A preferred stock, voting together as a single class, would be required to alter or change, materially and adversely, the powers, preferences or special rights of the Hawaiian Series A preferred stock.

Special Preferred Stock

        In connection with the investment in Hawaiian by AIP on January 31, 1996, Hawaiian authorized and issued shares of four new series of preferred stock, denominated Series B special preferred stock, par value $.01 per share, Series C special preferred stock, par value $.01 per share, Series D special preferred stock, par value $.01 per share, and Series E special preferred stock, par value $.01 per share. AIP holds four shares of Series B special preferred stock, AFA holds one share of Series C special preferred stock, IAM holds one share of Series D special preferred stock and ALPA holds one share of Series E special preferred stock, which shares comprise all of the issued and outstanding shares of each series of Hawaiian special preferred stock.

        Dividend Rights and Limitations.    At any time that a dividend or distribution is declared and paid with respect to Hawaiian common stock, holders of each series of Hawaiian special preferred stock have the right to receive a dividend per share equal to twice the dividend per share paid on the Hawaiian common stock.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding up of Hawaiian, whether voluntary or involuntary, holders of Hawaiian special preferred stock have the right to receive, out of the assets of Hawaiian, $.01 per share before any payment is made or any assets distributed to the holders of Hawaiian common stock or to the holders of any other class of Hawaiian stock.

        Voting Rights.    Holders of Hawaiian special preferred stock have the right to one vote per share together with the Hawaiian common stock, voting as a single class, with respect to any matters submitted for a vote to the holders of Hawaiian common stock, and any other rights to vote required by the HBCA.

        Under Hawaiian's amended by-laws, Hawaiian's board of directors is fixed at eleven and holders of record of Hawaiian special preferred stock have the right to identify individuals for nomination by the board of directors of Hawaiian to serve as directors, with the holder of one or more shares of Hawaiian Series B special preferred stock having the right to identify six directors so long as it is the holder of record of at least 35% of the common stock of Hawaiian, and the holders of the other three series of Hawaiian special preferred stock each entitled to identify one director. The holder of the share or shares of each series of Hawaiian special preferred stock also has the right to fill a vacancy on the Hawaiian board caused by the removal, resignation or death of a director whom the holder of such series of Hawaiian special preferred stock is entitled to nominate pursuant to Hawaiian's amended by-laws, if the vacancy is not filled by the Hawaiian board within 30 days.

        Restrictions on Transfers and Conversion Provisions.    The rights and preferences of shares of Hawaiian special preferred stock cease to exist once the outstanding shares are converted into Hawaiian common stock, on a share for share basis, which occurs automatically (i) upon transfer of the shares to any person who is not an affiliate of the initial holder of the Hawaiian special preferred stock, (ii) in the case of the Hawaiian Series B special preferred stock, if the holder is the holder of record of less than five percent of the outstanding common equity interest of Hawaiian for 365 consecutive days and (iii) in the case of the single share of each of the Hawaiian Series C special preferred stock, Hawaiian Series D special preferred stock and Hawaiian Series E special preferred stock, if the collective bargaining agreement by and between the holder and Hawaiian is amended through collective bargaining so that the collective bargaining agreement no longer entitles the holder to nominate a representative to Hawaiian's board.

        Rank.    With respect to the right to receive distributions upon liquidation, dissolution or winding up of Hawaiian, the Hawaiian special preferred stock ranks senior to the Hawaiian Series A preferred stock and to the Hawaiian common stock.

        Merger and Similar Transactions.    In the event Hawaiian enters into any consolidation, merger or other transaction in which shares of Hawaiian common stock are exchanged for or changed into other stock, securities, cash or other property, then all shares of Hawaiian special preferred stock will at the same time be exchanged for or changed into an amount per share equal to the aggregate amount of stock, securities, cash and other property received in exchange for each share of Hawaiian common stock.

        Other.    None of the shares of Hawaiian special preferred stock are subject to redemption, but Hawaiian may acquire shares of Hawaiian special preferred stock in any other manner permitted by law. Shares of Hawaiian special preferred stock purchased or otherwise acquired by Hawaiian are cancelled and become authorized but unissued shares of Hawaiian preferred stock, without designation as to series. There is no provision for anti-dilution adjustments for the Hawaiian special preferred stock, including with respect to the number of shares of Hawaiian common stock issuable upon conversion of shares of Hawaiian special preferred stock.

Shareholder Rights Plan

        On December 1, 1994 the Hawaiian board of directors authorized adoption of the Hawaiian rights plan pursuant to which one preferred stock purchase right became attached to each share of Hawaiian's common stock. The following is a brief description of the Hawaiian rights plan as amended and the rights. It is intended to provide a general description only and is subject to the detailed terms and conditions of the Hawaiian rights agreement, which is an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

        Common Stock Certificates Representing Rights.    Until the "distribution date," which we describe below:

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  the rights are not exercisable;

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  the rights attach to and trade only together with the Hawaiian common stock; and

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  stock certificates representing Hawaiian common stock also represent the rights attached to the Hawaiian common stock.

        Hawaiian common stock certificates issued after December 1, 1994 and prior to the distribution date contain a notation incorporating the Hawaiian rights agreement by reference.

        Distribution Date.    The "distribution date" is the earliest of:

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  the tenth business day (or such later day designated by the board of directors of Hawaiian) following the date of the first public announcement, which we refer to as the "share acquisition date," that any person, together with all affiliates and associates of such person (other than Hawaiian or certain related entities, AIP, with respect to the shares it acquired under its 1996 stock purchase agreement with Hawaiian, "grandfathered acquiring persons" (as described below), holders and any person that the Hawaiian board determines, within the time period prescribed by the Hawaiian rights plan, is not an acquiring person) has become the beneficial owner of 15% or more of the then outstanding Hawaiian common stock (we refer to a person meeting these requirements as an "acquiring person");

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  the tenth business day (or such later day designated by the Hawaiian board) following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become an acquiring person; or

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  the first date, on or after the share acquisition date, upon which Hawaiian, directly or indirectly (except pursuant to a transaction approved by the Hawaiian board which does not involve an acquiring person), is involved in a merger or other business combination in which Hawaiian is not the surviving corporation or in which the outstanding shares of Hawaiian common stock are changed into or exchanged for securities or assets of another person, or upon which 50% or more of Hawaiian's consolidated assets or earning power are sold or transferred (other than in transactions in the ordinary course of business) to a person other than one or more wholly-owned subsidiaries of Hawaiian.

In calculating the percentage of outstanding shares of Hawaiian common stock that are beneficially owned by any person, the person will be deemed to beneficially own any Hawaiian common stock issuable upon the exercise, exchange or conversion of any options, warrants or other securities beneficially owned by the person, but Hawaiian common stock issuable upon such exercise will not be deemed outstanding for the purpose of calculating the percentage of Hawaiian common stock that is beneficially owned by any other person.

        No person will be deemed an acquiring person until that person becomes the beneficial owner of a percentage of the then outstanding Hawaiian common stock that is at least 1% more than the percentage of the outstanding Hawaiian common stock beneficially owned by that person solely as a result of distributions pursuant to Hawaiian's 1994 bankruptcy reorganization plan, such person referred to as a "grandfathered acquiring person." Further, if such a grandfathered acquiring person transfers the shares received pursuant to the bankruptcy reorganization plan, the direct transferee will not be deemed to be an acquiring person unless, as a result of another acquisition, the transferee becomes the beneficial owner of at least 1% more than the percentage of outstanding Hawaiian common stock transferred to the transferee by such grandfathered acquiring person. In addition, if any person becomes the beneficial owner of at least 15% of the then outstanding Hawaiian common stock as a result of any decrease in the number of outstanding shares of Hawaiian common stock resulting from any stock repurchase plan or self tender offer of Hawaiian, then the person will not be deemed an acquiring person until the person afterwards acquires beneficial ownership of, in the aggregate, a number of additional shares of Hawaiian common stock equal to 1% or more of the then outstanding Hawaiian common stock.

        Upon the close of business on the distribution date, the rights will separate from the Hawaiian common stock, rights certificates will be issued and the rights will become exercisable.

        Issuance of Rights Certificates.    As soon as practicable following the distribution date, separate certificates representing only rights will be mailed to the holders of record of Hawaiian common stock as of the close of business on the distribution date, and the separate rights certificates alone will represent rights from and after the distribution date.

        Expiration of Rights.    The rights will expire on December 1, 2004 unless earlier redeemed or exchanged, unless the distribution date has previously occurred and the rights have separated from the Hawaiian common stock, in which case the rights will expire on December 1, 2014.

        Exercise of Rights.    Unless the rights have expired or have been redeemed or exchanged, they may be exercised, in whole or in part at the option of the registered holders, as described in the following three paragraphs. No right may be exercised more than once and may only be exercised in one of the three ways described in the following three paragraphs. From and after the first event of the type described below, each right that is beneficially owned by an acquiring person or that was attached to a share of Hawaiian common stock that is subject to an option beneficially owned by an acquiring person will be void.

        Right to Purchase Hawaiian Preferred Stock.    From and after the close of business on the distribution date, each right (other than a right that has become void) will be exercisable to purchase one one-thousandth of a share of Hawaiian Series A preferred stock at an exercise price of $8.00. Prior to the distribution date, Hawaiian may substitute for all or any portion of the Hawaiian Series A preferred stock that would otherwise be issuable upon exercise of the rights, cash, assets or other securities having the same aggregate value as the Hawaiian Series A preferred stock.

        Right to Purchase Hawaiian Common Stock.    From and after the close of business on the tenth business day following the share acquisition date, each right (other than a right that has become void) will be exercisable to purchase, at the exercise price, Hawaiian common stock with a market value equal to two times the exercise price. If Hawaiian does not have sufficient Hawaiian common stock available for all rights to be exercised, Hawaiian will substitute for all or any portion of the Hawaiian common stock that would otherwise be issuable upon the exercise of the rights, cash, assets or other securities having the same aggregate value as that number of shares of Hawaiian common stock.

        Right to Purchase Common Stock of Successor Corporation.    If, on or after the share acquisition date:

  •
  Hawaiian is acquired in a merger or other business combination in which Hawaiian is not the surviving corporation;

  •
  Hawaiian is the surviving corporation in a merger or other business combination in which all or part of the outstanding Hawaiian common stock is changed into or exchanged for stock or assets of another person; or

  •
  50% or more of Hawaiian's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business),

then each right (other than a right that has become void) will thereafter be exercisable to purchase, at the exercise price, shares of common stock of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the exercise price.

        Adjustments to Prevent Dilution.    The exercise price, the number of outstanding rights and the number of shares of Hawaiian Series A preferred stock or Hawaiian common stock issuable upon exercise of the rights are subject to adjustment from time to time as set forth in the Hawaiian rights agreement in order to prevent dilution.

        Cash Paid Instead of Issuing Fractional Securities.    With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional securities will be issued upon exercise of a right (other than fractions of a share of Hawaiian Series A preferred stock that are integral multiples of one one-thousandth of one share of Hawaiian Series A preferred stock and that may, at the election of Hawaiian, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash shall be made based on the market price of such securities on the last trading date prior to the date of exercise.

        Redemption.    At any time prior to the earlier of:

  •
  the tenth business day (or a later day designated by the Hawaiian board) following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become an acquiring person;

  •
  the share acquisition date; or

  •
  the date Hawaiian is acquired in a merger or other business combination in which Hawaiian is not the surviving corporation,

the members of the Hawaiian board serving prior to the date of the event triggering the rights may, at their option, direct Hawaiian to redeem the rights in whole, but not in part, at a redemption price of $.01 per right and Hawaiian will so redeem the rights. Immediately upon such action by the Hawaiian board, the right to exercise rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        Exchange.    At any time after the share acquisition date and prior to the first date thereafter upon which an acquiring person will be the beneficial owner of 50% or more of the outstanding Hawaiian common stock, the Hawaiian board may, at its option, direct Hawaiian to exchange all, but not less than all, of the then outstanding rights for Hawaiian common stock at an exchange ratio per right equal to that number of shares of Hawaiian common stock which, as of the date of the Hawaiian board's action, has a current market price equal to the difference between the exercise price and the current market price of the shares that would otherwise be issuable upon exercise of a right on such date, and Hawaiian will so exchange the rights. Immediately upon such action by the Hawaiian board, the right to exercise rights will terminate and the only right of the holders of rights will be to receive a number of shares of Hawaiian common stock equal to the exchange ratio.

        No Shareholder Rights Prior to Exercise.    Until a right is exercised, the holder of a right, as such, will have no rights as a shareholder of Hawaiian (other than rights resulting from the holder's ownership of Hawaiian common stock), including, without limitation, the right to vote or to receive dividends.

        Amendment of Rights Agreement.    The Hawaiian board of directors may, from time to time, without the approval of any holder of rights, direct Hawaiian and the rights agent to supplement or amend any provision of the Hawaiian rights agreement in any manner, whether or not the supplement or amendment is adverse to any holder of rights, and Hawaiian and the rights agent will so supplement or amend the provision. However, from and after the earliest of:

  •
  the tenth business day (or a later day designated by the Hawaiian board) following the date of the commencement of, or the announcement of an intention to make, a tender offer or exchange offer, the consummation of which would cause any person to become an acquiring person;

  •
  the share acquisition date;

  •
  the date Hawaiian is acquired in a merger or other business combination in which Hawaiian is not the surviving corporation; or

  •
  the redemption date,

the Hawaiian rights agreement will not be supplemented or amended in any manner that would materially and adversely affect any holder of outstanding rights other than an acquiring person. In addition, from and after the first date upon which there exists an acquiring person, the Hawaiian rights agreement will not be supplemented or amended in any manner without the approval of a majority of Hawaiian's directors who were directors prior to that date.

        By a resolution adopted at the April 26, 2002 meeting of the Hawaiian board of directors, the Hawaiian board exempted the Hawaiian merger from the shareholders' rights plan by deeming the Hawaiian merger to be an "Approved Section 13(a) Transaction" and also exempted the AIP restructuring from the shareholders' rights plan by deeming the affiliate of AIP that will acquire AIP's shares of Hawaiian common stock not to be an "acquiring person."

Transfer Agent

        The transfer agent for the Hawaiian common stock and special preferred stock is Mellon Investor Services LLC, San Francisco, California.

COMPARATIVE RIGHTS OF HOLDERS OF
HAWAIIAN HOLDINGS CAPITAL STOCK AND HAWAIIAN CAPITAL STOCK

        The rights of Hawaiian shareholders are currently governed by the Hawaii Business Corporation Act (HBCA) and common law, Hawaiian's restated articles of incorporation, Hawaiian's by-laws and the Hawaiian rights agreement. The rights of Hawaiian Holdings shareholders after the completion of the reorganization will be governed by the Delaware General Corporation Law (DGCL) and common law, Hawaiian Holdings' certificate of incorporation and Hawaiian Holdings' amended by-laws. The rights issued under the Hawaiian rights agreement are attached to Hawaiian common stock, and these rights will expire upon the conversion of the shares of Hawaiian common stock into shares of Hawaiian Holdings common stock in the reorganization. The rights attached to the shares of Hawaiian common stock that remain outstanding and held by a subsidiary of Hawaiian Holdings after the reorganization will be rendered non-exercisable through an amendment of the Hawaiian rights agreement.

        The following is a summary of the material differences between the current rights of Hawaiian shareholders and the rights they will have as shareholders of Hawaiian Holdings following the reorganization. For detailed descriptions of the capital stock of Hawaiian Holdings and Hawaiian see "Description of Hawaiian Holdings Capital Stock" and "Description of Hawaiian Capital Stock" in this proxy statement/prospectus.

Hawaiian Holdings (a Delaware corporation)	Hawaiian (a Hawaii corporation)

Authorized Capital Stock

The authorized capital stock of Hawaiian Holdings will consist of 62 million shares, consisting of 60 million shares of common stock, par value $.01 per share and 2 million of preferred stock, par value $.01 per share, of which there have been designated four shares of Series A special preferred stock, one share of Series B special preferred stock, one share of Series C special preferred stock, and one share of Series D special preferred stock.
The authorized capital stock of Hawaiian consists of 60 million shares of common stock, par value $.01 per share and 2 million shares of preferred stock, par value $.01 per share, which are divided into 1,979,993 shares of preferred stock that are not yet designated, 20,000 shares designated Series A junior participating cumulative preferred stock, four shares designated Series B special preferred stock, one share designated Series C special preferred stock, one share designated Series D special preferred stock and one share designated Series E special preferred stock.
Voting Rights

Holders of common stock are, and holders of special preferred stock will be, entitled to one vote per share. Except as otherwise provided in the certificate of incorporation, holders of common stock and special preferred stock will vote together as a single class on all matters to be voted upon by shareholders.
Holders of common stock and special preferred stock are entitled to one vote per share. Holders of common stock and special preferred stock vote together as a single class on all matters to be voted upon by shareholders.

The DGCL requires voting by separate classes of shares only with respect to amendments to a corporation's certificate of incorporation that adversely affect the powers, preferences or special rights of the shares of a class or that increase or decrease the aggregate number of authorized shares or the par value of the shares of a class.
The HBCA requires voting by separate classes of shares only with respect to amendments to a corporation's articles of incorporation (or with respect to plans of merger or share exchanges that include provisions that would require voting by separate classes if these provisions were amendments to the articles of incorporation) that: adversely affect the holders of those classes,
Under the DGCL, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. Hawaiian Holdings restated certificate of incorporation does not provide for cumulative voting.	increase or decrease the aggregate number of authorized shares, effects an exchange or reclassification of shares of the class into shares of another class (or vice versa), change the designation, rights, preferences or limitations of shares of the class; change the shares of the class into a different number of shares of the same class; create a new class of shares having, or increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have, rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class; limit or deny an existing preemptive right of the shares of the class or cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on shares of the class.

Under the HBCA, shareholders have the right to cumulate their votes in the election of directors under specified procedures unless the articles of incorporation or by-laws of specified categories of corporations provide otherwise. The right of shareholders to cumulate votes has been eliminated in Hawaiian's restated articles of incorporation.
Dividends and Distribution

Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and/or the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Dividends may be paid in cash, property or shares of capital stock.
A Hawaii corporation, unless otherwise provided in its articles of incorporation, may pay dividends and other distributions to its shareholders unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights.

Subject to the rights of holders of preferred stock, holders of common stock will be entitled to receive, on a ratable basis, dividends and other distributions out of assets legally available at times and in amounts as the board of directors of Hawaiian Holdings may determine from time to time. When any dividend or distribution is paid or declared on the common stock, holders of special preferred stock will have the right to receive a dividend per share equal to twice the dividend per share paid on the common stock.	Subject to the foregoing restrictions and the rights of holders of preferred stock, holders of common stock are entitled to receive, on a ratable basis, dividends and other distributions at times and in amounts as the board of directors of Hawaiian may determine from time to time, so long as the dividend or distribution will not render it insolvent or unable to pay its debts as they come due. When any dividend or distribution is paid or declared on the common stock, holders of special preferred stock will have the right to receive a dividend per share equal to twice the dividend per share paid on the common stock.
Treasury Stock
Under the DGCL, if a corporation acquires shares of its own stock, it is not required to retire these shares and may instead treat these treasury shares as issued but not outstanding shares. A corporation may resell its shares of treasury stock for such consideration as the board of directors may determine (including at less than their par value), but may not vote these treasury shares or count them for quorum purposes.	Under the HBCA, a corporation may acquire its own shares and shares so acquired constitute authorized but unissued shares. If the articles of incorporation prohibit the reissuance of acquired shares, the number of authorized shares is reduced by the number of shares acquired, effective upon filing a statement of cancellation showing the reduction in the authorized shares. Hawaiian's articles of incorporation do not prohibit the reissuance of acquired shares.
Effect on Preferred Stock of Mergers and Similar Transactions
In the event Hawaiian Holdings enters into any consolidation, reorganization or other transaction in which shares of Hawaiian Holdings common stock are exchanged for or changed into other stock, securities, cash or into other property, then all shares of Hawaiian Holdings special preferred stock will at the same time be exchanged for or changed into an amount per share equal to the aggregate amount of stock, securities, cash and other property received in exchange for each share of Hawaiian Holdings common stock.	In the event Hawaiian enters into any consolidation, reorganization or other transaction in which shares of Hawaiian common stock are exchanged for or changed into other stock, securities, cash or other property, then all shares of Hawaiian special preferred stock will at the same time be exchanged for or changed into an amount per share equal to the aggregate amount of stock, securities, cash and other property received by each share of Hawaiian common stock.
Number of Directors
The DGCL provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation's certificate of incorporation or by-laws.

The board of directors of Hawaiian Holdings currently will be fixed by the restated certificate of incorporation and amended by-laws at 11 directors.	Under the HBCA, the board of directors must consist of one or more individuals, with the number either to be specified in or fixed in accordance with the articles of incorporation or by-laws.

The board of directors of Hawaiian is currently fixed by the articles of incorporation and by-laws at 11 members.

Classes of Directors
The DGCL permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. Hawaiian Holdings' restated certificate of incorporation will not provide for a classified board of directors.	Under the HBCA, if there are nine or more directors, the articles of incorporation may provide for staggering their terms by dividing the total number of directors into two or three groups, with each group containing one-half or one-third of the total (as near as may be) and with only one group to be elected each year. Hawaiian's restated articles of incorporation do not provide for a staggered board.
Qualifications of Directors

Under the DGCL, a director need not be a shareholder unless the certificate of incorporation or by-laws so requires. Hawaiian Holdings' restated certificate of incorporation will not contain such a requirement, and its amended by-laws will provide that directors need not be shareholders of Hawaiian Holdings. Hawaiian Holdings' amended by-laws will provide that the qualifications of directors will consist of nomination in accordance with the procedures described under "Description of Hawaiian Holdings Capital Stock—Special Preferred Stock and Related Provisions—Nomination of Members of the Board."
The HBCA provides that, unless the articles of incorporation or by-laws so prescribe, a director need not be a resident of Hawaii or a shareholder of the corporation. Hawaiian's restated articles of incorporation do require that at least one member of the board of directors be either Hawaii residents or shareholders. Hawaiian's amended by-laws provide that the qualifications of directors consist of nomination in accordance with procedures described under "Description of Hawaiian Capital Stock—Special Preferred Stock—Voting Rights."
Board Nomination Rights

Each holder of a share of special preferred stock will be entitled to identify for nomination one member of Hawaiian Holdings' board of directors, subject to specified conditions, which are described in detail under "Description of Hawaiian Holdings Capital Stock."
Each holder of a share of special preferred stock is entitled to identify for nomination one member to Hawaiian's board of directors subject to specified conditions, which are described in detail under "Description of Hawaiian Capital Stock."

Removal of Directors
The DGCL provides that a director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. However, in the case of a corporation whose board is classified, the directors may be removed only for cause unless the certificate of incorporation provides otherwise. Hawaiian Holdings will not have a classified board of directors.

Hawaiian Holdings' amended by-laws will provide that, subject to the rights of holders of preferred stock, any director may be removed from office with or without cause by the holders of a majority of the combined voting power of the outstanding shares of voting stock.	Under the HBCA, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause.

A director, including a director nominated by the holders of special preferred stock, may be removed, with or without cause, by the affirmative vote of shareholders having a majority of the corporation's voting power at a special meeting called expressly for that purpose. A Hawaii court may also remove a director in an action commenced by the corporation or by holders of at least 10% of the shares of any class if the court finds that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and that removal is in the best interest of the corporation.
Filling Vacancies on the Board of Directors

The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or an increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office.

Newly created directorships and vacancies on Hawaiian Holdings' board may be filled by affirmative vote of a majority of the board or by a plurality of the votes cast by shareholders at a meeting. However, so long as there is a holder of special preferred stock of Hawaiian Holdings, and the vacancy is of a director nominated by that holder, Hawaiian Holdings' board may fill the vacancy only with a person nominated by the holder. Furthermore, if the type of vacancy described in the preceding sentence is not filled within 30 days, the vacancy may be filled by the affirmative vote of the holders of a majority of this series of special preferred stock.
The HBCA provides that, unless the articles of incorporation provide otherwise, vacancies and newly created directorships from an increase in the authorized number of directors may be filled by the shareholders, the board of directors or, if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of all the directors remaining in office.

Newly created directorships and vacancies on Hawaiian's board may be filled by the affirmative vote of a majority of the board or by a plurality of the votes cast by shareholders at a meeting. However, so long as there is a holder of special preferred stock of Hawaiian, and the vacancy is of a director nominated by that holder, the Hawaiian board may fill the vacancy only with a person nominated by the holder. Furthermore, if the type of vacancy described in the preceding sentence is not filled within 30 days, this vacancy may be filled by the affirmative vote of the holders of a majority of the series of special preferred stock.

Special Meetings of Shareholders
Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the by-laws. Hawaiian Holdings' amended by-laws will provide that special meetings of Hawaiian Holdings shareholders may be called only by the chairman of the board of directors or by a resolution approved by a majority of the board of directors subject to the rights of holders of any series of preferred stock of Hawaiian Holdings. Business at such special meetings is limited to the purpose stated in the notice for such meeting.	Under the HBCA, a corporation is required to hold a special meeting of shareholders on the call of its board of directors or a person authorized to do so by the articles of incorporation or by-laws, or by written demand of shareholders holding at least ten percent of the outstanding stock of Hawaiian entitled to vote at the meeting.

Special meetings of Hawaiian shareholders must be called by the corporate secretary upon written request of the holders of not less than one-tenth of the issued and outstanding common stock entitled to vote at the meeting or upon the resolution of the board of directors. Business at such meetings is limited to the purpose stated in the notice of meeting.
Requirements for Advance Notification of Shareholder Nominations and Proposals
Hawaiian Holdings' amended by-laws will require that shareholders provide advance notice of nomination of directors and shareholder proposals for consideration of an annual meeting. Notice for an annual meeting must be received by Hawaiian Holdings:

•    not earlier than 120 days prior to the anniversary of last year's annual meeting; and

•    not later than 90 days prior to such anniversary date.

If the date of the annual meeting is more than 30 days before or 70 days after such anniversary date, then notice must be received by Hawaiian Holdings.	Hawaiian's amended by-laws require that shareholders provide advance notice of shareholder proposals for consideration at an annual meeting. The advance notice must be received by the corporate secretary not less than 30 nor more than 60 days prior to the annual meeting. However, if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, the notice must be received no later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made.

The notice must include specified information regarding the proposal and the shareholder making the proposal that would be required by the proxy rules of the SEC.
• Not earlier than 120 days prior to the date of the annual meeting; and • not later than 90 days prior to the date of the annual meeting, or 10 days after public announcement of such date, if later.

The notice must include specified information regarding the nominee or the proposal and the shareholder making the nomination or proposal that would be required by the proxy rules of the SEC.

Only business identified in the notice of special meeting may be conducted at the special meeting. If a special meeting is called to elect directors, a shareholder may submit nominations provided that the shareholder's notice is received by Hawaiian Holdings:

•    not earlier than 120 days prior to the date of the special meeting; and

• not later than 90 days prior to the date of the special meeting, or 10 days after public announcement of such date, if later.
Notice of Shareholders Meetings

The DGCL requires notice of shareholders meetings to be sent to all shareholders of record entitled to vote at the meeting not less than 10 nor more than 60 days prior to the date of the meeting.

Hawaiian Holdings' amended by-laws will provide for notice to shareholders of record not less than 10 nor more than 60 days prior to an annual or special meeting.
Under the HBCA, a corporation must notify shareholders entitled to vote of the date, time and place of each shareholders' meeting no fewer than 10 nor more than 60 days before the meeting date.

Hawaiian's amended by-laws provide for written notice to shareholders entitled to vote at a meeting not less than 10 nor more than 70 days prior to the date set for an annual or special meeting.
Shareholder Action by Written Consent

Hawaiian Holdings' amended by-laws will provide that shareholder action may not be taken by written consent, but instead that any action required or permitted to be taken by shareholders must be effected at an annual or special meeting of shareholders, subject to the rights of holders of any series of the preferred stock.
Any action required or permitted to be taken by shareholders of Hawaiian at a shareholders' meeting may be taken by the unanimous written consent of shareholders, but such action is impracticable because of the large number of Hawaiian shareholders.
Undesignated Preferred Stock
The board of directors will be authorized to issue preferred stock with voting or other rights or preferences without shareholder approval.	The board of directors is authorized to issue preferred stock with voting or other rights or preferences without shareholder approval.

Amendment of Certificate of Incorporation

Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of the board of directors and shareholders holding a majority of the outstanding stock entitled to vote on such amendment, unless a different proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Most provisions in Hawaiian Holdings' restated certificate of incorporation, including those relating to the special preferred stock but excluding the authorized capital provision, may be amended only by the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding shares of voting stock of Hawaiian Holdings voting together as a single class.
Under the HBCA, amendments to a corporation's articles of incorporation require the approval of the board of directors (except in specified instances involving a conflict of interest) and the approval of the holders of two-thirds of the shares entitled to vote on the amendment.

Under Hawaiian's restated articles of incorporation, the affirmative vote of the holders of two-thirds of all outstanding shares of the capital stock of Hawaiian with voting power is required to amend Hawaiian's restated articles of incorporation.
Amendment of By-laws

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation.

Hawaiian Holdings' board may amend the by-laws by the vote of a majority of the entire board of directors, subject to repeal or change by action of shareholders, except for the provisions of Hawaiian Holdings' amended by-laws relating to:

•    amendment of the by-laws;

•    the number, qualification or term of office of directors;

•    newly created directorships or vacancies;

•    removal of directors;

•    special meetings of the board; and

•    quorum of directors.

Under the HBCA, a corporation's board of directors may amend or repeal the by-laws unless either the articles of incorporation or the HBCA reserve this power exclusively to the shareholders, or the shareholders in amending or repealing a particular by-law provide expressly that the board of directors may not amend or repeal that by-law. A corporation's shareholders may amend or repeal the corporation's by-laws even though the by-laws may also be amended or repealed by its board of directors.

Hawaiian's amended by-laws may be amended, altered or repealed by the affirmative vote of a majority of the members of the board, subject to repeal or change by action of shareholders, except for the provisions of Hawaiian's amended by-laws relating to:

•    the number or qualifications of directors;

•    notice and other requirements with respect to shareholder meetings; and

•    the removal of directors and filling of vacancies or the amendment of the amended by-laws.

The majority of the board which approves an amendment to the provisions listed above must include at least one director, if any, nominated by the holder of the Series A special preferred stock and at least two of the three directors nominated by the holders of the Series B, Series C and Series D special preferred stock.	The provisions of the by-laws listed above may be amended only by a majority of the board of directors that includes a director, if any, nominated by the holder of the Series B special preferred stock and at least two of the three directors nominated by the holders of the Series C, Series D and Series E special preferred stock.
Indemnification

The DGCL provides that, subject to certain limitations in the case of suits brought by or in the right of the corporation, a corporation may indemnify any person who is made a party to any suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person:

•    acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•    in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.
The HBCA provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against the liability incurred in the proceeding if:

•    The individual conducted himself or herself in good faith and the individual reasonably believed: (i) in the case of conduct in the individual's official capacity, the individual's conduct was in the best interests of the corporation; and (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; or

•    the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

To the extent that a director is successful in the defense of such a proceeding, the corporation is required by the DGCL to indemnify such director for reasonable expenses incurred thereby. The HBCA also provides that a corporation may include indemnification provisions in its articles of incorporation that are broader than the foregoing provisions.

Hawaiian Holdings' restated certificate of incorporation and amended by-laws will provide for indemnification, to the fullest extent authorized by Delaware law, for each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of such company (or was serving at the request of such company as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss reasonably incurred by this person provided that indemnification in connection with a proceeding brought by this person will be required only if the proceeding was authorized by Hawaiian Holdings' board of directors.

Hawaiian Holdings' restated certificate of incorporation and amended by-laws also will provide that Hawaiian Holdings must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by Delaware law, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Hawaiian Holdings' restated certificate of incorporation and amended by-laws authorize the company to provide similar indemnification to its employees or agents.

The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Hawaiian Holdings' restated certificate of incorporation or amended by-laws, agreement, vote of shareholders or disinterested directors or otherwise.
Under the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding. Also under certain circumstances, a director may apply and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

The current indemnity provisions in Hawaiian's restated articles of incorporation were adopted under an earlier version of the HBCA. These provisions require the corporation to provide indemnification to a person named in a proceeding by reason of being a director or officer if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. No indemnification, however, may be made in a proceeding brought by or in the right of Hawaiian in respect of any matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Hawaiian unless and only to the extent that the applicable court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. Further, indemnification under the provisions in Hawaiian's restated articles of incorporation may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because he or she has met the applicable standard, with such determination to be made

•    by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

• if the quorum is not obtainable, by independent legal counsel in a written opinion to the corporation;

• by a majority vote of the shareholders; or • by the court in which the proceeding is or was pending upon application.

Hawaiian's restated articles of incorporation also provide that expenses incurred in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in a particular case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified.

Any indemnification pursuant to Hawaiian's restated articles of incorporation is not to be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement or otherwise.
Limitations on Directors' and Officers' Liability

Under the DGCL, a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. A corporation, however, may not eliminate or limit the liability of a director for:

•    any breach of the director's duty of loyalty to the corporation or its shareholders;

•    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•    payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL; or

•    any transaction from which the director derived an improper personal benefit.

The restated certificate of incorporation of Hawaiian Holdings will provide that, to the fullest extent permitted under the DGCL, no director will be liable to Hawaiian Holdings or
Under the HBCA, a corporation may, in its articles of incorporation, eliminate or limit the personal liability of its directors in any action brought by the shareholders or the corporation for monetary damages against any director of the corporation for any action taken, or any failure to take any action, as a director. A corporation, however, may not eliminate or limit the personal liability of a director for:

•    the amount of a financial benefit received by a director to which the director is not entitled;

•    an intentional infliction of harm on the corporation or the shareholders;

•    payment of a dividend or other distribution in violation of section 414-223 of the HBCA; or

•    an intentional violation of criminal law.

The restated articles of incorporation of Hawaiian provide that, to the fullest extent permitted by the HBCA, a director will not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

its shareholders for monetary damages for breach of fiduciary duty as director. This provision protects Hawaiian Holdings' directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care.
Shareholder Rights Plan
Hawaiian Holdings will not have a shareholder rights plan immediately after the reorganization, but the board could adopt such a plan in the future (although it has no current plans to do so).	Hawaiian currently has a shareholder rights plan, which is summarized under "Description of Hawaiian Capital Stock—Shareholder Rights Plan."
Interested Director Transactions

Under Delaware law, contracts or transactions between a corporation and one or more of its directors or officers will not be void or voidable solely because of this reason or solely because the interested director or officer is present or participates in the board or committee meeting that authorizes the contract or transaction so long as:

•    the material facts as to the director's or officer's relationship or interest and as the contract or transaction are disclosed or are known to the board or committee, and the board in good faith authorizes the contract or transaction by a vote that includes the affirmative votes of a majority of the directors, even if the disinterested directors are less then a quorum;

•    the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are known to the shareholders entitled to vote, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

• the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or shareholders.
Under Hawaii law, contracts or transactions between a corporation and one or more of its directors may not be enjoined, set aside or give rise to an award of damages or other sanctions, in a proceeding by a shareholder or in a derivative proceeding, because the director, or a person with whom the director has a personal, economic or other association has an interest, so long as the contract or transaction:

•    is approved by a majority of the members of the board who are "qualified directors" (but no fewer than two) or by a majority of the members of a committee who are either all of the qualified directors on the board or were approved by the affirmative vote of all qualified directors on the board after disclosure of the existence and nature of the conflicting interest and of all material facts known about the transaction (even if directors who are not qualified directors participate in the related deliberations or vote);

• is approved by a majority vote of shares beneficially owned by shareholders of Hawaiian who are not directors with a conflicting interest or specified persons related to such directors, after disclosure of the existence and nature of the conflicting interest and of all material facts known about the transaction; or

Interested directors may be counted for quorum purposes at a meeting.	• if the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to Hawaiian.

A "qualified director" is a director who does not have a conflicting interest or a family, financial, professional or employment relationship with a director who has a conflicting interest if, under the circumstances, the relationship would reasonably be expected to exert an influence on the director's judgment when voting on the transaction.
Approval of Merger
Under the DGCL, a merger or consolidation must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon. However, under Section 251(f) of the DGCL, no vote of shareholders of a constituent corporation surviving a merger is required, unless the corporation provides otherwise in its certificate of incorporation (which Hawaiian Holdings' restated certificate of incorporation will not), if:

•    the merger agreement does not amend the certificate of incorporation of the surviving corporation;

•    each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

•    either no shares of common stock of the surviving corporation are to be issued or delivered pursuant to the merger or, if such common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding immediately prior to the merger by more than 20%.
Under the HBCA, a merger or share exchange to which Hawaiian is a constituent party must be approved by three-fourths of the outstanding shares of common stock and special preferred stock, voting together as a single voting group, and the affirmative vote of the majority of the shares of special preferred stock, voting together as a single voting group. However, action by the shareholders of the surviving corporation on a plan of merger is not required if:

•    the articles of incorporation of the surviving corporation will not differ (with limited exceptions) from the articles of incorporation before the merger;

•    each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical rights, immediately after the merger;

• the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

In addition, under Section 251(g) of the DGCL, no shareholder approval is required if a corporation merges with a direct or indirect wholly-owned subsidiary in order to form a holding company structure, so long as specified requirements are satisfied. As a result, if Hawaiian had been a Delaware corporation, a reorganization similar to that contemplated by the reorganization proposal would not have required shareholder approval.	• the number of participating shares (i.e., shares entitled to participate without limitations on distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.
Approval of Sale of Assets

Any sale, lease or exchange of all or substantially all of Hawaiian Holdings' assets must be approved by a majority of the outstanding shares of Hawaiian Holdings common stock and special preferred stock, voting together as a single class.
Any sale, lease or exchange of all or substantially all of Hawaiian's assets other than in the usual and regular course of business must be approved by three-fourths of the outstanding shares of Hawaiian common stock and special preferred stock, voting together as a single voting group.
Anti-Takeover Provisions

The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

Section 203 of the DGCL prohibits, with certain exceptions, "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested shareholder.
The Hawaii Control Share Acquisition Act places restrictions on the acquisition of ranges of voting power in the election of directors of an issuing public corporation, which is defined as a corporation incorporated in Hawaii with at least 100 shareholders and having its principal place of business or substantial assets located in Hawaii. The Control Share Acquisition Act does not currently apply to Hawaiian by virtue of a provision in its restated articles of incorporation making the Act inapplicable to Hawaiian. Neither Hawaiian Holdings nor Hawaiian will be an issuing public corporation within the meaning of the Control Share Acquisition Act following the reorganization.
In accordance with Section 203, Hawaiian Holdings will make an election in its restated certificate of incorporation to opt out of this section so that it will not apply to Hawaiian Holdings.

Hawaiian Holdings (a Delaware corporation)	Hawaiian (a Hawaii corporation)

The Hawaii Corporate Take-Overs Act (the "HCTA"), generally applies to take-over offers made to residents of the State of Hawaii in cases where the offeror would become the beneficial owner of more than 10% of any class of equity securities of a target company, or where an offeror that already owns more than 10% of any class of equity securities of the target company would increase its beneficial ownership by more than 5%. Under the HCTA, a "take-over offer" is an offer to acquire any equity securities of a target company from a Hawaii resident pursuant to a tender offer or request or invitation for tenders. A "target company" is an issuer of publicly traded equity securities that is organized under the laws of Hawaii or has at least 20% of its equity securities beneficially held by Hawaii residents and has substantial assets in Hawaii. (Under this definition, the HCTA may apply to Hawaiian Holdings following the reorganization.)

The HCTA does not apply if the offer has been approved in writing by the board of directors of the target company, if the offeror is the issuer of the securities, if the offeror does not acquire more than 2% of any class of equity securities of the issuer during the preceding 12 month period, or if the offer involves an exchange of securities that is registered under (or exempt from) the HCTA. Under the HCTA, no offeror may acquire from any Hawaii resident equity securities of a target company at any time within two years following the last purchase of securities pursuant to a take-over offer with respect to the same class of securities, including but not limited to acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the holders of the equity securities are afforded, at the time of the acquisition, a reasonable opportunity to dispose of the securities to the offeror upon substantially equivalent terms as those provided in the earlier take-over offer. The HCTA requires that any person making a covered take-over offer file a registration statement with the Hawaii Commissioner of Securities.

Appraisal or Dissenters' Rights

Under Section 262 of the DGCL, shareholders of a corporation involved in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration, provided that these shareholders comply with the procedural requirements set forth under Delaware law for perfecting this right. However, appraisal rights are not available to holders of shares that are:

•    listed on a national securities exchange;

•    designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

•    held of record by more than 2,000 holders;

unless holders of such stock are required under the terms of the merger agreement to accept consideration in the reorganization other than any combination of:

•    shares of stock or depositary receipts of the surviving corporation in the reorganization;

•    shares of stock or depositary receipts of another corporation that, at the effective date of the reorganization, will be either:

•    listed on a national securities exchange;

    •    designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

    •    held of record by more than 2,000 holders; or

•    cash in lieu of fractional shares of stock or depositary receipts received.

Under Hawaii law, shareholders of a corporation involved in a merger or other specified extraordinary actions have a right to dissent from these actions, and obtain payment of the fair value of their shares, in lieu of receiving the reorganization consideration, provided that these shareholders comply with specified procedural requirements. See "Proposal Two: The Reorganization—Rights of Dissenting Shareholders."

Shareholders have dissenters' rights under the HBCA with respect to the following corporate actions:

•    a merger if (a) shareholder approval of the action is required and the shareholder is entitled to vote on the merger or (b) the corporation is a subsidiary that is merged with its parent under the HBCA;

•    a share exchange in which their shares will be acquired, if the shareholder is entitled to vote on the exchange;

•    a sale or exchange of all, or substantially all, of the property of the corporation other than in the ordinary course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution (with specified exceptions);

•    charter amendments that materially and adversely affect rights in respect of a dissenter's shares in certain specified respects;

•    a conversion to which the corporation is the converting entity if the shareholder is entitled to vote on the conversion; and

•    actions pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board provides for the right to dissent.

Shareholder Preemptive Rights

The DGCL provides that no shareholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights. Hawaiian Holdings' restated certificate of incorporation will not provide for preemptive rights.
The HBCA provides that shareholders of a corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation so provide. The articles of incorporation of Hawaiian expressly denies preemptive rights other than such rights as the board in its discretion may grant. No such rights have been granted.
Inspection of Shareholder Lists

Delaware law allows any shareholder to inspect the stock ledger and the other books and records of a corporation for a purpose reasonably related to that person's interest as a shareholder. Hawaiian Holdings' amended by-laws will provide that the shareholder list will be available for inspection at least 10 days before every shareholders meeting.
The HBCA allows any shareholder to inspect the shareholders' list beginning two business days after notice of the meeting is given and continuing through the meeting. A shareholder or his or her agent or attorney is entitled on written demand to inspect and to copy the list, during regular business hours and at the shareholder's expense, during the period it is available for inspection.

Hawaii law also allows any shareholder to inspect the stock ledger and obtain a certified copy of anything in the ledger, provided that the shareholder pays a reasonable charge for the preparation of the certified transcript.

INFORMATION ABOUT HAWAIIAN

Overview

        We are the largest airline headquartered in Hawaii, based on operating revenues of $611.6 million for 2001. We are engaged primarily in the scheduled transportation of passengers, cargo and mail. We were incorporated in January 1929 under the laws of the Territory of Hawaii. On average and depending on seasonality, we operate approximately 150 scheduled flights per day with:

  •
  daily service on our "transpacific" routes between Hawaii and Las Vegas, Nevada, the five key U.S. West Coast gateway cities of Los Angeles, San Diego and San Francisco, California, Seattle, Washington and Portland, Oregon and, beginning in 2002, Sacramento, California, Ontario, California and Phoenix, Arizona;

  •
  daily service on our "interisland" routes among the six major islands of Hawaii; and

  •
  weekly service on our "south pacific" routes as the sole direct provider of air transportation from Hawaii to each of Pago Pago, American Samoa, and Papeete, Tahiti.

        We also provide charter service daily from Honolulu to Las Vegas and two to three times weekly from Honolulu to Anchorage, Alaska.

        As of May 31, 2002, our operating fleet consisted of six Boeing 767-300ER aircraft, 13 Boeing 717-200 aircraft and 10 DC-10 aircraft. In 2001, we announced plans to replace all of our wide-body DC-10 aircraft utilized on the transpacific and south pacific routes with 16 Boeing 767-300ERs. Under this plan, we expect to take delivery in 2002 and 2003 of 10 additional Boeing 767-300ER aircraft. Upon completion of our fleet modernization plan in 2003, we expect to have one of the youngest fleets of any U.S. national or major carrier.

        Additional information about Hawaiian is contained in Hawaiian's annual report to shareholders for the year ended December 31, 2001 and quarterly report on Form 10-Q for the quarter ended March 31, 2002 that accompany this proxy statement/prospectus and other documents that are not being delivered with this proxy statement/prospectus. For information about how you can obtain these other documents, see "Where You Can Find More Information."

Recent Developments

        Termination of Merger with Aloha and TurnWorks.    On December 19, 2001, we entered into an agreement and plan of merger with Aloha Airgroup, Inc., TurnWorks Acquisition III, Inc. and TurnWorks, Inc., pursuant to which each of Hawaiian and Aloha agreed to become a wholly owned subsidiary of a new holding company and the existing shareholders of Hawaiian and Aloha would become, along with TurnWorks, shareholders of the new holding company. When it became clear that the April 18, 2002 outside date in our merger agreement with Aloha and TurnWorks would not be met, we were asked by TurnWorks to extend that date. After discussions with the other parties about potential revisions to the proposed merger as a condition to any extension, we decided and announced that we would not agree to an extension. Subsequently, Aloha and TurnWorks announced they would no longer pursue the proposed merger, and the parties effectively treated the merger agreement as terminated. To avoid any doubt on the matter, on April 18, 2002, we formally terminated the merger agreement, while reserving our position that the merger agreement had been effectively terminated prior to that date. Since then, Aloha has publicly stated that it may seek the payment of a $4 million fee from us arising from the termination of the merger agreement. To date, Aloha has neither made a formal request nor initiated legal action seeking the payment of a termination fee. We have no present intention to pay a termination fee to any party to the merger agreement, and believe that no termination fee is owed to any party under the terms of the merger agreement.

        Stock Repurchase Program.    On April 19, 2002, after the formal termination of the merger agreement, we began purchasing shares under the stock repurchase program that was authorized by our board of directors in March 2002. The program authorizes us to purchase up to 5 million shares of our common stock from time to time in the open market or privately negotiated transactions. Under this program, we purchased approximately 990,700 shares in open market transactions through May 7, 2002, when we terminated this repurchase program.

        Tender Offer.    On May 31, 2002, Hawaiian commenced a tender offer to purchase for cash up to 5,880,000 shares of its own common stock at a price of $4.25 per share (which we refer to as the "offer"). This represents approximately 17.46% of the Hawaiian common stock outstanding on that date. The offer is set to expire at 12:00 midnight, New York City time, on June 27, 2002, unless we decide to extend or terminate the offer. Although the offer is not conditioned on any minimum number of shares being tendered, it is subject to specified conditions.

        AIP has informed us that it intends to tender all of its 18,181,818 shares, on the condition that in no event will we accept for payment more than that number of AIP's shares that would cause its ownership interest in Hawaiian, following completion of the offer, to be less than or equal to 50.0%. Therefore, pursuant to applicable proration procedures, the number of shares that shareholders ultimately surrender for purchase will likely be less than the number of shares they tender.

        Assuming we purchase 5,880,000 shares pursuant to the offer at the price of $4.25 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, will be approximately $25.34 million. We will fund the cost of the offer through our existing unrestricted cash and cash equivalents, which was approximately $80 million as of May 30, 2002.

        The terms and conditions of the offer are described more fully in the Offer to Purchase dated May 31, 2002, the Letter of Transmittal and related documents. The offer is being made only by reference to these documents, which were mailed to shareholders on or about May 31, 2002. In addition, Hawaiian filed with the SEC a tender offer statement on Schedule TO, which includes additional information about the offer. Before making any decision with respect to the offer, investors and securityholders are urged to read the Offer to Purchase, the Letter of Transmittal and related documents, as well as the tender offer statement on Schedule TO and other documents filed with the SEC, because they will contain important information about the offer. For information about how you can obtain these documents, see "Where You Can Find More Information." In addition, shareholders may obtain these documents and other important information about the offer by contacting Mellon Investor Services LLC, the information agent for the offer, toll free at (800) 549-9249.

MANAGEMENT, EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACTIONS

Directors and Executive Officers

        All of our directors are appointed in accordance with our amended by-laws. Pursuant to our amended by-laws, based on AIP's share ownership as of the record date, AIP has the right to identify for nomination six of the eleven directors. In addition, pursuant to our amended by-laws, based on its rights under its collective bargaining agreement with us, each of the IAM, the AFA and ALPA has the right to identify for nomination one director. AIP has agreed to vote its shares in favor of the nominees identified by the unions. In addition, our board is required to nominate one outside director (an individual not employed by us or affiliated with AIP or any of our unions), and one director who is a senior management official.

        All officers are appointed annually by our board of directors at their first meeting after the annual meeting of shareholders at which our board is elected and at subsequent meetings of our board or as directed by our amended by-laws or as delegated by our board.

        The directors and executive officers of Hawaiian will become the directors and executive officers of Hawaiian Holdings after the completion of the reorganization. Information regarding our current executive officers is provided below:

Name	Age	Position
John W. Adams	58	Chairman of the Board of Directors, Chief Executive Officer and President
H. Norman Davies, Jr.	66	Executive Vice President—Operations
Christine R. Deister	52	Executive Vice President and Chief Financial Officer
John B. Happ	46	Senior Vice President—Marketing and Sales
Ruthann S. Yamanaka	48	Senior Vice President—People Services Group
Lyn F. Anzai	59	Vice President, General Counsel and Corporate Secretary
Karen A. Berry	45	Vice President—Finance and Treasurer
Brian D. Hermansader	60	Vice President—Maintenance and Engineering
Rolland F. Lawrence	61	Vice President—Flight Operations
Blaine J. Miyasato	38	Vice President—Customer Services
Glenn G. Taniguchi	59	Vice President—Schedule Planning

        Biographical information regarding Mr. Adams can be found under "Proposal Number One—Election of Directors." Biographical information regarding our other executive officers is provided below.

        H. Norman Davies, Jr.    Mr. Davies was appointed executive vice president—operations of Hawaiian on April 1, 2002. Previously, he was vice president—safety and security from January 6, 1997 until March 31, 2002. He was chief pilot in New York for Delta from November 1991 until June 1996.

        Christine R. Deister.    Ms. Deister became executive vice president and chief financial officer of Hawaiian in July 2001. Previously, she was executive vice president, chief financial officer and treasurer, from March 1, 2001 to July 10, 2001. Prior to joining Hawaiian, she had been employed with TWA for more than 30 years, most recently as senior vice president—finance and treasurer.

        John B. Happ.    Mr. Happ has been senior vice president—marketing and sales since December 1997. He served dual roles of vice president—market planning for LTU Airlines and vice president—marketing for its subsidiary, Go America, from 1996 to 1997. From 1989 to 1996, he held various senior marketing and business development positions at Continental Airlines, Inc., including most recently managing director of the Newark Business Unit.

        Ruthann S. Yamanaka.    Ms. Yamanaka has been senior vice president—people services group since March 1998. She was senior vice president—assistant director, human resources for Bank of Hawaii from July 1994 through February 1998 and manager, quality assurance administration from 1988 to 1994.

        Lyn F. Anzai.    Ms. Anzai has been vice president, general counsel and corporate secretary since July 1997. She was senior counsel in the corporate/investment legal division of Kamehameha Schools Bishop Estate from November 1990 until July 1997.

        Karen A. Berry.    Ms. Berry was appointed vice president—finance and treasurer effective June 1, 2001. She held the position of director—financial and business analysis from 1990 until 1997, after which she held several senior positions within the finance and marketing divisions, most recently as managing director—finance.

        Brian D. Hermansader.    Mr. Hermansader was appointed vice president—maintenance and engineering effective August 1, 2001. He held the position of division manager modifications operations with SRTechnics from 2000 to July 2001. From 1997 to 2000, he was the director quality assurance with U. S. Technical and from 1996 to 1997 he was vice president maintenance and engineering with Carnival Airlines.

        Rolland F. Lawrence.    Mr. Lawrence was appointed vice president—flight operations on June 26, 2000. He has been a pilot with Hawaiian since 1966 and most recently served as a DC-10 captain. Mr. Lawrence is expected to retire on June 27, 2002.

        Blaine J. Miyasato.    Mr. Miyasato has been vice president—customer services since January 2000, after serving as vice president—in-flight, catering and product development from February 1999 to January 2000. From 1993 to 1998 he held various senior positions at Hawaiian including senior director—in-flight, product development and catering.

        Glenn G. Taniguchi.    Mr. Taniguchi has been vice president—schedule planning since 1998. He was vice president—schedule planning and reservations from 1995 to 1998. He was staff vice president—schedule planning and reservations of Hawaiian from 1991 until 1995.

Recent Developments Regarding Executive Management

        On March 28, 2002, our board of directors accepted the resignation of Robert W. Zoller, Jr., who had been with Hawaiian since December 1, 1999, and had been president and chief operating officer since January 30, 2001. On the same date, our board of directors changed Paul J. Casey's title to that of vice chairman, chief executive officer and president effective April 1, 2002. Also, on the same date, our board of directors promoted H. Norman Davies, Jr., who had been with Hawaiian since January 1997 from the position of vice president—safety and security to the position of executive vice president—operations.

        On May 15, 2002, Paul J. Casey tendered his resignation as our vice chairman, chief executive officer and president and as a member of our board of directors. Mr. Casey will remain one of our employees through June 30, 2002. In connection with Mr. Casey's resignation, our board of directors nominated and elected John W. Adams, the chairman of our board of directors, to be our chief executive officer and president, effective as of May 17, 2002, until a successor is named.

Certain Matters Involving Directors and Executive Officers

  Responsibilities of the Board; Meetings

        Our board of directors has responsibility for the overall direction of our business and affairs, although it is not involved in day-to-day operations. Our board of directors and its committees establish corporate policy and make major decisions at their meetings. Our management keeps directors informed by providing them various reports and other information at meetings of our board of directors and its committees and at other times during the year. Regular meetings of our board of directors are held six times per year and other meetings are held when required. In 2001, our board of directors held twelve meetings, six of which were telephonic meetings and also acted by unanimous written consent. During 2001, each director attended at least 75% of the total number of meetings of the board and committees on which he or she served.

  Compensation of Directors

        During fiscal year 2001, nonemployee directors were each paid a $12,000 annual retainer fee, prorated on a monthly basis. In addition to the $12,000 annual retainer fee, nonemployee directors received a fee of $1,250 for each meeting of the board of directors attended (decreased to $625 for telephonic attendance) and a fee of $500 for each committee meeting attended. We provided travel to and from board meetings, as well as hotel accommodations, meals and ground transportation, as needed, for all directors. Mr. Adams, Mr. Casey, Mr. Morella and Ms. Soper, as employee directors, received only reimbursement for expenses incurred in attending meetings.

        In addition to the standing board committees, on October 29, 2001, the board appointed the members of the audit committee to serve as a special committee to conduct an independent review of and to negotiate on behalf of the minority shareholders the terms of the merger agreement with Aloha and TurnWorks under which our operations and those of Aloha were to have been combined under a single holding entity. The executive committee authorized payment to the special committee of fees and reasonable business expenses as follows:

	Retainer	Monthly Retainer	In Person Meeting	Telephonic Meeting
Chairman	$30,000	$3,750	$3,750	$1,500
Members	20,000	2,500	2,500	1,000

The special committee met nine times during 2001 and earned the following fees for 2001 which were paid in January 2002: Mr. Cole—$59,250; Mr. Hoar—$38,500; and Mr. Weisfield—$39,500. The committee continued through March 2002 and held one meeting in 2002. Fees for 2002 were paid as follows: Mr. Cole—$20,250; Mr. Hoar—$8,500; and Mr. Weisfield—$8,500.

        Nonemployee directors are eligible to receive stock options under the terms of the 1996 Nonemployee Director Stock Option Plan. At its discretion, the compensation committee of the board of directors, acting pursuant to that plan, can grant stock options to nonemployee directors under the terms of the plan. In 2001, no stock options were granted to nonemployee directors pursuant to the 1996 Nonemployee Director Stock Option Plan.

  Indemnification Agreements

        At the 1995 annual meeting of shareholders, the shareholders approved and authorized us to enter into indemnification agreements with all of our directors and officers, including all of the named executive officers. The agreements provide for mandatory indemnification of the director or officer (the

"indemnitee") against expenses (including attorney's fees), judgments, fines, penalties and settlement amounts to the fullest extent permitted by law, subject to certain specified limitations and subject to the indemnitee meeting the applicable standard of conduct. To be entitled to indemnification in proceedings other than proceedings by us or in our right, the indemnitee must have acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests. For criminal proceedings, the director or officer must have had no reasonable cause to believe that the conduct in question was unlawful and, if the director or officer is found guilty, a disinterested majority of the directors must find that (i) the indemnitee did not receive a pecuniary benefit to our detriment and (ii) under the circumstances, the indemnitee is entitled to indemnification. To be entitled to indemnification in proceedings by us or in our right, the indemnitee must have acted in good faith and in a manner he or she believed to be in or not opposed to our best interests and its shareholders, but no such indemnification may be made if the indemnitee is adjudged liable for negligence or misconduct in the performance of his or her duties unless and to the extent that the court in which the proceeding was pending finds the indemnitee to be fairly and reasonably entitled to indemnity. The indemnification agreements also provide that we will use our best efforts to maintain in force directors' and officers' liability insurance.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and with us initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based upon the information supplied to us by these persons, we are required to report in this proxy statement/prospectus any known failure to file these reports within the specified period. To our knowledge, based upon a review of the Section 16(a) reports furnished to us and the written representations of our officers and directors, all these filing requirements were satisfied by our directors and executive officers for fiscal year 2001 with the exception of Reno F. Morella. Mr. Morella inadvertently failed to report shares distributed during 2001 to Mr. Morella's account held by Vanguard Fiduciary Trust Company, as Trustee, under the Hawaiian pilots' 401(k) plan. The required report was filed on February 13, 2002.

  Standing Board Committees

        During 2001, the standing committees of the board of directors consisted of the audit, compensation, executive, nominating, and pension investment committees.

        The audit committee met six times during 2001. The responsibilities of the audit committee include recommending to the board the selection of our independent auditor and reviewing our internal accounting controls. The audit committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to our accounting and internal control practices and policies and our relationship with our independent auditors.

        The compensation committee met three times during 2001. The compensation committee focuses on executive compensation, the administration of our stock option plans and the granting of discretionary bonuses.

        The executive committee met five times during 2001. The executive committee has the authority to act for the board of directors on most matters during the intervals between board meetings.

        The nominating committee recommends to the board of directors candidates for election to directorships at annual meetings of shareholders. The nominating committee met once during 2001, to determine its slate of directors for recommendation to shareholders. The nominating committee will consider nominees for director recommended by our shareholders, subject to the applicable provisions of our amended by-laws described above. To make such a recommendation for consideration in connection with the 2003 annual meeting, a shareholder should submit the name of the proposed nominee and the proposed nominee's business background to our corporate secretary, at our principal executive office, by no later than December 31, 2002.

        The pension investment committee oversees the investment management of our pension plans, including the Pension Plan for Employees Represented by the International Association of Machinists, the Pension Plan for Salaried Employees and the Retirement Plan for Pilots of Hawaiian Airlines, Inc. During 2001, the pension investment committee did not meet in person but regularly reviewed investment management by reviewing executive reports.

Standing Board Committee Membership Roster as of December 31, 2001

DIRECTOR	AUDIT		COMPENSATION		EXECUTIVE		NOMINATING		PENSION INVESTMENT
John W. Adams					X	*			X	*
Paul J. Casey					X
Todd G. Cole	X	*
Robert G. Coo							X	*
Joseph P. Hoar	X				X				X
Reno F. Morella			X
Samson Poomaihealani							X
Edward Z. Safady			X	*	X
Sharon L. Soper					X
Thomas J. Trzanowski			X				X
William M. Weisfield	X

*
Chairperson

Executive Compensation

        The following Summary Compensation Table sets forth certain information regarding compensation paid for the last three fiscal years to our "named executive officers," who were our chief executive officer and our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in the 2001 fiscal year, and up to two additional persons who would have been named executive officers but for the fact that they were not our executive officers at the end of the fiscal year ending on December 31, 2001.

Summary Compensation Table

	Annual Compensation						Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Shares of Common Stock Underlying Options (#)
John W. Adams Chairman of the Board	2001 2000 1999	366,667 200,000 200,000		— — —	— — —		200,000 25,000 —
Paul J. Casey Vice Chairman of the Board, Chief Executive Officer and President	2001 2000 1999	325,000 325,000 316,666		— — 80,000	53,326 11,520 12,364	(1) (1) (1)	— 300,000 —
Robert W. Zoller, Jr. President and Chief Operating Officer	2001 2000 1999	288,333 230,000 9,583	(2)	— — —	— — 36,035	(3)	100,000 100,000 100,000
Christine R. Deister Executive Vice President and Chief Financial Officer	2001 2000 1999	197,917 — —	(2)	75,000 — —	92,593 — —	(3)	200,000 — —
John B. Happ Senior Vice President Marketing and Sales	2001 2000 1999	225,000 225,000 220,000		— — 35,000	— 35,620 —	(3)	— 100,000 —
John L. Garibaldi	2001 2000 1999	— 143,000 239,999		— — 40,000	273,693 173,000 —	((4) (4)	— — —

(1)
On March 31, 1998, we made a loan of $28,500 to Mr. Casey. On each of March 31, 1999 and March 31, 2000, $10,000 of that loan plus interest thereon was forgiven. On March 31, 2001, the remaining balance of $8,500 and accrued interest thereon was forgiven. In addition, the amount shown for 2001 includes life insurance payments of $13,396, fringe benefits of $21,046, and a car allowance of $9,600.

(2)
These salaries represent the amounts earned by the named executive officer when the named executive officer was employed by Hawaiian for less than an entire calendar year. Mr. Zoller's reported compensation for 1999 is for the period beginning December 1, 1999 through December 31, 1999. Ms. Deister's reported compensation for 2001 is for the period beginning March 1, 2001 through December 31, 2001.

(3)
We provide various perquisites to our executives. Except as noted, the value of such perquisites was in each case less than 10% of the named executive officer's total salary and bonus. In 1999, Mr. Zoller received relocation expenses of $14,435, a car allowance of $9,600 and a housing allowance of $12,000. In 2000, Mr. Happ received relocation expenses of $19,126, a car allowance of $9,600 and fringe benefits of $6,894. In 2001, Ms. Deister received relocation expenses of $60,560, a car allowance of $7,200, housing allowance of $3,000, and a dependent education allowance of $21,833.

(4)
Mr. Garibaldi's employment with Hawaiian ended on July 14, 2000. Pursuant to the terms of a separation agreement with Mr. Garibaldi, certain payments of base salary and benefits were continued.

  Option Grants in Last Fiscal Year

        The following table sets forth information about the options granted to the named executive officers in fiscal year 2001 pursuant to the 1996 Stock Incentive Plan. During 2001, no options were granted pursuant to the 1994 Stock Option Plan.

Option Grants in Last Fiscal Year

						Potential Realizeable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term(4)
	Shares of Common Stock Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price ($/Sh)	Expiration Date
						5%($)	10%($)
John W. Adams	200,000	33.3%	$2.40	02/23/11	(1)	301,869	764,996
Robert W. Zoller, Jr.	100,000	16.7%	$2.40	04/15/04	(2)	150,935	382,498
Christine R. Deister.	200,000	33.3%	$2.46	03/01/11	(3)	309,416	784,121

(1)
Options granted February 23, 2001; 100% vested on August 24, 2001.

(2)
Options granted February 23, 2001; pursuant to a separation agreement with Mr. Zoller, all of these options vested on April 15, 2002 and will expire on April 15, 2004.

(3)
Options granted March 1, 2001; 25% vest on each of the first four anniversaries of the grant date.

(4)
There can be no assurance that the actual stock price will appreciate at the assumed 5% and 10% levels or at any other level.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

        The following table sets forth for each of the named executive officers the (i) aggregated options exercised in the last fiscal year, (ii) the number of shares underlying unexercised options at 2001 fiscal year end and (iii) the 2001 fiscal year-end option values of unexercised in-the-money options.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Value

			Number Of Securities Underlying Unexercised Options At Fiscal Year-End (#)
					Value of Unexercised In-The-Money Options At Fiscal Year-End ($)(1)
Named Executive Officer	Shares Acquired On Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John W. Adams	—	—	250,000	—	366,875	—
Paul J. Casey	—	—	525,000	225,000	253,125	309,375
Robert W. Zoller, Jr.(2)	—	—	100,000	200,000	171,250	320,000
Christine R. Deister.	—	—	50,000	150,000	77,000	231,000
John B. Happ.	—	—	175,000	75,000	109,375	103,125

(1)
The market price per share on December 31, 2001 was $4.00 per share.

(2)
Pursuant to a separation agreement with Mr. Zoller, all of these options vested on April 15, 2002 and will expire on April 15, 2004.

  Employment Contracts; Termination of Employment and Change-In-Control Arrangements

        We have entered into employment contracts with each of the named executive officers other than Mr. Adams. Except as described below, the agreements for the named executive officers, as amended to date, have substantially the same terms.

        Each of the agreements specifies the officer's title and general duties and provides for a specified term of employment, which term varies as set forth in the table below and rolls forward on a monthly basis; i.e., on the first day of each month, the term of the agreement is extended for an additional month unless either party has given written notice to the other party that it does not wish the term to be extended. Each agreement provides for:

  •
  the officer's base salary (which is subject to annual review and may be increased in the sole discretion of the board of directors or as the board has designated);

  •
  the amount of any "signing bonus" or other special benefits;

  •
  the eligibility of the officer to receive annual performance bonuses in the sole discretion of the compensation committee and/or the board of directors;

  •
  the right of the officer to participate in fringe benefit programs and benefit plans (such as stock option, pension, disability and life insurance and medical coverages) in accordance with the terms of those programs and benefits;

  •
  the right of the officer, and the officer's spouse and dependents, to travel benefits on Hawaiian flights;

  •
  the right of the officer to be included in our executive long-term disability insurance plan;

  •
  the right of the officer to be reimbursed for business expenses in accordance with our policies;

  •
  the right of the officer to receive an automobile allowance, a housing allowance, and reimbursement for club dues (which rights vary among the named executive officers with employment contracts); and

  •
  the obligations of the officer to maintain the confidentiality of Hawaiian's information.

        Certain of the contractual provisions that vary in the employment contracts of the four named executive officers are shown in the following table:

Name	Effective Date of Contract	Term (Mos.)		Salary Base ($)		Initial Bonus ($)	Special Other Features ($)		Signing Options
Paul J. Casey.(1)	04/14/97	36		325,000	(2)	70,000	—		150,000
Robert W. Zoller, Jr.(3)	12/01/99	24	(4)	300,000	(5)	—	—		100,000
Christine R. Deister	03/01/01	12	(6)	250,000		75,000	80,000	(7)(8)	200,000
John B. Happ	12/15/97	18		225,000		—	50,000	(8)	—

(1)
Mr. Casey was no longer our vice chairman, chief executive officer and president as of May 17, 2002 and will no longer be employed with Hawaiian as of June 30, 2002.

(2)
Mr. Casey's base salary was increased to $375,000 as of February 1, 2002.

(3)
Mr. Zoller was no longer employed with Hawaiian as of April 15, 2002.

(4)
The term of Mr. Zoller's employment agreement increased from 12 months to 24 months on December 1, 2001, the second anniversary of the effective date of his employment agreement.

(5)
Mr. Zoller's base salary was increased to $300,000 effective as of January 31, 2001.

(6)
The term of Ms. Deister's employment agreement will increase to 24 months on the second anniversary of the effective date of her employment agreement and will increase to 18 months upon a change of control before the second anniversary of the effective date.

(7)
Lump sum payment of $30,000 towards temporary living expenses.

(8)
Relocation allowance up to $50,000.

        There are also certain differences in the termination provisions in the employment agreements of the named executive officers. All of the agreements provide for termination:

  •
  immediately upon the officer's death;

  •
  at our election, if the officer is unable to perform his or her duties as a result of a medical or physical incapacity for 120 days in any consecutive 7-month period;

  •
  at any time by us for "cause" (as defined in the agreements); and

  •
  at any time by us without cause.

        In addition, the employment agreements with Mr. Casey and Mr. Zoller provided, and the employment agreement with Ms. Deister provides, that each may be terminated by the officer for "good reason" (which includes certain transactions that involve changes in control, a material change in the officer's duties, a material breach by us of the agreement, the failure by us to provide incentive compensation and benefit plans comparable to those in effect at the time the agreement was entered into and the relocation of our principal executive offices outside the Honolulu area). If the officer's employment is terminated by death or by reason of disability, the officer (or his or her beneficiaries) is entitled to benefits in accordance with our retirement, insurance and other programs and plans then in effect. If the officer's employment is terminated by us other than for cause, or in the case of Mr. Casey, Mr. Zoller and Ms. Deister, by such officer for good reason, then such officer is entitled to receive:

  •
  any base salary accrued but unpaid prior to the termination date; and

  •
  the continued payment of the officer's base salary and fringe benefits for a period after the termination date that is equal to the term of the officer's employment agreement as discussed above.

        Finally, the agreements provide that an officer terminated for cause is not entitled to continuation of the officer's base salary or other benefits after the termination date.

        On June 30, 2000, the compensation committee authorized amendments of employment agreements with and certain agreements granting options to specified officers to provide that, for those of the specified officers who continue to be employed by Hawaiian, in the event a change of control in ownership of Hawaiian occurs before June 30, 2003:

  •
  all stock options granted to such officers prior to and on June 30, 2000 would accelerate and become fully vested; and

  •
  the exercise price of any unexercised options previously granted to such officers and having a higher exercise price than the market price of the stock on June 30, 2000 would then be "reset" to the market price on June 30, 2000.

        As of January 31, 2001, the employment agreement for Mr. Casey was amended to change his title and responsibilities.

        We entered into a release and separation agreement with John L. Garibaldi, which became effective on July 14, 2000. Under this agreement, we are obligated to pay Mr. Garibaldi his former base salary of $245,000 per year plus the average of his three previous annual performance bonuses, or $13,333.34, in semi-monthly installments until July 14, 2002, and to provide specified fringe benefits to

Mr. Garibaldi through July 14, 2002. In addition, we agreed to extend the deadline for his ability to exercise his options to acquire 300,000 shares of our common stock until July 14, 2006 and to accelerate the vesting of options to acquire 200,000 of these shares. We also agreed to pay Mr. Garibaldi a lump sum cash payment of $65,440 and to forgive the interest on a promissory note in the principal amount of $192,258.44 executed by Mr. Garibaldi upon the occurrence of certain specified conditions. In consideration, Mr. Garibaldi agreed to release us from any claims that he might have had arising out of his employment with or separation from us.

        We entered into a severance, general release and indemnity agreement with Robert W. Zoller, Jr., which became effective on April 15, 2002. Under this agreement, we are obligated to pay Mr. Zoller his former base salary of $300,000 per year in semi-monthly installments until April 20, 2004, and to provide specified fringe benefits to Mr. Zoller through April 15, 2006. We also agreed to pay Mr. Zoller a lump sum cash payment of $145,500 and up to an additional $60,000 upon the occurrence of certain specified events. In addition, the agreement provides that his options to acquire 300,000 shares of our common stock would be fully vested on April 15, 2002 and that these options would terminate on April 15, 2004. In consideration, Mr. Zoller agreed to release us from any claims that he might have had arising out of his employment with us, but did not release any claims that may arise from or that are related to this agreement, and agreed that until April 14, 2003 he would not generally be involved with an entity that competes with us in providing interisland passenger or freight services.

Compensation Committee Report

        The compensation committee of the board of directors of Hawaiian is charged with making compensation recommendations to the full board of directors for Hawaiian's executive officers at the vice president level and above, along with recommendations for bonuses, deferred compensation and stock option plans. The compensation committee also has authority to grant awards under and to administer the 1994 Stock Option Plan and the 1996 Stock Incentive Plan, as amended.

        In determining executive compensation, the compensation committee reviews such general factors as profitability, operational integrity and customer satisfaction, and takes into consideration the executives' accomplishment of specific projects, which for the executive officers in 2001 included induction of two new aircraft types (Boeing 717-200s replacing DC9-51s for the inter-island fleet and Boeing 767-300ERs replacing DC-10 aircraft for the transpacific and southpacific routes), renegotiation of the collective bargaining agreements with Hawaiian's major unions, and response to the events of September 11, 2001 and the resulting operational and security requirements affecting the entire industry.

  Principal Components of Executive Compensation

        Components of executive compensation include annual base salary, specific contract provisions that vary per officer (including term, benefits and fringes), incentive bonuses, and grants of options under Hawaiian's option plans. The annual base salary for an executive officer is generally negotiated at the beginning of employment and reviewed on a regular basis in comparison to industry compensation levels, the need to attract talented executives to Hawaii and the performance objectives listed in the previous section. The award of bonuses is generally related to achievement of performance objectives. The grant of options is generally incentive based related to individual performance and to the profitability of Hawaiian. Stock option awards for 2001 were in recognition of newly assumed executive positions and responsibilities for Mr. Adams, Mr. Zoller and Ms. Deister, as reported elsewhere herein.

        As described under the caption "—Employment Contracts; Termination of Employment and Change-in-Control Arrangements," the named executive officers except for Mr. Adams have employment contracts with Hawaiian which set forth their base salaries and other compensation arrangements and provide that their compensation levels are subject to annual review and possible increases in the sole discretion of the board of directors of Hawaiian.

  Compensation of Chief Executive Officer

        Mr. Casey's compensation determination for 2001 included the review of several factors, including Mr. Casey's leadership as Hawaiian negotiated its collective bargaining agreements, inducted new aircraft, and expanded to new routes. However, Hawaiian's expansion efforts and profitability were greatly affected by the events of September 11, 2001 and their subsequent effect on the air transportation industry. In response to these events, Mr. Casey and executive management took immediate measures to curtail losses, reduce routes and review expansion and other plans, including negotiation of a merger transaction which was projected to provide long-term benefits to Hawaiian. Mr. Casey and executive management were not awarded bonuses or granted stock options for 2001 but Mr. Casey's performance was recognized by an increase in his base salary to $375,000 effective February 1, 2002.

  2001 Actions of the Compensation Committee

        On December 21, 2000, the compensation committee reviewed the background and credentials of Christine R. Deister for the position of executive vice president, chief financial officer and treasurer and approved effective March 1, 2001, compensation for Ms. Deister, including a base salary of $250,000, a rolling 12-month contract which will increase to 24 months after two years and other benefits. In addition, the compensation committee authorized the grant to Ms. Deister of options to purchase 200,000 shares of Hawaiian common stock on the first day of employment at an exercise price equal to the market value on said date.

        On January 31, 2001, by action of the board of directors of Hawaiian, Mr. Casey was named vice chairman and chief executive officer and Mr. Zoller was named president and chief operating officer. On February 23, 2001, the compensation committee authorized an increase in base salary for Mr. Zoller from $230,000 to $300,000 effective January 31, 2001 and granted to Mr. Zoller options to purchase 100,000 shares of Hawaiian common stock at the market price on said date. Further, the compensation committee authorized an increase in Mr. Adams' annual base salary from $200,000 to $400,000 effective January 31, 2001 and recommended to the board that the board grant to Mr. Adams options to purchase 200,000 shares of Hawaiian common stock at the market price on said date of grant, which was February 23, 2001.

Submitted by the Compensation Committee
Edward F. Safady, Chairperson
Reno F. Morella
Thomas J. Trzanowski

        The above report of the compensation committee will not be deemed to be incorporated by reference into any filing by Hawaiian under the Securities Act or the Securities Exchange Act, except to the extent that Hawaiian specifically incorporates the same by reference, nor shall it be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Compensation Committee Interlocks and Insider Participation

        Arthur J. Pasmas, Reno F. Morella and Thomas J. Trzanowski served on the compensation committee of our board of directors from January 2001 until May 25, 2001, after which date Edward Z. Safady replaced Mr. Pasmas on the compensation committee. No other member of our board of directors or other person served on the compensation committee during the 2001 fiscal year. Except for Mr. Morella, who is an employee of Hawaiian, no member of the compensation committee is (or was during the 2001 fiscal year) a current or former officer or employee of Hawaiian and no executive officer of Hawaiian is (or was during the 2001 fiscal year) a member of the board or compensation (or equivalent) committee of any corporation of which a member of our compensation committee is (or was during the 2001 fiscal year) an executive officer.

Stock Performance Graph

        The following graph compares cumulative total shareholder return of Hawaiian, the S&P 500 Index and our selected peer issuer index from December 31, 1996 to December 31, 2001. The peer issuers we have selected are AirTran Holdings Inc. (formerly Valujet Inc.), Alaska Airgroup Inc., America West Holding Corporation, Amtran, Inc., Atlantic Coast Airlines, Inc., Great Lakes Aviation Ltd., Mesa Air Group, Inc. and Southwest Airlines. The comparison assumes $100 was invested on December 31, 1996 in our common stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes. We have paid no dividends on our common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG HAWAIIAN AIRLINES, INC., THE S & P 500 INDEX
AND A PEER GROUP

*
$100 invested on December 31, 1996 in stock or index. Including reinvestment of dividends. Fiscal year ending December 31.

        The stock performance depicted in the graph above is not to be relied upon as indicative of future performance. The Stock Performance Graph shall not be deemed to be incorporated by reference into any filing by Hawaiian under the Securities Act or the Exchange Act, except to the extent that Hawaiian specifically incorporates the same by reference, nor shall it be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Audit Committee Report

        The audit committee of the board of directors is responsible for overseeing management's financial reporting practices and internal controls. Listing standards of the AMEX require that all AMEX-listed companies have audit committees composed of three outside directors. Hawaiian's audit committee is composed of three outside directors, all of whom meets the independence requirements of the applicable AMEX-listing standards.

        The audit committee acts under a written charter that was adopted by our board of directors effective June 15, 2000 and was attached as Exhibit A to Hawaiian's 2001 proxy statement. This audit committee charter was reviewed and reaffirmed on July 25, 2001 by the audit committee.

        In connection with the consolidated financial statements for the fiscal year ended December 31, 2001, the audit committee has:

  •
  Reviewed and discussed the audited financial statements with management and with representatives of Ernst & Young LLP, Hawaiian's independent auditors;
  •
  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and
  •
  Received from the independent auditors the disclosures regarding Ernst & Young LLP's independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with Ernst & Young LLP their independence and considered the compatibility of nonaudit services with said auditors' independence.

        The following fees have been billed to Hawaiian by Ernst & Young LLP for services rendered during or related to 2001:

  •
  Audit Fees: Fees for the review of the fiscal year 2001 Form 10Qs and Form 10-K and the annual audit for fiscal year 2001 are $344,000.
  •
  Financial Information Systems Design and Implementation Fees: Fees for financial information systems review during 2001 were $24,026.
  •
  Non-Audit Fees: Fees for all other services rendered by the auditor during 2001 included $144,308 for audit related services (including review of employee benefit plans, airport passenger facilities charges and I.N.S. audit) and $110,739 for tax services, for a total of $255,047.
  •
  Due Diligence and S-4 Fees: Fees during 2001 and 2002 for services related to the merger involving Hawaiian, Aloha and TurnWorks totaled $509,037, which included due diligence review of the parties to the merger and preparation of the Form S-4 joint proxy statement/prospectus related to the merger involving Hawaiian, Aloha and TurnWorks. This constitutes Hawaiian's 50% portion of the total fees for the services relating to this merger.

        The audit committee has reviewed the foregoing fees billed by Ernst & Young LLP and has concluded that the provision of non-audit services did not impact negatively upon the maintenance of the auditor's independence.

        Based on these actions, the audit committee has recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the SEC.

Submitted by the Audit Committee
Todd G. Cole, Chairperson
Joseph P. Hoar
William M. Weisfield

        The above report of the audit committee will not be deemed to be incorporated by reference into any filing by Hawaiian under the Securities Act, or the Securities Exchange Act, except to the extent that Hawaiian specifically incorporates the same by reference, nor shall it be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act.

Certain Relationships and Related Transactions

        On May 19, 2000, we invested $3.0 million in certificates of deposit with Liberty Bank, SSB, of Austin, Texas. Liberty Bank is majority owned by John W. Adams and another individual. John W. Adams is one of our employees, the chairman of our board of directors and now our chief executive officer and president, and the sole shareholder of AIP General Partner, Inc., the general partner of

Airline Investors Partnership, L.P., which is our majority shareholder. Edward Z. Safady and Thomas J. Trzanowski, who are both directors on our board, are also employees and/or directors of Liberty Bank, SSB.

        From July 17, 2000 through February 28, 2001, William F. Loftus served as our executive vice president, chief financial officer and treasurer. During this period, we paid Mr. Loftus a base salary of $152,000. During this same period, we paid The Loftus Group, a financial and management consulting firm of which more than ten percent (10%) is owned by Mr. Loftus, $638,535 in fees for financial consulting services, plus expenses.

        We entered into an advisory services agreement on December 19, 2001 with Smith Management LLC and John W. Adams, pursuant to which we agreed to pay, upon closing of the merger involving Hawaiian, Aloha and TurnWorks, specified fees of $5,000,000 for advisory services rendered prior to and during negotiation of this merger. In addition, the merged entity would issue 1,000,000 shares of its common stock and notes for $2,000,000 to Smith Management. The advisory services agreement terminated by its own terms upon the termination of the merger agreement among Hawaiian, Aloha and TurnWorks.

        On April 26, 2002, the board of directors of Hawaiian approved a proposed arrangement with Smith Management LLC whereby Smith Management would provide specified corporate, financial and tax services to Hawaiian in return for a monthly fee of $75,000. In addition, Hawaiian would agree to pay $2,000,000 for advisory services previously rendered by Smith Management to Hawaiian. This arrangement is subject to being finalized by both parties. John W. Adams, the chairman of our board of directors and our chief executive officer and president, is the president of Smith Management.

        In addition, on April 26, 2002, the board of directors of Hawaiian approved a consulting arrangement with Todd G. Cole, a director of Hawaiian, pursuant to which Mr. Cole would provide specified executive consulting services for a period of six months for a fee of $250,000 plus certain expenses.

SECURITIES OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides the beneficial ownership, both direct and indirect, reported to us as of May 30, 2002, of our common and special preferred stock, including shares as to which a right to acquire ownership within 60 days exists (for example, through the ability to exercise stock options) within 60 days of the record date. The information is presented for beneficial owners of more than 5% of our common and special preferred stock, for each of our directors and director nominees, and our chief executive officer and four other most highly compensated executive officers for the fiscal year 2001 and for the group comprised of all of our directors and executive officers. We know of no persons other than those identified below who owned beneficially more than 5% of the outstanding shares of our common and special preferred stock as of the record date. Because AIP and some of our directors and executive officers have informed us that they intend to tender all or part of their shares in the ongoing tender offer, and the number of shares outstanding will decrease as a result of the offer, the number of shares and percentage of stock owned that are indicated below are subject to change prior to the record date for the annual meeting.

Name And Address Of Beneficial Owner(1)	Number of Shares of Common and Preferred Stock Beneficially Owned(2)		Percent and Class of Common and Preferred Stock Owned
Airline Investors Partnership, L.P. AIP General Partner, Inc. AIP 885 Third Avenue, 34th Floor New York, NY 10022	18,181,818 4	(3) (3)	53.99% of common stock; 100% of Series B special preferred stock (constituting 57.1% of all preferred stock)
John W. Adams	18,462,643 4	(3) (3)	54.42% of common stock; 100% of Series B special preferred stock (constituting 57.1% of all preferred stock)
Amber Arbitrage LDC c/o Custom House Fund Management Ltd 31 Kildare Street, Dublin 2, Ireland	4,667,672	(4)	13.86% of common stock
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	3,221,100	(5)	9.56% of common stock
Vanguard Fiduciary Trust Company 14321 North Northsight Boulevard Scottsdale, AZ 85260	1,771,604	(6)	5.26% of common stock
Association of Flight Attendants 1625 Massachusetts Avenue, N.W. Washington, DC 20036-2212 Attn.: David Borer, Esq.	1		100% of Series C special preferred stock (constituting 14.3% of all preferred stock)
International Association of Machinists and Aerospace Workers P.O. Box 3141 South San Francisco, CA 94083 Attn: Kenneth Thiede	1		100% of Series D special preferred stock (constituting 14.3% of all preferred stock)

Hawaiian Master Executive Council c/o Air Line Pilots Association 3375 Koapaka Street, Suite F-238-8 Honolulu, HI 96819 Attn.: Master Chairman, Hawaiian MEC	1		100% of Series E special preferred stock (constituting 14.3% of all preferred stock)
Paul J. Casey	710,000	(7)	2.06% of common stock
Todd G. Cole	30,000	(8)	Common stock*
Robert G. Coo	30,765	(8)	Common stock*
Joseph P. Hoar	24,000	(8)	Common stock*
Reno F. Morella	8,887	(9)(10)	Common stock*
Samson Poomaihealani	24,000	(8)	Common stock*
Edward Z. Safady	42,000	(8)	Common stock*
Sharon L. Soper	1,165	(10)	Common stock*
Thomas J. Trzanowski	25,000	(8)(11)	Common stock*
William M. Weisfield	1,000		Common stock*
Christine R. Deister	50,000	(12)	Common stock*
John B. Happ	175,000	(13)	Common stock*
Robert W. Zoller, Jr.	303,000	(14)	Common stock*
All directors, nominees and executive officers as a group including those named above (23 persons)	20,213,615		56.80% of common stock

* Less than 1%

(1)
The address of each of the directors and executive officers listed above is c/o Hawaiian Airlines, Inc., 3375 Koapaka Street, Suite G350, Honolulu, Hawaii 96819.

(2)
Each executive officer and director has sole voting and investment power with respect to the shares listed after his or her name except for shares issued to the Hawaiian Airlines, Inc. 401(k) Savings Plan, the Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants and the Hawaiian Airlines, Inc. Pilots' 401(k) Plan or as otherwise indicated in the footnotes that follow. Shares of our common stock allocated to participants' accounts in the 401(k) Savings Plan, the Flight Attendants' 401(k) Plan and the Pilots' 401(k) Plan are voted on matters presented at shareholders meetings by the Vanguard Group, Inc. as trustee for each of the respective Plans, pursuant to the terms of each Plan. Except for the shares in the 401(k) Savings Plan allocated to participants represented by the IAM, the 401(k) Savings Plan and the 401(k) Plan for Flight Attendants provide for Vanguard to vote the shares pursuant to the written directions of the participants. Shares held by the 401(k) Savings Plan (other than the shares allocated to participants represented by the IAM) and the 401(k) Plan for Flight Attendants with respect to which no participant directions are received are voted in proportion to the direction of the shares held by each of the plans for which the trustee receives written directions. Shares held by the Pilots' 401(k) Plan and those shares held by the 401(k) Savings Plan allocated to participants represented by the IAM are voted by Vanguard according to the directions of the majority of such shares for which it receives written directions.

(3)
According to an amendment to their Schedule 13D filing with the SEC on May 31, 2002, Airline Investors Partnership, L.P., AIP General Partner, Inc. and John W. Adams exercise sole voting and dispositive power over 18,181,818 shares of our common stock and all four shares of our Series B special preferred stock. Mr. Adams exercises sole voting and dispositive power over an additional 280,825 shares of our common stock, which includes options to purchase 250,000 shares of our common stock. Mr. Adams is the sole shareholder of AIP General Partner, Inc. and AIP General Partner, Inc. is the general partner of AIP.

(4)
On May 14, 1998, Amber Arbitrage LDC filed a Schedule 13G with the SEC in respect of ownership of an aggregate of 4,667,672 shares of Hawaiian common stock. Amber Arbitrage reported sole voting power and sole dispositive power with respect to all such shares. No subsequent filing has been made by Amber Arbitrage.

(5)
Dimensional Fund Advisors, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 3,221,100 shares of Hawaiian common stock as of December 31, 2001. The four investment companies and the other investment vehicles referred to above own all securities reported in this statement, and Dimensional disclaims beneficial ownership of these securities.

(6)
On February 14, 2002, Vanguard Fiduciary Trust Company, as trustee of Hawaiian Airlines, Inc. 401(k) Savings Plan, Hawaiian Airlines, Inc. Pilots' 401(k) Plan and Hawaiian Airlines, Inc. 401(k) Plan for Flight Attendants, filed a Schedule 13G with the SEC with respect to 1,771,604 shares, or 5.14%, of our common stock held as of December 31, 2001. Shares of our common stock are held in trust for the benefit of employees participating in the plans. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares that have been allocated to the individual accounts of plan participants for which voting directions have been received.

(7)
Includes options to purchase 700,000 shares of our common stock all of which have vested.

(8)
Includes options to purchase 24,000 shares of our common stock, all of which have vested.

(9)
Includes 6,411 shares issued to Mr. Morella's account in the Pilots' 401(k) Plan.

(10)
Includes an investment in the Flight Attendants' 401(k) Plan, the Pilots' 401(k) Plan or Savings Plan using a unit value accounting method, similar to a mutual fund. To determine the equivalent number of whole shares represented by the fund units, the market value of the shareholder's balance in the Pilots' 401(k) Plan, the Flight Attendants' 401(k) Plan, or the Savings Plan was divided by the share price of our common stock.

(11)
Includes 1,000 shares of our common stock beneficially owned by Mr. Trzanowski's wife. Mr. Trzanowski disclaims beneficial ownership of the shares owned by his wife.

(12)
Consists of options to purchase 50,000 shares of our common stock which have vested or will vest within 60 days of the record date but not options to purchase an additional 150,000 shares that will not vest within 60 days after the record date.

(13)
Consists of options to purchase 200,000 shares of our common stock which have vested or will vest within 60 days of the record date but not options to purchase an additional 50,000 shares that will not vest within 60 days after the record date.

(14)
Includes options to purchase 300,000 shares of our common stock, all of which have vested.

LEGAL OPINIONS

        Paul, Weiss, Rifkind, Wharton & Garrison will pass upon the validity of the shares of Hawaiian Holdings common stock offered by this proxy statement/prospectus.

EXPERTS

        The audited financial statements of Hawaiian as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 incorporated in this proxy statement/prospectus by reference to Hawaiian's Annual Report on Form 10-K for the year ended December 31, 2001 (as filed on April 1, 2002) have been so incorporated in reliance on the report on page F-1 thereof of Ernst & Young, LLP, independent public accountants, in reliance upon the authority of said firm as experts in accounting and auditing.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        Ernst & Young LLP served as our certified public accountant during 2001, 2000 and 1999. A representative of Ernst & Young LLP will be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

DEADLINE FOR SUBMITTING FUTURE SHAREHOLDER PROPOSALS

        Shareholder proposals that comply with SEC regulations may be included in our proxy materials. To be considered for inclusion in our proxy materials for the 2003 annual meeting, a shareholder proposal must be received by our Corporate Secretary at our principal offices at 3375 Koapaka Street, Suite G-350, Honolulu, Hawaii 96819 on or before March     , 2003. See also the discussion of the advance-notice provision in our amended by-laws under "Annual Meeting of Hawaiian Shareholders—Shareholder Votes to be Held at the Annual Meeting."

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

        Hawaiian Holdings filed a registration statement on Form S-4 to register with the SEC the shares of Hawaiian Holdings common stock offered by this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Hawaiian Holdings in addition to being a proxy statement of Hawaiian for the annual meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or in exhibits to the registration statement.

2001 Annual Report and Form 10-Q for First Quarter 2002

        This proxy statement/prospectus is accompanied by Hawaiian's annual report to shareholders for the year ended December 31, 2001 and quarterly report on Form 10-Q for the quarter ended March 31, 2002. Except as described below under "—Documents Incorporated by Reference," the 2001 annual report and the Form 10-Q for the first quarter of 2002, which contain financial and other information regarding Hawaiian, are not incorporated in the registration statement on Form S-4 in which this proxy statement/prospectus is included and are not to be deemed a part of Hawaiian's proxy soliciting material.

Other SEC Filings

        Hawaiian files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of the information on file with the SEC at the SEC's public reference room, located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Hawaiian's SEC filings are also available to the public from commercial document retrieval services, some of their SEC filings are available on the SEC's web site located at http://www.sec.gov/ and some of their filings are available on Hawaiian's web site at http://www.hawaiianair.com/.

        Hawaiian's common stock is listed on the AMEX and the PSE. Reports and other information concerning Hawaiian may be inspected at the offices of the AMEX, 86 Trinity Place, 8th Floor, New York, New York 10006.

Documents Incorporated by Reference

        The SEC allows Hawaiian to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC which is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below, including the exhibits that these documents specifically incorporate by reference, that Hawaiian has previously filed with the SEC. These documents contain important information about Hawaiian and its financial performance.

  •
  Annual Report on Form 10-K for the year ended December 31, 2001 (as filed on April 1, 2002);

  •
  Annual Report on Form 10-K/A for the year ended December 31, 2001 (as filed on April 30, 2002);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (as filed on May 15, 2002);

  •
  Current Reports on Form 8-K filed on February 15, 2002, April 1, 2002, May 3, 2002 and May 20, 2002;

  •
  The descriptions of the business, market price of and dividends on Hawaiian common stock and related shareholder matters, selected financial data, supplementary financial information, management's discussion and analysis of financial condition and results of operations, disagreements with accountants on accounting and financial disclosure and quantitivate and qualitative disclosures about market risk contained in the Annual Report to Shareholders for the year ended December 31, 2001; and

  •
  All reports and definitive proxy or information statements filed by Hawaiian or Hawaiian Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the annual meeting.

Documents Available Without Charge from Us

        You can obtain any document incorporated by reference, excluding all exhibits that have not been specifically incorporated by reference, from us or the SEC. Documents incorporated by reference are available from us without charge.

        Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Hawaiian Airlines, Inc.
3375 Koapaka Street
Suite G-350
Attn: Corporate secretary
Honolulu, Hawaii 96819-1869
Telephone: (808) 835-3700

        If you would like to request documents from us, please do so by August 15, 2002 to receive them before the annual meeting. We will send requested documents by first-class mail within one business day after receiving the request.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the reorganization proposal. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

        This proxy statement/prospectus is dated July     , 2002. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Hawaiian Holdings common stock in the reorganization shall imply information is accurate as of any other date.

Annex I

AGREEMENT AND PLAN OF MERGER

among

HAWAIIAN HOLDINGS, INC.,

HAWAIIAN AIRLINES, INC.

and

HA SUB INC.

Dated as of May 2, 2002

Glossary of Defined Terms

Defined Terms	Location
Agreement	Preamble
AIP GP	Recitals
AIP Inc.	Recitals
AIP LLC	Recitals
AIP Merger Agreement	Recitals
AIP Merger Sub	Recitals
AIP Mergers	Recitals
Ancillary Agreements	Recitals
Annual Meeting	Section 3.1(a)
Articles of Merger	Section 1.2(a)
Code	Recitals
DGCL	Section 1.3(a)
Dissenting Shares	Section 2.5(a)
Effective Time	Section 1.2(a)
First AIP Merger	Recitals
Hawaiian Holdings	Preamble
Hawaiian Holdings Common Stock	Section 2.1(a)
Hawaiian Holdings Series A Special Preferred Stock	Section 2.3(a)
Hawaiian Holdings Series B Special Preferred Stock	Section 2.3(b)
Hawaiian Holdings Series C Special Preferred Stock	Section 2.3(b)
Hawaiian Holdings Series D Special Preferred Stock	Section 2.3(b)
Hawaiian Holdings Special Preferred Stock	Section 2.3(b)
Hawaiian	Preamble
Hawaiian Common Stock	Section 2.1(a)
Hawaiian Option	Section 2.4(a)
Hawaiian Option Plans	Section 2.4(a)
Hawaiian Series B Special Preferred Stock	Section 2.1(b)
Hawaiian Series C Special Preferred Stock	Section 2.1(b)
Hawaiian Series D Special Preferred Stock	Section 2.1(b)
Hawaiian Series E Special Preferred Stock	Section 2.1(b)
Hawaiian Shareholder Approval	Recitals
HBCA	Recitals
Joinder to the Stockholders Agreement	Recitals
Merger	Recitals
Merger Sub	Preamble
Pilot Allocation Agreement	Section 2.4(b)
Registration Rights Agreement	Recitals
Reorganization	Recitals
Rights Agreement	Recitals
Second AIP Merger	Recitals
Securities Act	Section 2.4(a)
Surviving Corporation	Section 1.1

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 2, 2002, by and among Hawaiian Airlines, Inc., a Hawaii corporation ("Hawaiian"), Hawaiian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Hawaiian ("Hawaiian Holdings"), and HA Sub Inc., a Hawaii corporation and a wholly owned subsidiary of Hawaiian Holdings ("Merger Sub").

WITNESSETH:

        WHEREAS, the respective Boards of Directors of Hawaiian Holdings, Hawaiian and Merger Sub have each approved and adopted this Agreement and the Ancillary Agreements (as defined below) to which it is a party and the transactions contemplated by this Agreement and such Ancillary Agreements, including, without limitation, the reorganization of Hawaiian into a Delaware holding company structure, in each case after making a determination that this Agreement and such Ancillary Agreements and such transactions are advisable and fair to, and in the best interests of, such corporation and its shareholders;

        WHEREAS, the Board of Directors of Hawaiian, by resolutions adopted at the April 26, 2002 meeting of such Board of Directors, has deemed the Merger (as defined below) to be an "Approved Section 13(a) Transaction" and deemed AIP Inc. (as defined below) not to be an "Acquiring Person," in each case, under the Rights Agreement, dated December 23, 1994, by and between Hawaiian and ChaseMellon Shareholder Services, L.L.C. (as successor to Chemical Trust Company of California) (as amended, supplemented or otherwise modified from time to time, the "Rights Agreement");

        WHEREAS, Hawaiian Holdings, in its capacity as the sole shareholder of Merger Sub has adopted and approved this Agreement;

        WHEREAS, Hawaiian Holdings, AIP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Hawaiian Holdings ("AIP Merger Sub"), AIP General Partner, Inc., a Delaware corporation ("AIP GP") (which is the sole general partner of Airline Investors Partnership, L.P., a Delaware limited partnership and the majority shareholder of Hawaiian ("AIP")), and AIP, Inc., a Delaware corporation ("AIP Inc.") (which is the sole limited partner of AIP), have entered into an Agreement and Plan of Merger (the "AIP Merger Agreement"), dated as of the date hereof, pursuant to which, inter alia, (a) prior to the effective time of the AIP Mergers (as defined below), (i) the shareholders of each of AIP GP and AIP Inc. will contribute all of the outstanding shares of capital stock of AIP GP and AIP Inc. to AIP, LLC, a Delaware limited liability company ("AIP LLC") and become the sole holders of membership interests of AIP LLC and (ii) as permitted by Section 4(a)(i)a) of the Designation of the Hawaiian Series B Special Preferred Stock (as defined below), AIP will transfer the four shares of Hawaiian Series B Special Preferred Stock (as defined below) that it holds to AIP's affiliate, John W. Adams; and (b) prior to the Effective Time (as defined below), (i) AIP GP will merge with and into AIP Inc., with AIP Inc. as the surviving corporation (the "First AIP Merger"), as a result of which AIP Inc. will hold all of the partnership interests in AIP and AIP will therefore cease to exist, with AIP Inc. thereby becoming the direct holder of all of the shares of Hawaiian Common Stock (as defined below) held by AIP immediately prior thereto, (ii) immediately after the First AIP Merger, AIP Merger Sub will merge with and into AIP Inc., with AIP Inc. as the surviving corporation (the "Second AIP Merger" and, together with the First AIP Merger, the "AIP Mergers"), and (iii) pursuant to the Second AIP Merger, AIP LLC will have its shares of AIP Inc. converted into the right to receive a number of shares of Hawaiian Holdings Common Stock (as defined below) equal to the number of shares of Hawaiian Common Stock held by AIP immediately prior to the AIP Mergers;

        WHEREAS, at the Effective Time, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, inter alia, (i) Merger Sub, in accordance with the Hawaii Business Corporation Act (as amended from time to time, the "HBCA"), will merge with and into Hawaiian, with Hawaiian as the surviving corporation (the "Merger" and, together with the Second AIP Merger, the "Reorganization"), (ii) each share of Hawaiian Common Stock (other than such shares held by AIP Inc., which shares shall continue to be outstanding and held by AIP Inc. as a wholly owned subsidiary of Hawaiian Holdings) will be converted into the right to receive one share of Hawaiian Holdings Common Stock, (iii) each share of Hawaiian Special Preferred Stock (as defined below) will be converted into the right to receive one share of Hawaiian Holdings Common Stock, and (iv) each share of Hawaiian Holdings Common Stock held by Hawaiian (being the 100 shares issued upon the formation of Hawaiian Holdings) will be canceled;

        WHEREAS, immediately after the Effective Time, Hawaiian Holdings and AIP LLC will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit A to the AIP Merger Agreement, and a Joinder to the Stockholders Agreement, substantially in the form attached as Exhibit B to the AIP Merger Agreement (collectively, with the AIP Merger Agreement, the "Ancillary Agreements");

        WHEREAS, the consummation of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of (i) 75% of the outstanding shares of Hawaiian Common Stock and Hawaiian Special Preferred Stock, voting as a single voting group and (ii) a majority of the outstanding shares of Hawaiian Special Preferred Stock represented at the Annual Meeting (as defined below), voting as a single voting group (collectively, the "Hawaiian Shareholder Approval"); and

        WHEREAS, it is the intention of the parties hereto that the Reorganization shall be a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder.

        NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:

ARTICLE I

MERGER

          Section 1.1    Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the HBCA, Merger Sub shall be merged with and into Hawaiian at the Effective Time (as defined below) of the Merger. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease, and Hawaiian shall continue as the surviving corporation (the "Surviving Corporation"), becoming a wholly owned subsidiary, directly and indirectly, of Hawaiian Holdings. The effects and the consequences of the Merger shall be as set forth in this Agreement and the HBCA.

          Section 1.2    Effective Time.    (a) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 3.1, the parties shall duly prepare, execute and file articles of merger (the "Articles of Merger") complying with Section 414-315 of the HBCA with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii. The Merger shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by Hawaiian Holdings and Hawaiian). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

            (b)  The Merger shall have the effects set forth in the HBCA, including without limitation, Section 414-316 of the HBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of Hawaiian and Merger Sub shall vest in the Surviving Corporation, and (ii) all debts, liabilities, obligations and duties of Hawaiian and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

          Section 1.3    Organizational Documents.    (a) The parties shall cause (i) the Certificate of Incorporation of Hawaiian Holdings to be amended and restated to be in the form set forth in Exhibit A hereto and (ii) the Bylaws of Hawaiian Holdings to be amended and restated to be in the form set forth in Exhibit B hereto, in each case as of immediately prior to the effective time of the AIP Mergers. As so amended and restated, the Certificate of Incorporation and the Bylaws of Hawaiian Holdings shall be the Certificate of Incorporation and Bylaws of Hawaiian Holdings until thereafter changed or amended either (A) as provided therein or by the Delaware General Corporation Law (as amended from time to time, the "DGCL"), in the case of such Certificate of Incorporation, or (B) as provided therein, by the Certificate of Incorporation or by the DGCL, in the case of such Bylaws.

            (b)  The Articles of Incorporation and the Bylaws of Merger Sub in effect at the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein or by the HBCA; provided, however, that Article I of such Articles of Incorporation shall provide that the name of the Surviving Corporation shall be "Hawaiian Airlines, Inc."

          Section 1.4    Directors.    The directors of Hawaiian immediately prior to the Effective Time shall be the directors of each of Hawaiian Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Hawaiian Holdings, or as otherwise provided by the DGCL (in the case of the directors of Hawaiian Holdings), and in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the HBCA (in the case of the directors of the Surviving Corporation).

          Section 1.5    Officers.    The officers of Hawaiian immediately prior to the Effective Time shall be the officers of each of Hawaiian Holdings and the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Certificate of Incorporation and Bylaws of Hawaiian Holdings, or as otherwise provided by the DGCL (in the case of the officers of Hawaiian Holdings), and in the articles of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by the HBCA (in the case of the officers of the Surviving Corporation).

ARTICLE II

CONVERSION OF SECURITIES; ISSUANCE OF NEW SECURITIES; STOCK CERTIFICATES

          Section 2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Hawaiian Common Stock and Hawaiian Special Preferred Stock:

            (a)  each share of Hawaiian Common Stock, par value $.01 per share, of Hawaiian, together with the rights associated with such shares pursuant to the Rights Agreement ("Hawaiian Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Hawaiian Common Stock held by AIP Inc., which shares shall continue to be outstanding, and each Dissenting Share (as defined below)) shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of Hawaiian Holdings ("Hawaiian Holdings Common Stock");

            (b)  each share of (i) Series B Special Preferred Stock, par value $.01 per share, of Hawaiian ("Hawaiian Series B Special Preferred Stock"), (ii) Series C Special Preferred Stock, par value $.01 per share, of Hawaiian ("Hawaiian Series C Special Preferred Stock"),

    (iii) Series D Special Preferred Stock, par value $.01 per share, of Hawaiian ("Hawaiian Series D Special Preferred Stock"), and (iv) Series E Special Preferred Stock, par value $.01 per share, of Hawaiian ("Hawaiian Series E Special Preferred Stock" and, collectively with the foregoing, "Hawaiian Special Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one validly issued, fully paid and nonassessable share of Hawaiian Holdings Common Stock;

            (c)  each share of capital stock of Hawaiian Holdings, including, without limitation, Hawaiian Holdings Common Stock, that is issued, outstanding and held by Hawaiian immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

            (d)  each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall convert into a number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation equal to the number obtained by dividing (i) the number of shares of Hawaiian Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Hawaiian Common Stock held by AIP Inc.) by (ii) 1000.

          Section 2.2    Stock Certificates.    From and after the Effective Time, subject to Section 2.1, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Hawaiian Common Stock and shares of Hawaiian Special Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Hawaiian Holdings Common Stock into which the shares of Hawaiian Common Stock and Hawaiian Special Preferred Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Hawaiian Holdings or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Hawaiian Holdings or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Hawaiian Holdings Common Stock evidenced by such outstanding certificates which prior to the Merger represented shares of Hawaiian Common Stock and Special Preferred Stock as provided above.

          Section 2.3    Issuance of Special Preferred Stock.    (a) Immediately following the Effective Time, Hawaiian Holdings shall issue to AIP LLC four validly issued, fully paid and nonassessable shares of Series A Special Preferred Stock, par value $.01 per share, of Hawaiian Holdings ("Hawaiian Holdings Series A Special Preferred Stock").

            (b)  Immediately following the Effective Time, pursuant to the applicable collective bargaining agreement which shall continue to be binding on the Surviving Corporation by operation of law, Hawaiian Holdings shall issue (i) to the Association of Flight Attendants one validly issued, fully paid and nonassessable share of Series B Special Preferred Stock, par value $.01 per share, of Hawaiian Holdings ("Hawaiian Holdings Series B Special Preferred Stock"), (ii) to the International Association of Machinists and Aerospace Workers one validly issued, fully paid and nonassessable share of Series C Special Preferred Stock, par value $.01 per share, of Hawaiian Holdings ("Hawaiian Holdings Series C Special Preferred Stock") and (iii) to the Hawaiian Master Executive Council c/o the Air Line Pilots Association, International one validly issued, fully paid and nonassessable share of Series D Special Preferred Stock, par value $.01 per share, of Hawaiian Holdings ("Hawaiian Holdings Series D Special Preferred Stock" and, collectively with the foregoing and the Hawaiian Holdings Series A Special Preferred Stock, the "Hawaiian Holdings Special Preferred Stock").

            (c)  The rights, preferences and privileges of the shares of Hawaiian Holdings Special Preferred Stock issued pursuant to this Section 2.3 shall be as set forth in the Certificate of Incorporation attached hereto as Exhibit A.

          Section 2.4    Stock Options; 401(k) Plans.    (a) Hawaiian Holdings shall assume sponsorship of each of Hawaiian's 1994 Stock Option Plan, as amended, Hawaiian's 1996 Stock Incentive Plan, as amended, Hawaiian's 1996 Nonemployee Director Stock Option Plan, as amended (collectively, the "Hawaiian Option Plans"). In addition, each option to purchase Hawaiian Common Stock (each a "Hawaiian Option") issued under a Hawaiian Option Plan or granted by Hawaiian outside of the Hawaiian Option Plans that is outstanding and unexercised immediately prior to the Effective Time shall, as of such time, be assumed by Hawaiian Holdings in such a manner that it is converted into an option to acquire, on substantially similar terms and conditions as were applicable under the respective Hawaiian Option Plans and the underlying option agreements (as modified by this Section 2.4), that number of shares of Hawaiian Holdings Common Stock equal to the number of shares of Hawaiian Common Stock subject to such Hawaiian Option at an exercise price per share equal to the exercise price per share for such Hawaiian Option immediately prior to the Effective Time. As soon as reasonably practicable, Hawaiian Holdings shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") on Form S-8 with respect to the shares of Hawaiian Holdings Common Stock subject to such assumed options or otherwise available under the Hawaiian Option Plans.

            (b)  From and after the Effective Time, each pilot participant eligible to receive a share of Hawaiian Common Stock under Hawaiian's Pilots' 401(k) Plan and that certain Stock Allocation Agreement, dated May, 2001 (collectively referred to herein as the "Pilot Allocation Agreement") from the Stock Pool (as defined under such Pilot Allocation Agreement), shall be eligible to receive one share of Hawaiian Holdings Common Stock, and otherwise on the same terms and conditions as were applicable, under the Pilot Allocation Agreement.

          Section 2.5    Dissenting Shares.    (a) Notwithstanding any provision of this Agreement to the contrary, any Hawaiian Share held by a holder who has exercised dissenters' rights for such shares in accordance with the HBCA and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive shares of Hawaiian Holdings Common Stock in the Merger, but the holder thereof shall only be entitled to such rights as are granted by the HBCA.

            (b)  Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive shares of Hawaiian Holdings Common Stock, without interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

ARTICLE III

CONDITIONS TO MERGER

          Section 3.1    Conditions Precedent.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

            (a)  The Hawaiian Shareholder Approval shall have been obtained at the 2002 Annual Meeting of the shareholders of Hawaiian (the "Annual Meeting").

            (b)  The AIP Mergers shall have been consummated in accordance with the AIP Merger Agreement.

            (c)  The registration statement on Form S-4 filed with the Securities and Exchange Commission by Hawaiian Holdings in connection with the issuance of shares of Hawaiian Holdings Common Stock in the Merger shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceedings seeking a stop order.

            (d)  Hawaiian shall have received a written opinion from Paul, Weiss, Rifkind, Wharton & Garrison to the effect that (i) holders of Hawaiian Common Stock and Hawaiian Special Preferred Stock will not recognize any gain or loss on the exchange of such Hawaiian Common Stock and Hawaiian Special Preferred Stock for Hawaiian Holdings Common Stock and (ii) the Reorganization will constitute a tax-free transaction under Section 351 of Code.

            (e)  No court or governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and has a material adverse effect on Hawaiian or enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and no judicial or administrative proceeding that seeks any such result shall continue to be pending.

            (f)    All required approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

            (g)  The shares of Hawaiian Holdings Common Stock issuable in the Merger pursuant to Article II and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on the American Stock Exchange and the Pacific Exchange, subject only to official notice of issuance.

ARTICLE IV

TERMINATION AND AMENDMENT

          Section 4.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Hawaiian Shareholder Approval, by the affirmative vote of two-thirds of the boards of directors of each of Hawaiian Holdings and Hawaiian. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of Hawaiian, Merger Sub or Hawaiian Holdings by reason of this Agreement.

          Section 4.2    Amendment.    This Agreement may be amended, modified or supplemented at any time before or after the Hawaiian Shareholder Approval; provided, however, that after any such approval and prior to the Effective Time, there shall be made no amendment that (a) alters or changes the amount or kind of shares to be received by shareholders in the Merger or by AIP LLC or its affiliates in the AIP Mergers; (b) alters or changes any term of the Certificate of Incorporation or Bylaws of Hawaiian Holdings or the articles of incorporation or bylaws of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of Hawaiian Holdings or the Surviving Corporation, as applicable; or (c) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of Hawaiian Common Stock. This Agreement may not be amended except after approval by a majority of the board of directors of Hawaiian and evidenced by an instrument in writing signed on behalf of each of the parties.

ARTICLE V

GENERAL PROVISIONS

          Section 5.1    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction, except to the extent that provisions of the HBCA are mandatorily applicable.

          Section 5.2    Notices.    All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier or (b) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

            If to Merger Sub, to:

        HA Sub Inc.
        3375 Koapaka Street, Suite G-350
        Honolulu, Hawaii 96819-1869
        Telecopier No. (808) 835-3690
        Attention: Secretary

            If to Hawaiian, to:

        Hawaiian Airlines, Inc.
        3375 Koapaka Street, Suite G-350
        Honolulu, Hawaii 96819-1869
        Telecopier No. (808) 835-3690
        Attention: General Counsel

            If to Hawaiian Holdings, to:

        Hawaiian Holdings, Inc.
        3375 Koapaka Street, Suite G-350
        Honolulu, Hawaii 96819-1869
        Telecopier No. (808) 835-3690
        Attention: Secretary

        Copies of all notices, requests, permissions, waivers, referrals and all other communications hereunder given prior to the Effective Time shall be given to:

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Telecopier No. (212) 757-3990
        Attention: Judith R. Thoyer, Esq.

          Section 5.3    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein), together with all exhibits, schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 5.4    Headings.    Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

          Section 5.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which shall together be considered one and the same agreement.

          Section 5.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

          Section 5.7    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HAWAIIAN HOLDINGS, INC.
By:	/s/ JOHN W. ADAMS
	Name:	John W. Adams
	Title:	President
HAWAIIAN AIRLINES, INC.
By:	/s/ PAUL J. CASEY
	Name:	Paul J. Casey
	Title:	Vice Chairman, Chief Executive Officer and President
By:	/s/ CHRISTINE R. DEISTER
	Name:	Christine R. Deister
	Title:	Executive Vice President and Chief Financial Officer
HA SUB INC.
By:	/s/ CHRISTINE R. DEISTER
	Name:	Christine R. Deister
	Title:	Vice President, Treasurer
By:	/s/ LYN F. ANZAI
	Name:	Lyn F. Anzai
	Title:	Vice President, Secretary

Annex II

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAWAIIAN HOLDINGS, INC.

        HAWAIIAN HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

        SECTION 1.    The name of the corporation is HAWAIIAN HOLDINGS, INC. and it was originally incorporated under the name "HA HOLDINGS, INC." The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 24, 2002.

        SECTION 2.    This Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the "General Corporation Law") and by the written consent of the stockholders of HAWAIIAN HOLDINGS, INC., restates and further amends the provisions of the Certificate of Incorporation as amended or supplemented heretofore. As so restated and further amended, the Restated Certificate of Incorporation (hereinafter, this "Certificate of Incorporation") reads as follows:

ARTICLE I.

ADDRESS, REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware; and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE II.

PURPOSES AND POWERS

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE III.

CAPITAL STOCK

          A.    Number of Shares Authorized.

        The total number of shares of capital stock which the Corporation is authorized to issue is sixty-two million (62,000,000) shares, consisting of sixty million (60,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock"), and two million (2,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

          B.    Preferred Stock.

        Subject to the limitations of and in the manner provided by law, the Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

          C.    Designation of Special Preferred Stock.

          SECTION 1.    Designation and Amount.    Four (4) of the authorized shares of Preferred Stock are hereby designated as "Series A Special Preferred Stock, par value $.01 per share" (the "Series A Special Preferred Stock"), one (1) authorized share of Preferred Stock is hereby designated as "Series B Special Preferred Stock, par value $.01 per share" (the "Series B Special Preferred Stock"), one (1) authorized share of Preferred Stock is hereby designated as "Series C Special Preferred Stock, par value $.01 per share" (the "Series C Special Preferred Stock") and one (1) authorized share of Preferred Stock is hereby designated as "Series D Special Preferred Stock, par value $.01 per share" (the "Series D Special Preferred Stock") (collectively, the "Special Preferred Stock").

          SECTION 2.    Dividends and Distributions.    At any time that a dividend or distribution is declared and paid with respect to Common Stock, a dividend shall be paid on the Special Preferred Stock in an amount per share equal to twice the dividend per share paid on the Common Stock, and, except as provided in Sections 6 and 7 hereof, the Special Preferred Stock shall not be entitled to receive any other dividends or distributions thereon.

          SECTION 3.    Voting Rights.

          (a)  Voting Rights of the Special Preferred Stock. The Special Preferred Stock shall have the right to vote: (i) as required by the General Corporation Law and (ii) together with the Common Stock as a single class with respect to any matters submitted to the holders of shares of the Common Stock of the Corporation. The holder of each share of Special Preferred Stock shall be entitled to one vote for each share of Special Preferred Stock held by such holder and registered in the name of such holder on the books of the Corporation.

          (b)  Notice. So long as any shares of the Special Preferred Stock remain outstanding, the Corporation will provide the holders of the Special Preferred Stock with notice of each annual and special meeting of stockholders to the same extent as the holders of the Common Stock.

          (c)  Conditional Right to Elect Directors to Fill Vacancies.

              (i)  Series A Special Preferred Stock. In the event of a vacancy or vacancies on the Board of Directors or any committee thereof caused by the removal, resignation or death of one or more directors whom the holders of the Series A Special Preferred Stock are entitled to identify to the Board of Directors or the nominating committee thereof, as the case may be, for nomination to the Board of Directors or such committee pursuant to the By-laws of the Corporation (as amended from time to time, the "By-laws"), and unless such vacancy is filled by the Board of Directors in accordance with Section 3.3 of the By-laws within thirty (30) days, such vacancy or vacancies may be filled by the affirmative vote of a majority of the holders of the Series A Special Preferred Stock at a special meeting of holders of the Series A Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of meeting of all holders of the Series A Special Preferred Stock. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until a successor is duly elected and qualified or until such director's death, resignation or removal.

            (ii)  Series B Special Preferred Stock. In the event of a vacancy on the Board of Directors or any committee thereof caused by the removal, resignation or death of a director whom the holders of the Series B Special Preferred Stock are entitled to identify to the Board of Directors or the nominating committee thereof, as the case may be, for nomination to the Board of Directors or such committee pursuant to the By-laws, and unless such vacancy is filled by the Board of Directors in accordance with Section 3.3 of the By-laws within thirty (30) days, such vacancy may be filled by the affirmative vote of a majority of the holders of the Series B Special Preferred Stock at a special meeting of holders of the Series B Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of meeting of all holders of the Series B Special Preferred Stock. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until a successor is duly elected and qualified or until such director's death, resignation or removal.

            (iii)  Series C Special Preferred Stock. In the event of a vacancy on the Board of Directors or any committee thereof caused by the removal, resignation or death of a director whom the holders of the Series C Special Preferred Stock are entitled to identify to the Board of Directors or the nominating committee thereof, as the case may be, for nomination to the Board of Directors or such committee pursuant to the By-laws, and unless such vacancy is filled by the Board of Directors in accordance with Section 3.3 of the By-laws within thirty (30) days, such vacancy may be filled by the affirmative vote of a majority of the holders of the Series C Special Preferred Stock at a special meeting of holders of the Series C Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of meeting of all holders of the Series C Special Preferred Stock. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until a successor is duly elected and qualified or until such director's death, resignation or removal.

            (iv)  Series D Special Preferred Stock. In the event of a vacancy on the Board of Directors of the Corporation caused by the removal, resignation or death of a director whom the holders of the Series D Special Preferred Stock are entitled to identify to the Board of Directors or the nominating committee thereof, as the case may be, for nomination to the Board of Directors pursuant to the By-laws, and unless such vacancy is filled by the Board of Directors in accordance with Section 3.3 of the By-laws within thirty (30) days, such vacancy may be filled by the affirmative vote of a majority of the holders of the Series D Special Preferred Stock at a special meeting of holders of the Series D Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of meeting of all holders of the Series D Special Preferred Stock. Each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until a successor is duly elected and qualified or until such director's death, resignation or removal.

          (d)  Except as otherwise expressly provided herein or otherwise expressly required by law, the Special Preferred Stock shall not have any other voting rights with respect to the affairs of the Corporation.

          SECTION 4.    Conversion.

          (a)  Convertible into Common Stock.

              (i)  Series A Special Preferred Stock.

              (A)  Transfer. Each share of Series A Special Preferred Stock shall be converted into one (1) share of Common Stock automatically upon the sale, exchange, transfer, assignment, pledge or other disposition (collectively referred to as a "Transfer") of such share to any person (a "Transferee") who is not an Affiliate (as defined below) of the initial holder of such share of Series A Special Preferred Stock. As used in this Certificate of Incorporation, "Affiliate" means the managing member or any other member of the holder of Series A Special Preferred Stock, or any affiliate of such managing member, or any corporation, partnership, limited liability company, trust or other entity controlled by such managing member or any affiliate of such managing member, in each case, who is a "citizen of the United States" as defined in Section 40102(a)(15) of the Transportation Act.

              (B)  Less than 5%. Each share of Series A Special Preferred Stock shall be converted into one (1) share of Common Stock automatically if the holder (together with all Affiliates of such holder) of Series A Special Preferred Stock is or becomes at any time the holder of less than 5% of the "outstanding common equity interest" of the Corporation for a period of 365 consecutive days. "Outstanding common equity interest" shall mean, at any time, the issued and outstanding Common Stock at such time, Common Stock issuable upon exercise, conversion or exchange of outstanding warrants, stock options or convertible stock, or other securities exercisable, convertible or exchangeable into Common Stock (without taking into effect any anti-dilution provision in such securities), as adjusted to reflect prior stock splits, reclassifications and similar events.

            (ii)  Series B Special Preferred Stock. Each share of Series B Special Preferred Stock shall be converted into one (1) share of Common Stock automatically upon Transfer of such share to any Transferee. In addition to the foregoing, each share of the Series B Special Preferred Stock shall be converted into one share of Common Stock automatically if the collective bargaining agreement by and between the holders of such share and the Corporation is amended through collective bargaining pursuant to the Railway Labor Act, 45 U.S.C. Section 156, so that the collective bargaining agreement no longer entitles such holders to nominate a representative on the Board of Directors.

            (iii)  Series C Special Preferred Stock. Each share of Series C Special Preferred Stock shall be converted into one (1) share of Common Stock automatically upon Transfer of such share to any Transferee. In addition to the foregoing, each share of the Series C Special Preferred Stock shall be converted into one share of Common Stock automatically if the collective bargaining agreement by and between the holders of such share and the Corporation is amended through collective bargaining pursuant to the Railway Labor Act, 45 U.S.C. Section 156, so that the collective bargaining agreement no longer entitles such holders to nominate a representative on the Board of Directors.

            (iv)  Series D Special Preferred Stock. Each share of Series D Special Preferred Stock shall be converted into one (1) share of Common Stock automatically upon Transfer of such share to any Transferee. In addition to the foregoing, each share of the Series D Special Preferred Stock shall be converted into one share of Common Stock automatically if the collective bargaining agreement by and between the holders of such share and the Corporation is amended through collective bargaining pursuant to the Railway Labor Act, 45 U.S.C. Section 156, so that the collective bargaining agreement no longer entitles such holders to nominate a representative on the Board of Directors.

          (b)  Time of Conversion and Surrender of Shares. Conversion of any share of Special Preferred Stock shall be deemed to have been effected on the date (the "Conversion Date") that (i) in the case of the Series A Special Preferred Stock, (A) such share is Transferred to a Transferee who is not an Affiliate of the initial holder of shares of Series A Special Preferred Stock or (B) the holder (together with all Affiliates of such holder) of shares of Series A Special Preferred Stock is or becomes at any time the holder of less than 5% of the outstanding common equity interest of the Corporation for a period of 365 consecutive days, and (ii) in the case of the Series B Special Preferred Stock, the Series C Special Preferred Stock or the Series D Special Preferred Stock, (A) such share is Transferred to a Transferee or (B) the related collective bargaining agreement is amended so that such collective bargaining agreement no longer entitles such holder to nominate a representative on the Board of Directors. The holder of the converted share or shares of Special Preferred Stock shall be deemed to have become a stockholder of record of the Common Stock on the applicable Conversion Date. On the applicable Conversion Date or as soon as practicable thereafter, any holder of a certificate that, prior to conversion represented a share of Special Preferred Stock must deliver such certificate to the Corporation during regular business hours at the principal office of the Corporation or at such other place as may be designated in writing delivered to the holder of such certificate by the Corporation, duly endorsed for Transfer to the Corporation (if required by it), accompanied by written notice identifying such Transferee who is not an Affiliate, Transferee or other holder, as the case may be. As promptly as practicable thereafter, the Corporation shall issue and deliver at such office to such Transferee who is not an Affiliate or Transferee or other holder, as the case may be, a certificate for the shares of Common Stock issuable upon conversion.

          (c)  Issuance of Common Stock. All shares of Common Stock that may be issued upon conversion of the Special Preferred Stock shall, upon issuance, be validly issued, fully paid and nonassessable. The Corporation will pay any and all documentary and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Special Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Special Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

          (d)  Adjustments. The number of shares of Common Stock issuable upon the conversion of each share of the Special Preferred Stock shall not be subject to adjustment.

          SECTION 5.    Reacquired Shares.    Any shares of Special Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including upon conversion into Common Stock) shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock subsequently created by resolution or resolutions of the Board of Directors.

          SECTION 6.    Liquidation, Dissolution or Winding Up.    Subject to the limitations of and in the manner provided by law, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Special Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus of any nature, $.01 per share of Special Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock or the holders of any other class of stock junior in respect of liquidation rights to the Special Preferred Stock; and the holders of the Special Preferred Stock shall not be entitled to any further payments. If upon such liquidation, dissolution or winding up, whether voluntary or involuntary, the assets of the Corporation or proceeds thereof shall be insufficient to make the full liquidating payment of $.01 per share of the Special Preferred Stock and the full liquidating payment due to any holder of Preferred Stock of any series ranking pari passu with the Special Preferred Stock, then such assets and proceeds shall, subject to the limitations of and in the manner provided by law, be distributed among the holders of the Special Preferred Stock, ratably on a share for share basis in accordance with the respective amounts which would be payable on all such series of Preferred Stock, if all remaining liquidating amounts payable were paid in full and nothing shall be paid to the holders of any other class of stock junior to the Special Preferred Stock. Neither a consolidation nor merger of the Corporation with or into one or more corporations, nor a sale of all or a substantial part of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 6 unless such consolidation, merger or sale shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation or shall otherwise be deemed as such by law.

          SECTION 7.    Consolidation, Merger, Etc.    In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then and in each such event, all shares of Special Preferred Stock shall at the same time, subject to the limitations of and in the manner provided by law, be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          SECTION 8.    No Redemption.    The shares of Special Preferred Stock shall not be redeemable. Notwithstanding the foregoing, the Corporation may acquire shares of Special Preferred Stock in any other manner permitted by law or this Certificate of Incorporation.

          SECTION 9.    Rank.    With regard to rights to receive distributions upon liquidation, dissolution or winding up of the Corporation, the Special Preferred Stock shall rank (i) senior to the Common Stock of the Corporation, (ii) senior to any series of Preferred Stock of the Corporation the terms of which specifically provide that such series shall rank junior to the Special Preferred Stock, (iii) junior to any series of Preferred Stock of the Corporation the terms of which specifically provide that such series shall rank senior to the Special Preferred Stock, and (iv) pari passu with each other and with any series of Preferred Stock of the Corporation the terms of which do not specifically provide that such series shall rank junior or senior to the Special Preferred Stock.

          SECTION 10.    Preemptive Rights.    No holder of the shares of Special Preferred Stock shall have any preemptive or preferential rights of subscription for or to purchase any shares of any class of stock or other securities of the Corporation, whether now or hereafter authorized, other than such right or rights, if any, and upon such terms and at such prices as the Board of Directors, in its discretion from time to time may determine. The Board of Directors may issue shares of Special Preferred Stock or other securities without offering the same in whole or in part to the stockholders of the Corporation.

          D.    Common Stock.

          SECTION 1.    Except as may otherwise be provided in this Certificate of Incorporation (including, without limitation, Part C of this Article III or any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Part B of this Article III) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

          SECTION 2.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          SECTION 3.    Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

          E.    Restriction on Foreign Ownership of Voting Stock.

        The ownership or control of more than 25% of the issued and outstanding Voting Stock of the Corporation by persons who are not "citizens of the United States" as defined in Section 40102(a)(15) of the Transportation Act (49 U.S.C. Section 40101, ET SEQ., (the "Transportation Act") is prohibited; provided, however, that such percentage shall be deemed to be automatically increased or decreased from time to time to that percentage of ownership which is then permissible by persons who are not "citizens of the United States" under the Transportation Act or under any successor or other law of the United States of America which provides for the regulation of, or is otherwise applicable to, the Corporation or its subsidiaries in their business activities. A transfer of shares of Voting Stock of the Corporation to a Foreigner shall not be valid, except between the parties to the transfer, until the transfer shall have been recorded on the Foreign Stock Record of the Corporation as provided in this Part E of Article III. The "Foreign Stock Record" shall mean a record maintained by the Secretary which shall record the date of a transfer to a Foreigner, the parties to the transfer and the number and description of the shares of Voting Stock transferred to a Foreigner. At no time shall ownership or control of shares representing more than 25% of the Corporation's Voting Stock be registered on the Foreign Stock Record. If at any time the Corporation shall determine that shares of Voting Stock are owned or controlled by Foreigners who are not registered on the Foreign Stock Record, the registration of such shares shall, subject to the limitation in the preceding sentence, be made in chronological order in the Foreign Stock Record, based on the date of the Corporation's finding of ownership or control of such shares by a Foreigner. If at any time the Corporation shall determine that the number of shares of Voting Stock purportedly registered on the Foreign Stock Record exceeds 25% of the total number of shares of Voting Stock, sufficient shares shall be removed from the Foreign Stock Record in reverse chronological order so that the number of shares of Voting Stock registered on the Foreign Stock Record does not exceed 25% of the total number of shares of Voting Stock. At no time shall shares of Voting Stock known by the Corporation to be owned or controlled by Foreigners and not registered on the Foreign Stock Record be entitled to vote until so registered. All shares of Voting Stock known to the Corporation to be owned by Foreigners as of the date of the adoption of this Part E of Article III shall be registered on the Foreign Stock Record. The shares registered on the Foreign Stock Record pursuant to the preceding sentence have chronological priority over any subsequent request for the registration of additional shares of Voting Stock on the Foreign Stock Record. As used in this Part E of Article III, "Foreigner" means any person who is not a "citizen of the United States" as defined in Section 40102(a)(15) of the Transportation Act. As used in this Part E of Article III and elsewhere in this Certificate of Incorporation, "Voting Stock" of the Corporation means the Common Stock and any shares of Preferred Stock of the Corporation entitled to vote on matters generally referred to the stockholders for a vote.

ARTICLE IV.

DIRECTORS

          SECTION 1.    Except as otherwise fixed by or pursuant to the provisions of Article III of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, including the Special Preferred Stock, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          SECTION 2.    Subject to the rights of the holders of any series of Preferred Stock, including the Special Preferred Stock, or Sections 3.3 or 3.5 of the By-laws of the Corporation, any director may be removed from office with or without cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

          SECTION 3.    Except as provided in Section 3.10 of the By-laws of the Corporation with respect to adjourning meetings and Section 3.3 of the By-laws of the Corporation with respect to filling vacancies, the presence in person of a majority of the entire Board of Directors which, so long as there is any director of the Corporation nominated by a holder of the Series A Special Preferred Stock in accordance with the By-laws of the Corporation, must include at least three (3) such directors, shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

ARTICLE V.

LIMITATION OF LIABILITY

          SECTION 1.    Limitation of Liability.    To the fullest extent permitted under the General Corporation Law as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          SECTION 2.    Amendment or Repeal.    Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE VI.

INDEMNIFICATION

          SECTION 1.    Right to Indemnification.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an "Other Entity"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article VI, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation.

          SECTION 2.    Prepayment of Expenses.    The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

          SECTION 3.    Claims.    If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

          SECTION 4.    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws of the Corporation, agreement, vote of stockholders or disinterested directors of the Corporation or otherwise.

          SECTION 5.    Other Sources.    The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

          SECTION 6.    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

          SECTION 7.    Other Indemnification and Prepayment of Expenses.    This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII.

NO ACTION BY WRITTEN CONSENT

        Subject to the rights of the holders of any series of Preferred Stock, including the Special Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, including the Special Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

ARTICLE VIII.

DELAWARE BUSINESS COMBINATION STATUTE

        The Corporation elects not to be governed by Section 203 of the General Corporation Law.

ARTICLE IX.

ADOPTION, AMENDMENT AND/OR REPEAL OF BY-LAWS

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the

Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise, by the vote of a majority of the entire Board of Directors at any meeting thereof; provided, however, that any repeal, alteration or amendment to the By-laws that would be inconsistent with Article 12 or Sections 3.2, 3.3, 3.5, 3.8 or 3.14 of the By-laws of the Corporation shall require the affirmative vote of a majority of the Entire Board, which majority shall include at least one (1) director nominated by the holders of Series A Special Preferred Stock (so long as there are any such directors) and at least two (2) directors nominated by the holders of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock in accordance with the By-laws of the Corporation (so long as there are holders of Series B Special Preferred Stock, Series C Special Preferred Stock and Series D Special Preferred Stock).

ARTICLE X.

AMENDMENT AND/OR REPEAL OF CERTIFICATE OF INCORPORATION

        In addition to any requirements of law and any other provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors adopted pursuant to Article III of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or any such resolution or resolutions), the affirmative vote of the holders of at least two-thirds of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article X, Part C of Article III, or Articles IV, V, VI, VII, VIII or IX of this Certificate of Incorporation. Subject to the foregoing provisions of this Article X, the Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights in this Article X. Each Article and Section reference contained in this Certificate of Incorporation shall be deemed to refer to any successor provision of such Article or Section.

        IN WITNESS WHEREOF, I, John W. Adams, Chairman of the Board of Directors of HAWAIIAN HOLDINGS, INC. has executed this Certificate of Incorporation as of the    th day of                        , 2002, and DO HEREBY CERTIFY under the penalties of perjury that the facts stated in this Certificate of Incorporation are true.

John W. Adams Chairman of the Board of Directors

Annex III

FORM OF

AMENDED BY-LAWS

of

HAWAIIAN HOLDINGS, INC.

(A Delaware Corporation)

ARTICLE 1

DEFINITIONS

        As used in these By-laws, unless the context otherwise requires, the term:

          1.1    "Affiliate"    means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the managing member or any other member of the holder of Series A Special Preferred Stock, or any affiliate of such managing member, or any corporation, partnership, limited liability company, trust or other entity controlled by such managing member or any affiliate of such managing member, in each case, who is a "citizen of the United States" as defined in Section 40102(a)(15) of the Transportation Act, shall be deemed to be an "Affiliate" of such holder.

          1.2    "Assistant Secretary"    means an Assistant Secretary of the Corporation.

          1.3    "Assistant Treasurer"    means an Assistant Treasurer of the Corporation.

          1.4    "Board"    means the Board of Directors of the Corporation.

          1.5    "By-laws"    means the initial by-laws of the Corporation, as amended from time to time.

          1.6    "Certificate of Incorporation"    means the initial certificate of incorporation of the Corporation, as amended, supplemented or restated from time to time.

          1.7    "Chairman"    means the Chairman of the Board of Directors of the Corporation.

          1.8    "Chief Executive Officer"    means the Chief Executive Officer of the Corporation.

          1.9    "Chief Financial Officer"    means the Chief Financial Officer of the Corporation.

          1.10    "Common Stock"    means the Common Stock of the Corporation, par value $0.01 per share.

          1.11    "Corporation"    means Hawaiian Holdings, Inc.

          1.12    "Directors"    means directors of the Corporation.

          1.13    "Entire Board"    means all then authorized directors of the Corporation, whether or not present at a meeting of the Board, but disregarding vacancies and unfilled newly created directorships.

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          1.14    "Exchange Act"    means the Securities Exchange Act of 1934, as amended from time to time.

          1.15    "General Corporation Law"    means the General Corporation Law of the State of Delaware, as amended from time to time.

          1.16    "Nominated Director"    means any or all of the Series A Nominated Directors, the Series B Nominated Director, the Series C Nominated Director, and the Series D Nominated Director.

          1.17    "Nominating Stockholder"    means any or all of the Series A Nominating Stockholder, the Series B Nominating Stockholder, the Series C Nominating Stockholder, and the Series D Nominating Stockholder.

          1.18    "Other Entity"    has the meaning set forth in Section 7.1 of these By-laws.

          1.19    "Outside Director"    means any Director who is not employed by, or otherwise Affiliated with (a) the Corporation (other than as a Director, (b) the Series A Nominating Stockholder, or (c) any of the Corporation's labor unions.

          1.20    "Outstanding Common Equity Interest"    means, as of any time, the issued and outstanding Common Stock as of such time, Common Stock issuable upon exercise, conversion or exchange of outstanding warrants, stock options or convertible stock, or other securities exercisable, convertible or exchangeable into the Common Stock (without taking into effect any anti-dilution provisions in such securities), as adjusted to reflect prior stock splits, classifications and similar events.

          1.21    "Permitted Affiliates"    means, with respect to any holder of Series A Special Preferred Stock, any Person who is an Affiliate of such holder to whom such holder has Transferred shares of Common Stock or Special Preferred Stock.

          1.22    "Person"    means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

          1.23    "President"    means the President of the Corporation.

          1.24    "Proceeding"    has the meaning set forth in Section 7.1 of these By-laws.

          1.25    "Secretary"    means the Secretary of the Corporation.

          1.26    "Series A Nominated Director"    has the meaning set forth in Section 3.2(a) of these By-laws.

          1.27    "Series A Nominating Stockholder"    has the meaning set forth in Section 3.2(a) of these By-laws.

          1.28    "Series A Special Preferred Stock"    means the Series A Special Preferred Stock of the Corporation, par value $.01 per share.

          1.29    "Series B Nominated Director"    has the meaning set forth in Section 3.2(b) of these By-laws.

          1.30    "Series B Nominating Stockholder"    has the meaning set forth in Section 3.2(b) of these By-laws.

          1.31    "Series B Special Preferred Stock"    means the Series B Special Preferred Stock of the Corporation, par value $.01 per share.

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          1.32    "Series C Nominated Director"    has the meaning set forth in Section 3.2(c) of these By-laws.

          1.33    "Series C Nominating Stockholder"    has the meaning set forth in Section 3.2(c) of these By-laws.

          1.34    "Series C Special Preferred Stock"    means the Series C Special Preferred Stock of the Corporation, par value $.01 per share.

          1.35    "Series D Nominated Director"    has the meaning set forth in Section 3.2(d) of these By-laws.

          1.36    "Series D Nominating Stockholder"    has the meaning set forth in Section 3.2(d) of these By-laws.

          1.37    "Series D Special Preferred Stock"    means the Series D Special Preferred Stock of the Corporation, par value $.01 per share.

          1.38    "Special Preferred Stock"    means collectively the Series A Special Preferred Stock, the Series B Special Preferred Stock, the Series C Special Preferred Stock, and the Series D Special Preferred Stock.

          1.39    "Stockholders"    means the holders of Common Stock and the holders of each series of Special Preferred Stock.

          1.40    "Transfer"    means to sell, exchange, transfer, assign, pledge or otherwise dispose of anything to any Person, and the terms "Transferor" and "Transferee" shall have correlative meanings.

          1.41    "Treasurer"    means the Treasurer of the Corporation.

          1.42    "Vice President"    means a Vice President of the Corporation.

ARTICLE 2

STOCKHOLDERS

          2.1    Place of Meetings.    Every meeting of Stockholders may be held at such place, within or without the State of Delaware, as may be designated by resolution of the Board from time to time.

          2.2    Annual Meeting.    If required by applicable law, a meeting of Stockholders shall be held annually for the election of Directors at such date and time as may be designated by resolution of the Board from time to time. Any other business may be transacted at the annual meeting.

          2.3    Special Meetings.    Unless otherwise prescribed by applicable law or except as expressly provided in the Certificate of Incorporation, special meetings of Stockholders may be called at any time by the Board or the Chairman and may not be called by any other person or persons. Business transacted at any special meeting of Stockholders shall be limited to the purpose stated in the notice.

          2.4    Fixing Record Date.    For the purpose of (i) determining the Stockholders entitled (A) to notice of or to vote at any meeting of Stockholders or any adjournment thereof, or (B) to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or (ii) any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date was adopted by the Board and which record date, unless otherwise required by applicable law, shall not be (x) in the case of clause (i)(A) above, more than sixty (60) nor less than ten (10) days before the date of such meeting, and (y) in the case of

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  clause (i)(B) or (ii) above, more than sixty (60) days prior to such action. If no such record date is fixed:

            (a)  the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

            (b)  the record date for determining Stockholders for any purpose other than those specified in Section 2.4(a) shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

  When a determination of Stockholders entitled to notice of or to vote at any meeting of Stockholders has been made as provided in this Section 2.4, such determination shall apply to any adjournment thereof unless the Board fixes a new record date for the adjourned meeting.

          2.5    Notice of Meetings of Stockholders.    Whenever under the provisions of applicable law, the Certificate of Incorporation or these By-laws, Stockholders are required or permitted to take any action at a meeting, notice shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these By-laws, notice of any meeting shall be given, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the Stockholder at his or her address as it appears on the records of the Corporation. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent of the Corporation that the notice required by this Section 2.5 has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Any meeting of Stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called. If, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder of record entitled to vote at the meeting.

          2.6    Waivers of Notice.    Whenever the giving of any notice to Stockholders is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the person entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Stockholder at a meeting shall constitute a waiver of notice of such meeting except when the Stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any waiver of notice unless so required by applicable law, the Certificate of Incorporation or these By-laws.

          2.7    List of Stockholders.    The Secretary shall prepare and make, at least ten (10) days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list shall be open to the examination of any Stockholder, the Stockholder's agent, or attorney, at the Stockholder's expense, for any

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  purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, during ordinary business hours at the principal place of business of the Corporation, or on a reasonably accessible electronic network as provided by applicable law. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for examination as provided by applicable law. Upon the willful neglect or refusal of the Directors to produce such a list at any meeting for the election of Directors, they shall be ineligible for election to any office at such meeting. Except as provided by applicable law, the stock ledger shall be the only evidence as to who are the Stockholders entitled to examine the stock ledger, the list of Stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of Stockholders.

          2.8    Quorum of Stockholders; Adjournment.    Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-laws, at each meeting of Stockholders, the presence in person or by proxy of the holders of a majority of all outstanding shares of stock entitled to vote at the meeting of Stockholders shall constitute a quorum for the transaction of any business at such meeting. In the absence of a quorum, the holders of a majority of the shares of stock present in person or represented by proxy at any meeting of Stockholders, including an adjourned meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

          2.9    Voting; Proxies.    Unless otherwise provided in the Certificate of Incorporation, any Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock held by such Stockholder which has voting power upon the matter in question. If the Certificate of Incorporation provides for more or less than one vote for any share on any matter, each reference in the By-laws or the General Corporation Law to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. The provisions of Sections 212 and 217 of the General Corporation Law shall apply in determining whether any shares of capital stock may be voted and the persons, if any, entitled to vote such shares; but the Corporation shall be protected in assuming that the persons in whose names shares of capital stock stand on the stock ledger of the Corporation are entitled to vote such shares. At any meeting of Stockholders (at which a quorum was present to organize the meeting), all matters, except as otherwise provided by the Certificate of Incorporation, these By-laws, the rules and regulations of any stock exchange applicable to the Corporation, applicable law, or pursuant to any rules or regulations applicable to the Corporation or its securities, shall be decided by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, except as otherwise required by the Certificate of Incorporation, these By-laws or applicable law, a plurality of the votes cast by the holders of shares entitled to vote in the election shall be sufficient to elect such Directors. Except as otherwise provided by the Certificate of Incorporation, each Stockholder entitled to vote at a meeting of Stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a

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  revocation of the proxy or by delivering a new proxy in accordance with applicable law bearing a later date.

          2.10    Voting Procedures and Inspectors of Election at Meetings of Stockholders.    The Board, in advance of any meeting of Stockholders, may and shall if required by applicable law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting may, and shall if required by applicable law, appoint, one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies or votes, or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a Stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

          2.11    Conduct of Meetings; Organization.    The Board may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. At each meeting of Stockholders, the Chairman, or if there is no Chairman or if there be one and the Chairman is absent, the Chief Executive Officer, or if there is no Chief Executive Officer or if there be one and the Chief Executive Officer is absent, the President, or if there is no President or if there be one and the President is absent, a Vice President, and in case more than one Vice President shall be present, that Vice President designated by the Board (or in the absence of any such designation, the most senior Vice President, based on age, present), shall preside over the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of Stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting and any

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  such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The Secretary, or in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. In case none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting, respectively, shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board, and in case the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

          2.12    Order of Business.    The order of business at all meetings of Stockholders shall be as determined by the person presiding over the meeting.

          2.13    Notice of Stockholder Business and Nominations.

            (a)  Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board and the proposal of business to be considered by the Stockholders may be made at an annual meeting of Stockholders only (A) pursuant to the Corporation's notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or (C) by any Stockholder of the Corporation who was a Stockholder of record of the Corporation at the time the notice provided for in this Section 2.13 is delivered to the Secretary and who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.13.

              (ii)  For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.13, such Stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for Stockholder action. To be timely, a Stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by such Stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder's notice as described above. Such Stockholder's notice shall set forth: (A) as to each person whom such Stockholder proposes to nominate for election as a Director (I) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (II) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that such Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owner, if

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      any, on whose behalf the proposal is made; and (C) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such Stockholder, as they appear on the Corporation's books, and of such beneficial owner, (II) the class and number of shares of capital stock of the Corporation which are owned beneficially and of record by such Stockholder and such beneficial owner, (III) a representation that such Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (IV) a representation whether such Stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from Stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a Stockholder if the Stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Corporation.

              (iii)  Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.13 to the contrary, in the event that the number of Directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a Stockholder's notice required by this Section 2.13 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

            (b)  Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board or (ii) provided that the Board has determined that Directors shall be elected at such meeting, by any Stockholder of the Corporation who is a Stockholder of record at the time the notice provided for in this Section 2.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.13. Except as otherwise expressly provided in the Certificate of Incorporation, in the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more Directors to the Board, any such Stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting, if such Stockholder's notice required by paragraph (a)(ii) of this Section 2.13 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special

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    meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Stockholder's notice as described above.

            (c)  General. (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.13 shall be eligible to be elected at an annual or special meeting of Stockholders of the Corporation to serve as Directors and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.13. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.13 (including whether the Stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Stockholder's nominee or proposal in compliance with such Stockholder's representation as required by clause (a)(ii)(C)(IV) of this Section 2.13 and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 2.13, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.13, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

              (ii)  For purposes of this Section 2.13, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

              (iii)  Notwithstanding the foregoing provisions of this Section 2.13, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.13. Nothing in this Section 2.13 shall be deemed to affect any rights (A) of Stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock to nominate or elect directors pursuant to any applicable provisions of the Certificate of Incorporation and Sections 3.2 and 3.3 of these By-laws.

ARTICLE 3

DIRECTORS

          3.1    General Powers.    Except as otherwise provided in the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

          3.2    Number; Qualification; Term of Office.    The number of directors shall be eleven (11). Each Director shall hold office until a successor is duly elected and qualified or until the

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  Director's earlier death, resignation, disqualification or removal. The qualifications of directors shall be as set forth in clauses (a) through (g) of this Section 3.2.

            (a)  At any time that there is a holder of record of one (1) or more shares of Series A Special Preferred Stock (the "Series A Nominating Stockholder") and the Series A Nominating Stockholder (together with its Permitted Affiliates) is on such date the holder of at least 35% of the Outstanding Common Equity Interest of the Corporation, six (6) directors (the "Series A Nominated Directors") shall have been identified to the Board by the Series A Nominating Stockholder for nomination to the Board. If the Series A Nominating Stockholder (together with its Permitted Affiliates) is on such date the holder of at least 25% but less than 35% of the Outstanding Common Equity Interest of the Corporation, five (5) Series A Nominated Directors shall have been identified to the Board by the Series A Nominating Stockholder for nomination to the Board and one (1) Outside Director shall have been nominated by the Board. If the Series A Nominating Stockholder (together with its Permitted Affiliates) is on such date the holder of at least 10% but less than 25% of the Outstanding Common Equity Interest of the Corporation, four (4) Series A Nominated Directors shall have been identified to the Board by the Series A Nominating Stockholder for nomination to the Board and two (2) Outside Directors shall have been nominated by the Board. If the Series A Nominating Stockholder (together with its Permitted Affiliates) is on such date the holder of at least 5% but less than 10% of the Outstanding Common Equity Interest of the Corporation, three (3) Series A Nominated Directors shall have been identified to the Board by the Series A Nominating Stockholder for nomination to the Board and three (3) Outside Directors shall have been nominated by the Board. If the Series A Nominating Stockholder (together with its Permitted Affiliates) is on such date the holder of less than 5% of the Outstanding Common Equity Interest of the Corporation, no Series A Nominated Directors shall have been identified to the Board by the Series A Nominating Stockholder for nomination to the Board and six (6) Outside Directors shall have been nominated by the Board.

            (b)  At any time there is a holder of record of one (1) share of Series B Special Preferred Stock, one (1) Director (the "Series B Nominated Director") shall have been identified to the Board by such holder (the "Series B Nominating Stockholder") for nomination to the Board.

            (c)  At any time there is a holder of record of one (1) share of Series C Special Preferred Stock, one (1) Director (the "Series C Nominated Director") shall have been identified to the Board by such holder (the "Series C Nominating Stockholder") for nomination to the Board.

            (d)  At any time there is a holder of record of one (1) share of Series D Special Preferred Stock, one (1) Director (the "Series D Nominated Director") shall have been identified to the Board by such holder (the "Series D Nominating Stockholder") for nomination to the Board.

            (e)  At all times, one Outside Director shall have been nominated by the Board, such Outside Director to be in addition to any Outside Directors referred to above in Section 3.2(a).

            (f)    At all times, one director who is a senior management official of the Corporation shall have been nominated by the Board.

            (g)  Directors need not be stockholders.

          3.3    Newly Created Directorships and Vacancies.    Unless otherwise provided by applicable law or the Certificate of Incorporation, any newly created directorships resulting from an increase in the authorized number of Directors and vacancies occurring in the Board for any cause, may be

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  filled by the affirmative vote of a majority of the Board, upon the recommendation of the remaining members of the nominating committee of the Board, although less than a quorum, or by a sole remaining Director, or may be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting of Stockholders. Notwithstanding the foregoing, but subject to the provisions of Section 3.2 of these By-laws: (a) so long as there is a Series A Nominating Stockholder, the Board may fill a Series A Nominated Director vacancy only with a person nominated to the Board by such Series A Nominating Stockholder (which person will thereafter be deemed a Series A Nominated Director); (b) so long as there is a holder of Series B Special Preferred Stock, the Board may fill a Series B Nominated Director vacancy only with a person nominated to the Board by such holder (which person will thereafter be deemed a Series B Nominated Director); (c) so long as there is a holder of Series C Special Preferred Stock, the Board may fill a Series C Nominated Director vacancy only with a person nominated to the Board by such holder (which person will thereafter be deemed a Series C Nominated Director); and (d) so long as there is a holder of Series D Special Preferred Stock, the Board may fill a Series D Nominated Director vacancy only with a person nominated to the Board by such holder (which person will thereafter be deemed a Series D Nominated Director). If a vacancy is not filled as provided in the preceding sentence within thirty (30) days, such vacancy may be filled by (i) the affirmative vote of the holders of a majority of the Series A Special Preferred Stock given at a special meeting of the holders of Series A Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of a meeting of all holders of the Series A Special Preferred Stock, in the case of a vacancy of a Series A Nominated Director, (ii) the affirmative vote of the holders of a majority of the Series B Special Preferred Stock given at a special meeting of the holders of Series B Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of a meeting of all holders of the Series B Special Preferred Stock, in the case of a vacancy of a Series B Nominated Director, (iii) the affirmative vote of the holders of a majority of the Series C Special Preferred Stock given at a special meeting of the holders of Series C Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of a meeting of all holders of the Series C Special Preferred Stock, in the case of a vacancy of a Series C Nominated Director, and (iv) the affirmative vote of the holders of a majority of the Series D Special Preferred Stock given at a special meeting of the holders of Series D Special Preferred Stock called for such purpose, or by the unanimous written consent in lieu of a meeting of all holders of the Series D Special Preferred Stock, in the case of a vacancy of a Series D Nominated Director. A Director so elected shall be elected to hold office until the expiration of the term of office of the Director whom he or she has replaced or until a successor is elected and qualified, or until the Director's earlier death, resignation or removal.

          3.4    Resignation.    Subject to the provisions of Section 3.3 of these By-laws, any Director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Any resignation pursuant to this Section 3.4 shall take effect at the time therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective.

          3.5    Removal.    Subject to the provisions of Section 141(k) of the General Corporation Law and Section 3.3 of these By-laws, any or all of the Directors may be removed with or without cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote on the election of Directors, voting together as a single class.

          3.6    Compensation.    Each Director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at Directors' meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in

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  connection with the performance of his or her duties. Each Director who shall serve as a member of any committee of Directors in consideration of serving as such shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such Director in the performance of his or her duties. Nothing contained in this Section 3.6 shall preclude any Director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation therefor.

          3.7    Regular Meetings.    Regular meetings of the Board may be held without notice at such times and at such places within or without the State of Delaware as may be determined from time to time by resolution of the Board.

          3.8    Special Meetings.    Special meetings of the Board may be held at such times and at such places within or without the State of Delaware whenever called by the Chairman, the Chief Executive Officer, the President or the Secretary or by a majority of the Directors then serving as Directors on at least 24 hours' notice to each Director given by one of the means specified in Section 3.11 hereof other than by mail, or on at least three (3) business days' notice if given by mail. Special meetings of the Board shall be called by the Chairman, the Chief Executive Officer, the President or the Secretary in like manner and on like notice on the written request of a majority of the Directors then serving as Directors. If necessary under the Certificate of Incorporation or Section 3.3 of these By-laws, special meetings of the Board shall be held whenever called by (a) the Series A Nominating Stockholder to fill the vacancy of a Series A Nominated Director, (b) the Series B Nominating Stockholder to fill the vacancy of a Series B Nominated Director, (c) the Series C Nominating Stockholder to fill the vacancy of a Series C Nominated Director, and (d) the holder of the Series D Special Preferred Stock to fill the vacancy of the Series D Nominated Director.

          3.9    Telephone Meetings.    Directors or members of any committee designated by the Board may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

          3.10    Adjourned Meetings.    A majority of the Directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn such meeting to another time and place. At least 24 hours' notice of any adjourned meeting of the Board shall be given to each Director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days' notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

          3.11    Notice Procedure.    Subject to Sections 3.8 and 3.14 hereof, whenever, under applicable law, the Certificate of Incorporation or these By-laws, notice is required to be given to any Director, such notice shall be deemed given effectively if given in person or by telephone, by mail addressed to such Director at such Director's address as it appears on the records of the Corporation, with postage thereon prepaid, or by telegram, telecopy or, if consented to by the Director to whom notice is given, by other means of electronic transmission.

          3.12    Waiver of Notice.    Whenever the giving of any notice to Directors is required by applicable law, the Certificate of Incorporation or these By-laws, a waiver thereof, given by the Director entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance by a Director at a meeting shall constitute a waiver of notice of such meeting except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on

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  the ground that the meeting has not been lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Directors or a committee of Directors need be specified in any waiver of notice unless so required by applicable law, the Certificate of Incorporation or these By-laws.

          3.13    Organization.    At each meeting of the Board, the Chairman, or if there is no Chairman or if there be one and the Chairman is absent, the Chief Executive Officer, or if there is no Chief Executive Officer or if there be one and the Chief Executive Officer is absent, a chairman chosen by a majority of the Directors present, shall preside. The Secretary shall act as secretary at each meeting of the Board. In case the Secretary shall be absent from any meeting of the Board, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

          3.14    Quorum of Directors.    Except as provided in Section 3.10 with respect to adjourning meetings and Section 3.3 with respect to filling vacancies, the presence in person of a majority of the Entire Board, which, so long as there is any Series A Nominated Director, must include at least three (3) Series A Nominated Directors, shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

          3.15    Action by Majority Vote.    Except as otherwise expressly required by applicable law, the Certificate of Incorporation or these By-laws, the vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board.

          3.16    Action Without Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all Directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

ARTICLE 4

COMMITTEES OF THE BOARD

        The Board may, by resolution, designate one or more committees, including without limitation an executive committee, an audit committee and a nominating committee, with each such committee consisting of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, by a unanimous vote, appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it. Unless otherwise specified in the resolution of the Board designating a committee, at all meetings of such committee, a majority of the then authorized number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In

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the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article 3 of these By-laws.

ARTICLE 5

OFFICERS

          5.1    Positions.    The officers of the Corporation shall be a President, a Secretary, a Treasurer and such other officers as the Board may elect, including a Chairman, a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers, who shall exercise such powers and perform such duties as shall be determined from time to time by resolution of the Board. The Board may elect one or more Vice Presidents as Executive Vice Presidents and may use descriptive words or phrases to designate the standing, seniority or areas of special competence of the Vice Presidents elected or appointed by it. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-laws otherwise provide.

          5.2    Election.    The officers of the Corporation shall be elected by the Board at its annual meeting or at such other time or times as the Board shall determine.

          5.3    Term of Office.    Each officer of the Corporation shall hold office for the term for which he or she is elected and until such officer's successor is elected and qualifies or until such officer's earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified or as is agreed to by the Board, and, unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. The resignation of an officer shall be without prejudice to the contract rights of the Corporation, if any. Any officer may be removed at any time, with or without cause, by the Board or, if expressly delegated by resolution of the Board, by the Chairman, Chief Executive Officer or President. Any vacancy occurring in any office of the Corporation may be filled by the Board or, if expressly delegated by resolution of the Board, by the Chairman, Chief Executive Officer or President. The removal of an officer with or without cause shall be without prejudice to the officer's contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

          5.4    Compensation.    The compensation of the officers of the Corporation shall be determined by the Board at its annual meeting or at such other time or times as the Board shall determine, or, if expressly delegated by resolution of the Board, by the Chief Executive Officer or President.

          5.5    Fidelity Bonds.    The Corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise.

          5.6    Chairman.    The Chairman, if one shall have been appointed, shall preside at all meetings of the Stockholders and at all meetings of the Board and shall exercise such powers and perform such other duties as shall be determined from time to time by resolution of the Board.

          5.7    Chief Executive Officer.    The Chief Executive Officer of the Corporation, if one shall have been elected, shall be the chief executive officer of the Corporation and shall have general supervision over the business of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer shall preside at all meetings of the Stockholders and at all meetings of the Board at which the Chairman (if there be one) is not present. The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may from time to time be assigned to the Chief Executive Officer by the Board.

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          5.8    President.    The President shall have all powers of the Chief Executive Officer to the extent not exercised by the Chief Executive Officer. The President shall perform all duties incident to the office of President of a corporation and such other duties as may from time to time be assigned to the President by the Board or the Chief Executive Officer.

          5.9    Chief Financial Officer.    The Chief Financial Officer of the Corporation, if one shall have been elected, shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

          5.10    Vice Presidents.    At the request of the Chief Executive Officer, or, in the Chief Executive Officer's absence, the President, or, in the President's absence, at the request of the Board, the Vice Presidents shall (in such order as may be designated by the Board, or, in the absence of any such designation, in order of seniority based on age) perform all of the duties of the Chief Executive Officer or the President and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the Chief Executive Officer or the President. Each Vice President shall perform such other duties as from time to time may be assigned to such Vice President by resolution of the Board or by the President.

          5.11    Secretary.    The Secretary shall attend all meetings of the Board and of the Stockholders and shall record all the proceedings of the meetings of the Board and of the Stockholders in a book to be kept for that purpose, and shall perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the Stockholders and shall perform such other duties as may be prescribed by the Board or by the President, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary, or an Assistant Secretary, shall have authority to affix the same on any instrument requiring it, and when so impressed the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may, by resolution, give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer's signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, shall see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, shall perform all duties incident to the office of Secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by resolution of the Board or by the President.

          5.12    Treasurer.    The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation; receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board; against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed; regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation; have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same; render to the President or the Board, whenever the President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation; disburse the funds of the

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  Corporation as ordered by the Board; and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by resolution of the Board or by the President.

          5.13    Assistant Secretaries and Assistant Treasurers.    Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by resolution of the Board or by the President.

          5.14    General Authorization of Officers.    Any one or more of the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these By-laws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

ARTICLE 6

STOCK CERTIFICATES

          6.1    Certificates Representing Shares.    Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman, if any, or the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by such Stockholder in the Corporation. Any or all of the signatures upon a certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

          6.2    Transfer and Registry Agents.    The Corporation may from time to time maintain one or more transfer offices or agents and registry offices or agents at such place or places as may be determined from time to time by the Board.

          6.3    Lost, Stolen or Destroyed Certificates.    The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE 7

INDEMNIFICATION

          7.1    Right to Indemnification.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made, or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an "Other Entity"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as

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  otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

          7.2    Prepayment of Expenses.    The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

          7.3    Claims.    If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

          7.4    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-laws, agreement, vote of Stockholders or disinterested directors or otherwise.

          7.5    Other Sources.    The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

          7.6    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

          7.7    Other Indemnification and Prepayment of Expenses.    This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE 8

BOOKS AND RECORDS

          8.1    Books and Records.    There shall be kept at the principal office of the Corporation correct and complete records and books of account recording the financial transactions of the Corporation and minutes of the proceedings of the Stockholders, the Board and any committee of the Board. The Corporation shall keep at its principal office, or at the office of the transfer agent or registrar of the Corporation, a record containing the names and addresses of all Stockholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

          8.2    Form of Records.    Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the

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  records so kept can be converted into clearly legible written form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE 9

SEAL

        The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

ARTICLE 10

FISCAL YEAR

        The fiscal year of the Corporation shall be determined by resolution of the Board.

ARTICLE 11

PROXIES AND CONSENTS

        Unless otherwise provided by resolution of the Board, the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary or the Treasurer, or any one of them, may execute and deliver on behalf of the Corporation proxies respecting any and all shares or other ownership interests of any Other Entity owned by the Corporation appointing such person or persons as the officer executing the same shall deem proper to represent and vote the shares or other ownership interests so owned at any and all meetings of holders of shares or other ownership interests, whether general or special, and/or to execute and deliver consents respecting such shares or other ownership interests; or any of the aforesaid officers may attend any meeting of the holders of shares or other ownership interests of such Other Entity and thereat vote or exercise any or all other powers of the Corporation as the holder of such shares or other ownership interests.

ARTICLE 12

AMENDMENTS

        These By-laws may be repealed, altered or amended and new By-laws may be adopted by a majority of the Entire Board at any meeting thereof, subject to the power of the Stockholders to alter or repeal any provision of these By-laws whether adopted by them or otherwise; provided, however, that any repeal, alteration or amendment to the By-laws which would be inconsistent with this Article 12 or Sections 3.2, 3.3, 3.5, 3.8 or 3.14 of these By-laws shall require the affirmative vote of a majority of the Entire Board, which majority must include at least one (1) Series A Nominated Director (so long as there are any Series A Nominated Directors), and at least two (2) of the aggregate of the Series B Nominated Director, Series C Nominated Director and Series D Nominated Director (so long as there is a Series B Nominating Stockholder, a Series C Nominating Stockholder and a Series D Nominating Stockholder). Each Article and Section reference contained in these By-laws shall be deemed to refer to any successor provision of such Article or Section.

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Annex IV

DISSENTERS' RIGHTS SECTIONS UNDER
THE HAWAII BUSINESS CORPORATION ACT

A. Right to Dissent and Obtain Payment for Shares.

§ 414-341. Definitions.

        As used in this part:

        "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        "Dissenter" means a shareholder who is entitled to dissent from corporate action under sections 414-342 and who exercises that right when and in the manner required by sections 414-351 to 414-359.

        "Fair value," with respect to a dissenters' shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        "Shareholder" means the record shareholder or the beneficial shareholder.

§ 414-342. Right to dissent.

  (a)
  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (1)
  Consummation of a plan of merger to which the corporation is a party:

  (A)
  If shareholder approval is required for the merger by section 414-313 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

  (B)
  If the corporation is a subsidiary that is merged with its parent under section 414-314;

  (2)
  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (3)
  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4)
    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenters' shares because it:

    (A)
    Alters or abolishes a preferential right of the shares;

    (B)
    Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    (C)
    Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (D)
    Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (E)
    Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 414-74;

    (5)
    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

    (6)
    Consummation of a plan of conversion to which the corporation is the converting entity, if the shareholder is entitled to vote on the plan.

  (b)
  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this part may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 414-343. Dissent by nominees and beneficial owners.

  (a)
  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenters' other shares were registered in the names of different shareholders.

  (b)
  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

  (1)
  The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  (2)
  The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

B. Procedure for Exercise of Dissenters' Rights.

§ 414-351. Notice of dissenters' rights.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

  (b)
  If corporate action creating dissenters' rights under section 414-342 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sections 414-353.

§ 414-352. Notice of intent to demand payment.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1)
  Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

  (2)
  Must not vote the shareholder's shares in favor of the proposed action.

  (b)
  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this part.

§ 414-353. Dissenters' notice.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 414-352.

  (b)
  The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

  (1)
  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (2)
  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (3)
  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  (4)
  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered; and

  (5)
  Be accompanied by a copy of this part.

§ 414-354. Duty to demand payment.

  (a)
  A shareholder sent a dissenters' notice described in sections 414-353 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sections 414-353(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (b)
  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  (c)
  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this part.

§ 414-355. Share restrictions.

  (a)
  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 414-357.

  (b)
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 414-356. Payment.

  (a)
  Except as provided in section 414-358, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 414-354 the amount the corporation estimates to be the fair value of the dissenters' shares, plus accrued interest.

  (b)
  The payment must be accompanied by:

  (1)
  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (2)
  A statement of the corporation's estimate of the fair value of the shares;

  (3)
  An explanation of how the interest was calculated;

  (4)
  A statement of the dissenters' right to demand payment under section 414-359; and

  (5)
  A copy of this part.

§ 414-357. Failure to take action.

  (a)
  If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b)
  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under sections 414-353 and repeat the payment demand procedure.

§ 414-358. After-acquired shares.

  (a)
  A corporation may elect to withhold payment required by section 414-356 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (b)
  To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenters' demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment under section 414-359.

§ 414-359. Procedure if shareholder is dissatisfied with payment or offer.

  (a)
  A dissenter may notify the corporation in writing of the dissenters' own estimate of the fair value of the dissenters' shares and amount of interest due, and demand payment of the dissenters' estimate (less any payment under section 414-356), or reject the corporation's offer under section 414-358 and demand payment of the fair value of the dissenters' shares and interest due, if:

  (1)
  The dissenter believes that the amount paid under section 414-356 or offered under section 414-358 is less than the fair value of the dissenters' shares or that the interest due is incorrectly calculated;

  (2)
  The corporation fails to make payment under section 414-356 within sixty days after the date set for demanding payment; or

  (3)
  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (b)
  A dissenter waives the dissenters' right to demand payment under this section unless the dissenter notifies the corporation of the dissenters' demand in writing under subsection (a) within thirty days after the corporation made or offered payment for the dissenters' shares.

C. Judicial Appraisal of Shares.

§ 414-371. Court action.

  (a)
  If a demand for payment under section 414-359 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b)
  The corporation shall commence the proceeding in the circuit court. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c)
  The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d)
  The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e)
  Each dissenter made a party to the proceeding is entitled to judgment:

  (1)
  For the amount, if any, by which the court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by the corporation; or

    (2)
    For the fair value, plus accrued interest, of the dissenters' after-acquired shares for which the corporation elected to withhold payment under section 414-358.

§ 414-372. Court costs and counsel fees.

  (a)
  The court in an appraisal proceeding commenced under section 414-371 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 414-359.

  (b)
  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (1)
  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 414-351 to 414-359; or

  (2)
  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

  (c)
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed by the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

        The Registrant's by-laws contain specific authority for indemnification by the Registrant of current and former directors, officers, employees or agents of the Registrant on terms that have been derived from Section 145 of Title 8 of the GCL.

Item 21. Exhibits

        The following exhibits are filed as part of this Registration Statement (unless as otherwise indicated):

2.1	Agreement and Plan of Merger, dated as of May 2, 2002, by and among Hawaiian Holdings, Inc., HA Sub Inc. and Hawaiian Airlines, Inc. (included as Annex I to the proxy statement/prospectus)
2.2	Agreement and Plan of Merger, dated as of May 2, 2002, by and among Hawaiian Holdings, Inc., AIP General Partners, Inc., AIP, Inc. and AIP Merger Sub, Inc.*
3.1	Amended and Restated Certificate of Incorporation of Hawaiian Holdings, Inc.*

II-1

3.2	By-laws of Hawaiian Holdings, Inc.*
3.3	Form of Amended and Restated Certificate of Incorporation of Hawaiian Holdings, Inc. (included as Annex II to the proxy statement/prospectus)
3.4	Form of Amended By-laws of Hawaiian Holdings, Inc. (included as Annex III to the proxy statement/prospectus)
3.5	Restated Articles of Incorporation of Hawaiian Airlines, Inc. (Filed as Exhibit 3(c)(2) to the Form 10-K/A filed by Hawaiian Airlines, Inc. on April 30, 2002.)***
3.6	Amended and Restated By-laws of the Hawaiian Airlines, Inc. (Filed as Exhibit 3.1 to the Form 8-K filed by Hawaiian Airlines, Inc. on September 14, 1998.)***
3.7	Articles of Incorporation of HA Sub Inc.*
3.8	By-laws of HA Sub Inc.*
3.9	Certificate of Incorporation of AIP Merger Sub, Inc.*
3.10	By-laws of AIP Merger Sub, Inc.*
4.1	Form of certificate for share of common stock of Hawaiian Holdings, Inc.**
4.2	Form of certificate for share of special preferred stock of Hawaiian Holdings, Inc.**
4.3	Form of certificate for share of common stock of Hawaiian Airlines, Inc.**
4.4	Form of certificate for share of Series B Special Preferred Stock of Hawaiian Airlines, Inc.**
4.5	Form of certificate for share of Series C Special Preferred Stock of Hawaiian Airlines, Inc.**
4.6	Form of certificate for share of Series D Special Preferred Stock of Hawaiian Airlines, Inc.**
4.7	Form of certificate for share of Series E Special Preferred Stock of Hawaiian Airlines, Inc.**
4.8	Rights Agreement dated as of December 23, 1994. (Filed as Exhibit 1 to the Form 8-K filed by Hawaiian Airlines, Inc. on December 23, 1994.)***
4.9
Amendment No. 1 dated as of May 4, 1995 to Rights Agreement, dated as of December 23, 1994, by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (Filed as Exhibit 4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 1995.)***
4.10
Amendment No. 2 to the Rights Agreement, as amended, dated as of January 31, 1996, by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (Filed as Exhibit 4 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 1996.)***
4.11
Amendment No. 3 to the Rights Agreement, as amended, dated as of May 21, 1998, by and between Hawaiian Airlines, Inc. and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Trust Company of California. (Filed as Exhibit 4 to Amendment No. 2 to the Registration Statement on Form 8-A filed by Hawaiian Airlines, Inc. on May 22, 1998.)***
4.12
Amendment No. 4 to the Rights Agreement, as amended, dated as of August 28, 1998, by and between Hawaiian Airlines, Inc. and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Trust Company of California. (Filed as Exhibit 4.1 to the Form 8-K filed by Hawaiian Airlines, Inc. on September 14, 1998.)***
4.13	1994 Stock Option Plan, as amended. (Filed as Exhibit 4 to the Registration Statement on Form S-8 filed November 15, 1995.)***
4.14	Amendment No. 1 to 1994 Stock Option Plan dated as of May 4, 1995. (Filed as Exhibit 4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 1995.)***

II-2

4.15	Amendment No. 2 to 1994 Stock Option Plan, as amended, dated as of December 8, 1995. (Filed as Exhibit 4 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 1996.)***
4.16
Rightsholders Agreement dated as of January 31, 1996, by and among Hawaiian Airlines, Inc., Airline Investors Partnership, L.P., AMR Corporation, Martin Anderson and Robert Midkiff. (Filed as Exhibit 4 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 1996.)***
4.17	1996 Stock Incentive Plan, as amended. (Filed as Exhibit 4 to Amendment No. 1 to the Registration Statement on Form S-2 filed by Hawaiian Airlines, Inc. on July 12, 1996.)***
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the legality of the issuance of the shares of common stock.**
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to U.S. tax matters.**
10.1	Form of Joinder to the Stockholders Agreement made by Hawaiian Holdings, Inc. and AIP LLC.*
10.2	Form of Registration Rights Agreement between Hawaiian Holdings, Inc. and AIP, LLC.*
10.3
Code Share Agreement, dated January 6, 1997, between Hawaiian Airlines, Inc. and Wings West Airlines, Inc. filed in redacted form since confidential treatment has been requested pursuant to Rule 24.b-2 for certain portions thereof. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997.)***
10.4
Amendment No. 1 to Code Share Agreement, dated as of January 21, 1997, between Hawaiian Airlines, Inc. and Wings West Airlines, Inc. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997.)***
10.5
Aircraft Lease Agreement, dated as of January 3, 1997, between Hawaiian Airlines, Inc. and American Airlines, Inc. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.6	Employment Agreement, effective as of April 14, 1997, between Hawaiian Airlines, Inc. and Paul John Casey. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997.)***
10.7	Code Share Agreement, dated July 15, 1997, between Hawaiian Airlines, Inc. and American Airlines, Inc. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 8, 1997.)***
10.8	Employment Agreement, effective as of December 15, 1997, between Hawaiian Airlines, Inc. and John B. Happ. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998.)***
10.9
Employment Agreement, effective as of March 1, 1998, between Hawaiian Airlines, Inc. and Ruthann S. Yamanaka. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998.)***
10.10
Aircraft Lease Agreement dated as of May 9, 1997, between American Airlines, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998, in redacted form since confidential treatment has been requested for certain portions thereof.)***

II-3

10.11
Aircraft Lease Agreement dated as of December 12, 1997, between American Airlines, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.12
Form of Passenger Aircraft Charter Agreement dated November 9, 1997, effective February 1, 1998 between Hawaiian Vacations, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 29, 1999.)***
10.13
Aircraft Maintenance Services Agreement dated as of October 26, 1999 by and between Hawaiian Airlines, Inc. and Continental Airlines, Inc. (Filed as Exhibit 10(8) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.14
Agreement between U.S. Bank National Association and Hawaiian Airlines, Inc., effective date December 31, 1999. (Filed as Exhibit 10(9) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.15
Aircraft General Terms Agreement AGTA-HWI between The Boeing Company and Hawaiian Airlines, Inc., dated as of December 31, 1999. (Filed as Exhibit 10(10) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.16
Further Letter Agreements relating to Purchase Agreement Number 2252 (Supplemental Agreement No. 1 and Other Matters). (Filed as Exhibit 10.1 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 5, 2000.)***
10.17
Commercial Cooperation Agreement between Northwest Airlines, Inc. and Hawaiian Airlines, Inc., the Partner Agreement between NW and Hawaiian Airlines, Inc., and the Multilateral Prorate Agreement among Hawaiian Airlines, Inc., Northwest Airlines, Inc., and KLM Royal Dutch Airways, all dated May 17, 2000. (Filed as Exhibit 99-2 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 10, 2000, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.18
Employment Agreement for Robert W. Zoller, Jr. as Executive Vice President-Operations and Service, effective as of December 1, 1999. (Filed as Exhibit 99-3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 10, 2000.)***
10.19
Deferred Advance Payments Letter Agreement relating to Purchase Agreement Number 2252. (Filed as Exhibit 99-4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 10, 2000, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.20
Sublease Agreement 084 dated as of December 8, 2000 between Continental Airlines, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10(14) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.21
Employment Agreement for Christine Deister as Executive Vice President-Chief Financial Officer-Treasurer, effective as of March 1, 2001. (Filed as Exhibit 1.1 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 2001.)***

II-4

10.22
Lease Agreement N475HA dated February 28, 2001, between First Security Bank, N.A. and Hawaiian Airlines, Inc., for one Boeing 717-200 aircraft. (Filed as Exhibit 1.2 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement N476HA dated March 14, 2001 with First Security Bank, N.A. and a Lease Agreement N481HA dated July 26, 2001, a Lease Agreement N482HA dated August 13, 2001, a Lease Agreement N483HA dated August 27, 2001 and a Lease Agreement N484HA dated September 12, 2001, each between Wells Fargo Bank, Northwest, N.A. (successor to First Security Bank, N.A.) and Hawaiian Airlines, Inc., each for one Boeing 717-200 aircraft, which leases are substantially identical to Lease Agreement N475HA, except with respect to the aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc., is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.23
Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of June 8, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 28140. (Filed as Exhibit 1.3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of June 8, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 28141 and a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of June 8, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 28139, which lease agreements are substantially identical to Lease Agreement 28140, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.24
Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 24257. (Filed as Exhibit 1.3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 24258, a Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 25531 and a Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 24259, which lease agreements are substantially identical to Lease Agreement 24257, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***

II-5

10.25
Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33421. (Filed as Exhibit 1.5 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33422, a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33423, a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33424 and a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33425, which lease agreements are substantially identical to Lease Agreement 33421, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.26
Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33426. (Filed as Exhibit 1.6 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33427, a Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33428 and a Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33429, which lease agreements are substantially identical to Lease Agreement 33426, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.27
Code Share Agreement dated July 1, 2001 between Hawaiian Airlines, Inc. and Alaska Airlines, Inc. (Filed as Exhibit 1.7 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.28
PW4060 Engine Fleet Management Program Agreement by and between United Technologies Corporation Pratt & Whitney Division and Hawaiian Airlines, Inc., dated as of October 5, 2001. (Filed as Exhibit 10.1 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 2002, in redacted form since confidential treatment for certain provisions thereof has been requested.)***
13.1	Annual Report to Shareholders for fiscal year 2001.**
13.2	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.**
21.1	List of Subsidiaries of Hawaiian Holdings, Inc.*
23.1	Consent of Ernst & Young LLP (relating to financial statements of Hawaiian Airlines, Inc.).****

II-6

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinions filed as Exhibit 5.1 and 8.1).**
99.1	Form of proxy for holders of common stock for annual meeting of shareholders of Hawaiian Airlines, Inc.****
99.2
Consent of John W. Adams, Todd G. Cole, Robert G. Coo, Joseph P. Hoar, Reno F. Morella, Samson Poomaihealani, Edward Z. Safady, Sharon L. Soper, Thomas J. Trzanowski and William M. Weisfield, as persons about to become directors of Registrant.*
99.3	Consent of Gregory S. Anderson, as a person about to become a director of Registrant.****
99.4	Form of proxy for holders of special preferred stock for annual meeting of shareholders of Hawaiian Airlines, Inc.****

*
Filed previously.

**
To be filed by pre-effective amendment.

***
Hereby incorporated by reference.

****
Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

II-7

  Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5)
to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(7)
that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(8)
insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(9)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request; and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

(10)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

II-8

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Honolulu, State of Hawaii, on the 26th day of June, 2002.

HAWAIIAN HOLDINGS INC., REGISTRANT

By:	/s/ John W. Adams Name: John W. Adams Title: President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ John W. Adams John W. Adams	President and Sole Director (Principal Executive Officer and Sole Director)	June 26, 2002

/s/ Christine R. Deister Christine R. Deister	Treasurer (Principal Financial and Accounting Officer)	June 26, 2002

II-9

Exhibit Index

        The following exhibits are filed as part of this Registration Statement (unless as otherwise indicated):

2.1	Agreement and Plan of Merger, dated as of May 2, 2002, by and among Hawaiian Holdings, Inc., HA Sub Inc. and Hawaiian Airlines, Inc. (included as Annex I to the proxy statement/prospectus)
2.2	Agreement and Plan of Merger, dated as of May 2, 2002, by and among Hawaiian Holdings, Inc. AIP General Partners, Inc., AIP, Inc. and AIP Merger Sub, Inc.*
3.1	Amended and Restated Certificate of Incorporation of Hawaiian Holdings, Inc.*
3.2	By-laws of Hawaiian Holdings, Inc.*
3.3	Form of Amended and Restated Certificate of Incorporation of Hawaiian Holdings, Inc. (included as Annex II to the proxy statement/prospectus)
3.4	Form of Amended By-laws of Hawaiian Holdings, Inc. (included as Annex III to the proxy statement/prospectus)
3.5	Restated Articles of Incorporation of Hawaiian Airlines, Inc. (Filed as Exhibit 3(c)(2) to the Form 10-K/A filed by Hawaiian Airlines, Inc. on April 30, 2002.)***
3.6	Amended and Restated By-laws of the Hawaiian Airlines, Inc. (Filed as Exhibit 3.1 to the Form 8-K filed by Hawaiian Airlines, Inc. on September 14, 1998.)***
3.7	Articles of Incorporation of HA Sub Inc.*
3.8	By-laws of HA Sub Inc.*
3.9	Certificate of Incorporation of AIP Merger Sub, Inc.*
3.10	By-laws of AIP Merger Sub, Inc.*
4.1	Form of certificate for share of common stock of Hawaiian Holdings, Inc.**
4.2	Form of certificate for share of special preferred stock of Hawaiian Holdings, Inc.**
4.3	Form of certificate for share of common stock of Hawaiian Airlines, Inc.**
4.4	Form of certificate for share of Series B Special Preferred Stock of Hawaiian Airlines, Inc.**
4.5	Form of certificate for share of Series C Special Preferred Stock of Hawaiian Airlines, Inc.**
4.6	Form of certificate for share of Series D Special Preferred Stock of Hawaiian Airlines, Inc.**
4.7	Form of certificate for share of Series E Special Preferred Stock of Hawaiian Airlines, Inc.**
4.8	Rights Agreement dated as of December 23, 1994. (Filed as Exhibit 1 to the Form 8-K filed by Hawaiian Airlines, Inc. on December 23, 1994.)***
4.9
Amendment No. 1 dated as of May 4, 1995 to Rights Agreement, dated as of December 23, 1994, by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (Filed as Exhibit 4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 1995.)***
4.10
Amendment No. 2 to the Rights Agreement, as amended, dated as of January 31, 1996, by and between Hawaiian Airlines, Inc. and Chemical Trust Company of California. (Filed as Exhibit 4 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 1996.)***
4.11
Amendment No. 3 to the Rights Agreement, as amended, dated as of May 21, 1998, by and between Hawaiian Airlines, Inc. and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Trust Company of California. (Filed as Exhibit 4 to Amendment No. 2 to the Registration Statement on Form 8-A filed by Hawaiian Airlines, Inc. on May 22, 1998.)***

4.12
Amendment No. 4 to the Rights Agreement, as amended, dated as of August 28, 1998, by and between Hawaiian Airlines, Inc. and ChaseMellon Shareholder Services, L.L.C., as successor to Chemical Trust Company of California. (Filed as Exhibit 4.1 to the Form 8-K filed by Hawaiian Airlines, Inc. on September 14, 1998.)***
4.13	1994 Stock Option Plan, as amended. (Filed as Exhibit 4 to the Registration Statement on Form S-8 filed November 15, 1995.)***
4.14	Amendment No. 1 to 1994 Stock Option Plan dated as of May 4, 1995. (Filed as Exhibit 4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 1995.)***
4.15	Amendment No. 2 to 1994 Stock Option Plan, as amended, dated as of December 8, 1995. (Filed as Exhibit 4 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 1996.)***
4.16
Rightsholders Agreement dated as of January 31, 1996, by and among Hawaiian Airlines, Inc., Airline Investors Partnership, L.P., AMR Corporation, Martin Anderson and Robert Midkiff. (Filed as Exhibit 4 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 1996.)***
4.17	1996 Stock Incentive Plan, as amended. (Filed as Exhibit 4 to Amendment No. 1 to the Registration Statement on Form S-2 filed by Hawaiian Airlines, Inc. on July 12, 1996.)***
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to the legality of the issuance of the shares of common stock.**
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison as to U.S. tax matters.**
10.1	Form of Joinder to the Stockholders Agreement made by Hawaiian Holdings, Inc. and AIP LLC.*
10.2	Form of Registration Rights Agreement between Hawaiian Holdings, Inc. and AIP, LLC.*
10.3
Code Share Agreement, dated January 6, 1997, between Hawaiian Airlines, Inc. and Wings West Airlines, Inc. filed in redacted form since confidential treatment has been requested pursuant to Rule 24.b-2 for certain portions thereof. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997.)***
10.4
Amendment No. 1 to Code Share Agreement, dated as of January 21, 1997, between Hawaiian Airlines, Inc. and Wings West Airlines, Inc. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997.)***
10.5
Aircraft Lease Agreement, dated as of January 3, 1997, between Hawaiian Airlines, Inc. and American Airlines, Inc. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.6	Employment Agreement, effective as of April 14, 1997, between Hawaiian Airlines, Inc. and Paul John Casey. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 1997.)***
10.7	Code Share Agreement, dated July 15, 1997, between Hawaiian Airlines, Inc. and American Airlines, Inc. (Filed as Exhibit 10 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 8, 1997.)***
10.8	Employment Agreement, effective as of December 15, 1997, between Hawaiian Airlines, Inc. and John B. Happ. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998.)***
10.9
Employment Agreement, effective as of March 1, 1998, between Hawaiian Airlines, Inc. and Ruthann S. Yamanaka. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998.)***

10.10
Aircraft Lease Agreement dated as of May 9, 1997, between American Airlines, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.11
Aircraft Lease Agreement dated as of December 12, 1997, between American Airlines, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 31, 1998, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.12
Form of Passenger Aircraft Charter Agreement dated November 9, 1997, effective February 1, 1998 between Hawaiian Vacations, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10 to the Form 10-K filed by Hawaiian Airlines, Inc. on March 29, 1999.)***
10.13
Aircraft Maintenance Services Agreement dated as of October 26, 1999 by and between Hawaiian Airlines, Inc. and Continental Airlines, Inc. (Filed as Exhibit 10(8) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.14
Agreement between U.S. Bank National Association and Hawaiian Airlines, Inc., effective date December 31, 1999. (Filed as Exhibit 10(9) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.15
Aircraft General Terms Agreement AGTA-HWI between The Boeing Company and Hawaiian Airlines, Inc., dated as of December 31, 1999. (Filed as Exhibit 10(10) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.16
Further Letter Agreements relating to Purchase Agreement Number 2252 (Supplemental Agreement No. 1 and Other Matters). (Filed as Exhibit 10.1 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 5, 2000.)***
10.17
Commercial Cooperation Agreement between Northwest Airlines, Inc. and Hawaiian Airlines, Inc., the Partner Agreement between NW and Hawaiian Airlines, Inc., and the Multilateral Prorate Agreement among Hawaiian Airlines, Inc., Northwest Airlines, Inc., and KLM Royal Dutch Airways, all dated May 17, 2000. (Filed as Exhibit 99-2 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 10, 2000, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.18
Employment Agreement for Robert W. Zoller, Jr. as Executive Vice President-Operations and Service, effective as of December 1, 1999. (Filed as Exhibit 99-3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 10, 2000.)***
10.19
Deferred Advance Payments Letter Agreement relating to Purchase Agreement Number 2252. (Filed as Exhibit 99-4 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 10, 2000, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.20
Sublease Agreement 084 dated as of December 8, 2000 between Continental Airlines, Inc. and Hawaiian Airlines, Inc. (Filed as Exhibit 10(14) to the Form 10-K filed by Hawaiian Airlines, Inc. on April 2, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.21
Employment Agreement for Christine Deister as Executive Vice President-Chief Financial Officer-Treasurer, effective as of March 1, 2001. (Filed as Exhibit 1.1 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 2001.)***

10.22
Lease Agreement N475HA dated February 28, 2001, between First Security Bank, N.A. and Hawaiian Airlines, Inc., for one Boeing 717-200 aircraft. (Filed as Exhibit 1.2 to the Form 10-Q filed by Hawaiian Airlines, Inc. on May 15, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement N476HA dated March 14, 2001 with First Security Bank, N.A. and a Lease Agreement N481HA dated July 26, 2001, a Lease Agreement N482HA dated August 13, 2001, a Lease Agreement N483HA dated August 27, 2001 and a Lease Agreement N484HA dated September 12, 2001, each between Wells Fargo Bank, Northwest, N.A. (successor to First Security Bank, N.A.) and Hawaiian Airlines, Inc., each for one Boeing 717-200 aircraft, which leases are substantially identical to Lease Agreement N475HA, except with respect to the aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc., is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.23
Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of June 8, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 28140. (Filed as Exhibit 1.3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of June 8, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 28141 and a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of June 8, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 28139, which lease agreements are substantially identical to Lease Agreement 28140, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.24
Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 24257. (Filed as Exhibit 1.3 to the Form 10-Q filed by Hawaiian Airlines, Inc. on August 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 24258, a Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 25531 and a Lease Agreement between International Lease Finance Corporation and Hawaiian Airlines, Inc., dated as of July 16, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 24259, which lease agreements are substantially identical to Lease Agreement 24257, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***

10.25
Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33421. (Filed as Exhibit 1.5 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33422, a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33423, a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33424 and a Lease Agreement between AWMSI and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33425, which lease agreements are substantially identical to Lease Agreement 33421, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.26
Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33426. (Filed as Exhibit 1.6 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.) (Hawaiian Airlines, Inc. has also entered into a Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001 for one Boeing Model 767-33AER aircraft, Manufacturer's Serial Number 33427, a Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33428 and a Lease Agreement between BCC Equipment Leasing Corporation and Hawaiian Airlines, Inc., dated as of September 20, 2001, for one Boeing Model 767-33 AER aircraft, Manufacturer's Serial Number 33429, which lease agreements are substantially identical to Lease Agreement 33426, except with respect to aircraft information, delivery date and certain other information as to which Hawaiian Airlines, Inc. is requesting confidential treatment, and pursuant to S-K Item 601, Instruction 2, these lease agreements are not being filed herewith.)***
10.27
Code Share Agreement dated July 1, 2001 between Hawaiian Airlines, Inc. and Alaska Airlines, Inc. (Filed as Exhibit 1.7 to the Form 10-Q filed by Hawaiian Airlines, Inc. on November 14, 2001, in redacted form since confidential treatment has been requested for certain portions thereof.)***
10.28
PW4060 Engine Fleet Management Program Agreement by and between United Technologies Corporation Pratt & Whitney Division and Hawaiian Airlines, Inc., dated as of October 5, 2001. (Filed as Exhibit 10.1 to the Form 10-K filed by Hawaiian Airlines, Inc. on April 1, 2002, in redacted form since confidential treatment for certain provisions thereof has been requested.)***
13.1	Annual Report to Shareholders for fiscal year 2001.**
13.2	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002.**

21.1	List of Subsidiaries of Hawaiian Holdings, Inc.*
23.1	Consent of Ernst & Young LLP (relating to financial statements of Hawaiian Airlines, Inc.).****
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in the opinions filed as Exhibit 5.1 and 8.1).**
99.1	Form of proxy for holders of common stock for annual meeting of shareholders of Hawaiian Airlines, Inc.****
99.2
Consent of John W. Adams, Todd G. Cole, Robert G. Coo, Joseph P. Hoar, Reno F. Morella, Samson Poomaihealani, Edward Z. Safady, Sharon L. Soper, Thomas J. Trzanowski and William M. Weisfield, as persons about to become directors of Registrant.*
99.3	Consent of Gregory S. Anderson, as a person about to become a director of Registrant.****
99.4	Form of proxy for holders of special preferred stock for annual meeting of shareholders of Hawaiian Airlines, Inc.****

*
Filed previously.

**
To be filed by pre-effective amendment.

***
Hereby incorporated by reference.

****
Filed herewith.

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PROXY STATEMENT/PROSPECTUS REORGANIZATION PROPOSED—YOUR VOTE IS VERY IMPORTANT
ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS
SUMMARY OF THE REORGANIZATION PROPOSAL
The Principal Parties (Page 64)
What You Will Receive in the Reorganization (Page 23)
Conditions to Completion of the Reorganization (Page 23)
Regulatory Requirements (Page 26)
Termination of the Merger Agreement (Page 24)
Related Transactions (Page 24)
Markets and Market Prices
Certain Financial Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
ANNUAL MEETING OF HAWAIIAN SHAREHOLDERS
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: THE REORGANIZATION
DESCRIPTION OF HAWAIIAN HOLDINGS CAPITAL STOCK
DESCRIPTION OF HAWAIIAN CAPITAL STOCK
COMPARATIVE RIGHTS OF HOLDERS OF HAWAIIAN HOLDINGS CAPITAL STOCK AND HAWAIIAN CAPITAL STOCK
INFORMATION ABOUT HAWAIIAN
MANAGEMENT, EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACTIONS
Standing Board Committee Membership Roster as of December 31, 2001
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Value
Submitted by the Compensation Committee Edward F. Safady, Chairperson Reno F. Morella Thomas J. Trzanowski
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG HAWAIIAN AIRLINES, INC., THE S & P 500 INDEX AND A PEER GROUP
Submitted by the Audit Committee Todd G. Cole, Chairperson Joseph P. Hoar William M. Weisfield
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
LEGAL OPINIONS
EXPERTS
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR SUBMITTING FUTURE SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER among HAWAIIAN HOLDINGS, INC., HAWAIIAN AIRLINES, INC. and HA SUB INC. Dated as of May 2, 2002
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HAWAIIAN HOLDINGS, INC.
FORM OF AMENDED BY-LAWS of HAWAIIAN HOLDINGS, INC. (A Delaware Corporation)
ARTICLE 1 DEFINITIONS
ARTICLE 2 STOCKHOLDERS
ARTICLE 3 DIRECTORS
ARTICLE 4 COMMITTEES OF THE BOARD
ARTICLE 5 OFFICERS
ARTICLE 6 STOCK CERTIFICATES
ARTICLE 7 INDEMNIFICATION
ARTICLE 8 BOOKS AND RECORDS
ARTICLE 9 SEAL
ARTICLE 10 FISCAL YEAR
ARTICLE 11 PROXIES AND CONSENTS
ARTICLE 12 AMENDMENTS
DISSENTERS' RIGHTS SECTIONS UNDER THE HAWAII BUSINESS CORPORATION ACT
A. Right to Dissent and Obtain Payment for Shares.
B. Procedure for Exercise of Dissenters' Rights.
C. Judicial Appraisal of Shares.
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Exhibit Index